EXHIBIT 10.1

Execution version

QUOTA PURCHASE AGREEMENT AND OTHER COVENANTS

among

EAC DO BRASIL PARTICIPAÇÕES LTDA.

as Purchaser,

HRT PARTICIPAÇÕES EM PETRÓLEO S.A.

as Seller,

and

AIR AMAZONIA SERVIÇOS AERONÁUTICOS LTDA.

and

ERICKSON AIR-CRANE INC.

as intervening parties.

Rio de Janeiro, July 19, 2013

TABLE OF CONTENTS

THE PARTIES		1
WHEREAS		2
1.	DEFINITIONS AND INTERPRETATION	3
2.	PURPOSE OF THIS AGREEMENT	3
3.	PURCHASE AND SALE OF QUOTAS	4
4.	PURCHASE PRICE AND PAYMENT	4
5.	COVENANTS BETWEEN SIGNING AND CLOSING	9
6.	REPRESENTATIONS AND WARRANTIES	13
7.	CONDITIONS TO OBLIGATIONS OF THE PURCHASER	14
8.	CONDITIONS TO OBLIGATIONS OF THE SELLER	15
9.	CLOSING	16
10.	POST-CLOSING COVENANTS	17
11.	BEST EFFORTS COMMITMENT	19
12.	INDEMNIFICATION	19
13.	INDEMNIFICATION PROCEDURES	21
14.	NON-COMPETE AND NON-SOLICIT	23
15.	TERMINATION	23
16.	CONFIDENTIALITY	24
17.	PUBLIC ANNOUNCEMENTS	25
18.	NOTIFICATIONS	25
19.	GENERAL PROVISIONS	26
20.	APPLICABLE LAW AND ARBITRATION	28
SCHEDULE 1 – DEFINITIONS		32
SCHEDULE 6.1 – REPRESENTATIONS AND WARRANTIES BY THE SELLER		39
APPENDIX 10 – COMPANY’S ARTICLES OF ASSOCIATION		53
APPENDIX 37 – PROPERTIES		54
APPENDIX 47 – INTELLECTUAL PROPERTY RIGHTS		55
APPENDIX 61 – MATERIAL CONTRACTS		56
APPENDIX 65 – PENDING TAX DEBTS		57
APPENDIX 78 – INSURANCE CLAIMS		58
APPENDIX 80 – CODIFIED LIST OF EMPLOYMENT CONTRACTS		59

APPENDIX 81 – OUTSOURCED EMPLOYEES	60
SCHEDULE 6.2 – REPRESENTATIONS AND WARRANTIES BY THE PURCHASER	61
SCHEDULE 9.3.1(I) – CLOSING CERTIFICATE	62
EXHIBIT A – AERIAL SERVICES AGREEMENT	Page 1
EXHIBIT B – MAINTENANCE AND OTHER SERVICES AGREEMENT	Page 1

QUOTA PURCHASE AGREEMENT AND OTHER COVENANTS

By virtue of this private instrument,

THE PARTIES

On one side:

1.

EAC DO BRASIL PARTICIPAÇÕES LTDA., a limited liability (sociedade limitada) company duly incorporated and existing according to the laws of the Federative Republic of Brazil, registered with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 17.975.592/0001-60, headquartered at Av. Jurubatuba, 261 (parte), City of São Paulo, State of São Paulo, CEP 04583-100, Brazil, herein represented by its managers, Mr. João Claudio de Luca Junior, a Brazilian citizen, married, lawyer, with identity card (RG) No. 17.973.944SSP/SP, registered with the Taxpayer Registry (CPF/MF) under No. 128.407.498-66; and Mrs. Ana Luisa Castro Cunha Derenusson, a Brazilian citizen, married, lawyer, with identity card (RG) No. 18.601.250-0 SSP/SP, registered with the Taxpayer Registry (CPF/MF) under No. 255.918.248-38, both with professional address in the City of São Paulo, State of São Paulo, at RuaFidêncio Ramos, 195, 10[o] andar, CEP 04551-010 (the “Purchaser”); and

On the other side:

2.

HRT PARTICIPAÇÕES EM PETRÓLEO S.A., a corporation by shares (sociedade por ações) duly incorporated and existing according to the laws of the Federative Republic of Brazil, registered with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 10.629.105/0001-68, headquartered at Avenida Atlântica, 1130, Entrada 1, City of Rio de Janeiro, State of Rio de Janeiro, Brazil, herein represented by its Chief Executive Officer Mr. Milton Romeu Franke, a Brazilian citizen, married, geologist, with identity card No. 921.706, registered with the Taxpayer Registry (CPF/MF) under No. 018.449.977-15, and its Chief Finance Officer Mr. Ricardo Bottas Dourado dos Santos, a Brazilian citizen, married, administrator, with identity card No. 1214385621, registered with the Taxpayer Registry (CPF/MF) under No. 769.899.255-15, both with professional address in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Atlântica, 1130, 10[o] andar—parte (the “Seller”);

The Seller and the Purchaser will be individually referred to as a “Party” and will be collectively referred to as the “Parties”.

And, as intervening parties:

3.

AIR AMAZONIA SERVIÇOS AERONÁUTICOS LTDA., a limited liability company (sociedade limitada) duly incorporated and existing according to the laws of the Federative Republic of Brazil, registered with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 13.052.453/0001-03, headquartered at Rua Ponta Grossa, 229, City of Manaus, State of Amazonas, CEP 69074-190, herein represented by its Directors, Mr. José Carlos de Araújo Pedrosa, a Brazilian citizen, married, administrator, with identity card No. 04826406-3, registered with the Taxpayer Registry (CPF/MF) under No.708.729.107-68, and Mr. Rogério Affonso Izzo Pinto, a

Brazilian citizen, married, pilot, with identity card No. 440921, registered with the Taxpayer Registry (CPF/MF) under No. 959.312.607-49, both with professional address in the City of Rio de Janeiro, State of Rio de Janeiro, at AvenidaAtlântica, 1130, 10[o] andar—parte (the “Company”); and

4.	solely with respect to Section 4.2.7, ERICKSON AIR-CRANE INC., a company duly incorporated and existing according to the laws of the State of Delaware, United States of America (“Parent Guarantor”).

WHEREAS

I.	The Company is engaged in the following activities: (i) hiring and management of workforce related to civil aviation; (ii) instruction and training related to aeronautical activities; (iii) rendering services of maintenance and repair of aircraft, engines, components and related services; (iv) aircraft hangarage; (v) purchase and sale of aeronautical components and equipment; (vi) aircraft management; (vii) import, export and trade of aeronautical components and equipment; and (viii) management of airports and field landing operations (the “Business”).

II.	The Company entered into agreement No. HRT-SOL-027/2012 with HRT O&G Exploração e Produção de Petróleo Ltda., a limited liability company incorporated and existing according to the laws of the Federative Republic of Brazil, registered with the CNPJ/MF under No. 11.058.804/0001-68 (“HRT O&G”), a company controlled by the Seller, for the rendering of specialized manpower for the operation and maintenance of aircraft, hangarage and other covenants on January 23, 2012 (“Services Agreement”).

III.	The Company’s stock capital is ten million and five hundred thousand Reais (BRL 10,500,000) divided into ten million and five hundred thousand (10,500,000) quotas with a par value of one Real (BRL 1.00) each, fully subscribed and paid up and free from any Encumbrances (the “Quotas”).

IV.	The Seller is the legal and registered owner of all the issued and outstanding Quotas.

V.	Subject to the terms and conditions provided herein, the Seller is willing to sell to the Purchaser, and the Purchaser is willing to purchase from the Seller, all of the issued and outstanding Quotas, free and clear of all Encumbrances, on a debt-free basis.

VI.	Subject to the terms and conditions provided herein, subsequent to the closing of the transactions contemplated herein, the Purchaser is willing to cause the Company or another of the Company’s subsidiaries or Affiliates to enter into an aerial services agreement substantially in the form attached hereto as Exhibit A, for the provision of high quality aerial services to HRT O&G, and HRT O&G is willing to enter into such agreement (the “Aerial Services Agreement”).

VII.	Subject to the terms and conditions provided herein, concurrently with the Closing of the transactions contemplated herein, the Purchaser is willing to cause the Company or another of the Company’s subsidiaries or Affiliates to enter into an maintenance and other services agreement substantially in the form attached hereto as Exhibit B, for the provision of high quality maintenance and other services to HRT O&G, and HRT O&G is willing to enter into such agreement (the “Maintenance and Other Services Agreement”).

NOW THEREFORE, the Purchaser and the Seller have agreed to enter into this Quota Purchase Agreement (the “Agreement”) pursuant to the following:

1. DEFINITIONS AND INTERPRETATION

1.1. Definitions

Except as otherwise set out herein, capitalized terms used in this Agreement shall have the meaning attributed to them in Schedule 1 hereof and elsewhere in this Agreement.

1.2. Interpretation

(i)	References to “Reais” or “BRL” refer to the official currency of Brazil.

(ii)	References to “US Dollars” or “US$” refer to the official currency of the United States of America.

(iii)	Where there exists any inconsistency between the definitions set out in Schedule 1 and the definitions set out in any other section or schedule of this Agreement, for the purposes of construing such section or schedule, the definitions set out in such section or schedule shall prevail.

(iv)	Although this Agreement is written in English, words appearing in Portuguese in italics shall have their accepted meanings under Brazilian Law.

(v)	The headings and captions herein are inserted for convenience of reference only and shall not limit or be used to interpret the clauses, paragraphs or sections to which they apply.

(vi)	The terms “include”, “including”, and similar terms shall be construed as if followed by the phrase “without limitation”.

(vii)	Whenever required by the context, references in this Agreement in the singular shall include the plural and vice versa and the masculine gender shall include the feminine gender and vice versa.

(viii)	References to any document or other instruments include all amendments, replacements and restatements thereof and supplements thereto except where expressly provided otherwise.

(ix)	Unless otherwise expressly stated herein, references to clauses, sections, appendices or schedules refer to clauses, sections, appendices and schedules of this Agreement.

2. PURPOSE OF THIS AGREEMENT

The purpose of this Agreement is the acquisition (on a debt-free basis) by the Purchaser of the Business, including all of the Company’s rights, obligations, assets and legal relationships, by means of the purchase of all of the Quotas.

3. PURCHASE AND SALE OF QUOTAS

Subject to the terms and conditions of this Agreement, the Seller shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, at Closing, all of the Quotas, free from any Encumbrances (the “Transaction”).

4. PURCHASE PRICE AND PAYMENT

4.1. Purchase Price

4.1.1. The total consideration to be paid for all of the Quotas (the “Purchase Price”) shall be an amount in Reais, determined at the Exchange Rates on the dates specified in Section 4.2, equivalent to (a) six million US Dollars (US$ 6,000,000) (the “Base Purchase Price”), as may be adjusted pursuant to Section 4.3, (b) plus the Final Closing NWC, (c) minus the Final Closing Indebtedness and (d) plus the Additional Payments as calculated pursuant to Section 4.5. The Purchase Price shall be paid by the Purchaser to the Seller in accordance with the provisions of Section 4.2.

4.1.2. The Seller and the Purchaser hereby agree and acknowledge that the Base Purchase Price shall be subject to amendment on or prior to the Closing Date to reflect the actual aggregate value of all of the Quotas as determined in an appraisal of all of the Quotas (the “Appraisal”), and the Seller and the Purchaser agree to take any actions necessary to amend the Base Purchase Price accordingly.

4.2. Payment and Payment Conditions

4.2.1. Subject to the terms and conditions of this Agreement, the Purchase Price shall be paid in accordance with this Section 4.2.

4.2.2. At least five (5) days prior to the Closing Date, the Seller shall deliver to the Purchaser an estimated balance sheet of the Company as of the Closing accompanied by a statement setting forth a detailed calculation of the Closing NWC (the “Estimated Closing NWC”) and of the Closing Indebtedness (the “Estimated Closing Indebtedness”), in each case determined in accordance with BR GAAP and the definitions of Closing NWC and Closing Indebtedness set forth herein. The statement must be accompanied by a certificate from the accountants of the Company confirming that the amount of the Estimated Closing Indebtedness is accurate and complete in accordance with BR GAAP. The Parties intend for the Estimated Closing NWC to be equal to US$ 0 and for the Company to have sufficient cash at Closing to offset the amount by which the Closing NWC would otherwise be less than US$ 0.

4.2.3. Closing Date Payment. On the Closing Date, the Purchaser shall pay to the Seller in Reais an amount equivalent to the Base Purchase Price determined at the Exchange Rate as of the Closing Date (the “Closing Date Payment”).

4.2.4. Additional Payments. The Purchaser shall also pay to the Seller the following additional payments (each, an “Additional Payment”) as set forth below:

(i)	On or before the date that is forty-five (45) days following the end of the first term of the Aerial Services Agreement, the amount in Reais equivalent to the First Year Additional Payment, as determined pursuant to Section 4.5.1, determined at the Exchange Rate on such date;

(ii)	On or before the date that is forty-five (45) days following the end of the second term of the Aerial Services Agreement, provided that the term of such agreement has been extended for a second term pursuant to the terms thereof, the amount in Reais equivalent to the Second Year Additional Payment, as determined pursuant to Section 4.5.2, determined at the Exchange Rate on such date; and

(iii)	On or before the date that is forty-five (45) days following the end of the third term of the Aerial Services Agreement, provided that the term of such agreement has been extended for a third term pursuant to the terms thereof, the amount in Reais equivalent to the Third Year Additional Payment, as determined pursuant to Section 4.5.3, determined at the Exchange Rate on such date.

4.2.5. The payment of each installment of the Purchase Price shall be made by the Purchaser by wire transfer to the following bank account designated by the Seller:

HRT Participações em Petróleo S/A

CNPJ: 10.629.105/0001-68

Banco Itaú (341) Branch (Agência) 0911 Account number (cc) 105377

4.2.6. If the Purchaser fails to pay by the applicable due date any amount due pursuant to an Additional Payment (an “Overdue Amount”), (i) the Purchaser shall be obligated to immediately pay an amount equal to two percent (2%) of the Overdue Amount (which such payment shall be deemed a penalty and not a credit against the Purchaser’s obligation to pay the Overdue Amount) and (ii) until and including the date such Overdue Amount is paid in full, the Purchaser shall pay interest on such Overdue Amount at a monthly rate equal to one percent (1%) of the Overdue Amount; provided, however, that such interest rate shall not exceed the maximum interest rate permitted under Brazilian Law.

4.2.7. Parent Guarantor hereby fully, unconditionally and irrevocably guarantees to the Seller, the full, complete and timely compliance with and performance by the Purchaser of the obligations of the Purchaser pursuant to Section 4.2.4 hereof.

4.3. Purchase Price Adjustment

4.3.1. Within thirty (30) days following the Closing Date, the Purchaser shall prepare and deliver to the Seller the following preliminary statements (the “Preliminary Statements”), together with reasonable supporting documentation: (A) a statement of the Closing NWC (the “Preliminary Closing NWC”) and (B) a statement of the Closing Indebtedness (the “Preliminary Closing Indebtedness”). The Preliminary Statements shall be prepared in accordance with BR GAAP and the definitions of Closing NWC and Closing Indebtedness contained herein.

4.3.2. The Seller shall have fifteen (15) days following delivery to the Seller of the Preliminary Statements to review the Preliminary Statements, and to notify the Purchaser if it believes that (A) any of the Preliminary Statements contain mathematical or other errors or (B) the calculation of Closing NWC or Closing Indebtedness therein was not in accordance with the definition(s) thereof contained herein, and, in each case, Seller’s notice shall specify the reasons therefor in reasonable detail. If the Seller fails to properly notify the Purchaser of any such dispute with respect to any or all Preliminary Statements within such fifteen (15) day period, such Preliminary Statements and the amounts reflected therein shall be deemed final.

In the event that the Seller shall so notify the Purchaser of any dispute, the Seller and the Purchaser shall cooperate in good faith to resolve such dispute as promptly as possible, and upon such resolution, if any, any adjustments to such Preliminary Statements and the amounts reflected therein shall be made in accordance with the agreement of the Purchaser and the Seller.

4.3.3. If the Purchaser and the Seller are unable to resolve any such dispute within thirty (30) days (or such longer period as the Purchaser and the Seller shall mutually agree in writing) of the Seller’s delivery of such notice, such dispute shall be resolved by an independent internationally recognized accounting firm mutually selected by the Parties (the “Independent Accounting Firm”), and such determination shall be final and binding on the Parties. The Seller and the Purchaser will each bear fifty percent (50%) of the costs of the Independent Accounting Firm’s services. The Independent Accounting Firm shall be instructed to use every reasonable commercial effort to perform its services within thirty (30) days of submission of the applicable Preliminary Statement(s) to it and, in any case, as promptly as practicable after such submission. The Independent Accounting Firm shall (A) act as an expert in accounting, and not as an arbitrator, to resolve only the specific items in dispute by the Parties, (B) render its determination in accordance with this Agreement and otherwise in accordance with BR GAAP, (C) determine any adjustment to the Base Purchase Price for each disputed item within the range of values assigned to each such disputed item in the Preliminary Statements and the Seller’s notice delivered pursuant to Section 4.3.2, respectively, and (D) render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting adjustment. The Parties will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting Firm may reasonably request and are available to such Party (or its independent auditor) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the disputed items with the Independent Accounting Firm.

4.3.4. The “Post-Closing Adjustment” means an amount equal to, without duplication, zero (i) plus the Final Closing NWC (ii) minus the Final Closing Indebtedness. If the Post-Closing Adjustment is a positive amount, then the Purchaser shall pay the Seller the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Seller shall pay the Purchaser the amount of the Post-Closing Adjustment. The Purchaser or the Seller, as the case may be, shall, within ten (10) Business Days after the final determination of the Final Closing NWC and Final Indebtedness pursuant to this Section 4.3, make payment to the other by wire transfer in immediately available funds of the equivalent in Reais to the Post-Closing Adjustment, as determined pursuant to this Section 4.3.4, determined at the Exchange Rate on the date of payment.

4.4. Taxes

Each Party will be responsible, according to applicable Law, for calculating, assessing, withholding and paying all Taxes within its respective scope of liability in connection with this Agreement. The Purchase Price will neither be increased nor decreased as a result of any Taxes owed or otherwise payable by any of the Parties in connection with this Agreement.

4.5. Additional Payments

4.5.1. First Year Additional Payment. The “First Year Additional Payment” shall be calculated as follows:

(i)	If the US Dollar revenues actually received by the Company and Parent Guarantor on or before the First Year Additional Payment Date pursuant to the Aerial Services Agreement, the Amended and Restated Leases and the Maintenance and Other Services Agreement (disregarding the conversion of such amounts into Reais pursuant to the terms of such agreements) for services rendered during the First Year Additional Payment Calculation Period equal or exceed twenty-nine million US Dollars (US$ 29,000,000) and are less than forty-five million US Dollars (US$ 45,000,000), the First Year Additional Payment shall equal the product of (x) twelve and one half percent (12.5%) multiplied by (y) an amount equal to (1) the Company Revenues (as determined in accordance with BR GAAP) for the applicable Calculation Period minus (2) twenty-nine million US Dollars (US$ 29,000,000); or

(ii)	If the US Dollar revenues actually received by the Company and Parent Guarantor on or before the First Year Additional Payment Date pursuant to the Aerial Services Agreement, the Amended and Restated Leases and the Maintenance and Other Services Agreement (disregarding the conversion of such amounts into Reais pursuant to the terms of such agreements) for services rendered during the First Year Additional Payment Calculation Period equal or exceed forty-five million US Dollars (US$ 45,000,000), the First Year Additional Payment shall equal the sum of (x) two million US Dollars (US$ 2,000,000) plus (y) the product of (A) thirteen and one third percent (13.3333%) multiplied by (B) an amount equal to (1) the Company Revenues (as determined in accordance with BR GAAP) for the applicable Calculation Period minus (2) forty-five million US Dollars (US$ 45,000,000); provided, that in no event shall the First Year Additional Payment exceed four million US Dollars (US$ 4,000,000).

4.5.2. Second Year Additional Payment. The “Second Year Additional Payment” shall be calculated as follows:

(i)	If the US Dollar revenues actually received by the Company on or before the Second Year Additional Payment Date pursuant to the Aerial Services Agreement (disregarding the conversion of such amounts into Reais pursuant to the terms of such agreement) for services rendered during the Second Year Additional Payment Calculation Period equal or exceed twenty-nine million US Dollars (US$ 29,000,000) and are less than forty-five million US Dollars (US$ 45,000,000), the Second Year Additional Payment shall equal the product of (x) twelve and one half percent (12.5%) multiplied by (y) an amount equal to (1) the revenues actually received by the Company pursuant to the Aerial Services Agreement (as determined in accordance with BR GAAP) for the applicable Calculation Period minus (2) twenty-nine million US Dollars (US$ 29,000,000); or

(ii)	If the US Dollar revenues actually received by the Company on or before the Second Year Additional Payment Date pursuant to the Aerial Services Agreement (disregarding the conversion of such amounts into Reais pursuant to the terms of such agreement) for services rendered during the Second Year Additional Payment Calculation Period equal or exceed forty-five million US Dollars (US$ 45,000,000), the Second Year Additional Payment shall equal the sum of (x) two million US Dollars (US$ 2,000,000) plus (y) the product of (A) twenty percent (20%) multiplied by (B) an amount equal to (1) the revenues actually received by the Company pursuant to the Aerial Services Agreement (as determined in accordance with BR GAAP) for the applicable Calculation Period minus (2) forty-five million US Dollars (US$ 45,000,000); provided, that in no event shall the Second Year Additional Payment exceed five million US Dollars (US$ 5,000,000).

4.5.3. Third Year Additional Payment. The “Third Year Additional Payment” shall be calculated as follows:

(i)	If the US Dollar revenues actually received by the Company on or before the Third Year Additional Payment Date pursuant to the Aerial Services Agreement (disregarding the conversion of such amounts into Reais pursuant to the terms of such agreement) for services rendered during the Third Year Additional Payment Calculation Period equal or exceed twenty-nine million US Dollars (US$ 29,000,000) and are less than forty-five million US Dollars (US$ 45,000,000), the Third Year Additional Payment shall equal the product of (x) twelve and one half percent (12.5%) multiplied by (y) an amount equal to (1) the revenues actually received by the Company pursuant to the Aerial Services Agreement (as determined in accordance with BR GAAP) for the applicable Calculation Period minus (2) twenty-nine million US Dollars (US$ 29,000,000); or

(ii)	If the US Dollar revenues actually received by the Company on or before the Third Year Additional Payment Date pursuant to the Aerial Services Agreement (disregarding the conversion of such amounts into Reais pursuant to the terms of such agreement) for services rendered during the Third Year Additional Payment Calculation Period equal or exceed forty-five million US Dollars (US$ 45,000,000), the Third Year Additional Payment shall equal the sum of (x) two million US Dollars (US$ 2,000,000) plus (y) the product of (A) twenty percent (20%) multiplied by (B) an amount equal to (1) the revenues actually received by the Company pursuant to the Aerial Services Agreement (as determined in accordance with BR GAAP) for the applicable Calculation Period minus (2) forty-five million US Dollars (US$ 45,000,000); provided, that in no event shall the Second Year Additional Payment exceed five million US Dollars (US$ 5,000,000).

4.5.4. For the avoidance of doubt, if the US Dollar revenues actually received by the Company and Parent Guarantor pursuant to the Aerial Services Agreement, the Amended and Restated Leases and the Maintenance and Other Services Agreement, as applicable, by the Additional Payment Date applicable to a Calculation Period is less than twenty-nine million US Dollars (US$ 29,000,000) (disregarding the conversion of such amounts into Reais pursuant to the terms of such agreements), then the Purchaser shall not be obligated to pay to the Seller an Additional Payment with respect to such Calculation Period.

4.5.5. The Purchaser’s obligation to pay each of the Additional Payments to the Seller in accordance with this Section 4.5 is an independent obligation of the Purchaser and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Additional Payment and the obligation to pay an Additional Payment to the Seller shall not obligate the Purchaser to pay any preceding or subsequent Additional Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the First Year Additional Payment are not satisfied, but the conditions precedent to the payment of the Second Year Additional Payment are satisfied, then the Purchaser would be obligated to pay the Second Year Additional Payment for which the corresponding conditions precedent have been satisfied, and not the First Year Additional Payment.

5. COVENANTS BETWEEN SIGNING AND CLOSING

5.1. Operation of the Company

5.1.1. From the date hereof until the Closing Date, the Company shall, and the Seller shall cause the Company to, conduct its activities in the ordinary course of business, in accordance with applicable Laws and preserve and protect the Company’s assets and the goodwill of the Business (including existing relationships with customers, suppliers and any other third party with whom the Company may have a relationship). In furtherance and not in limitation of the foregoing, except as contemplated by this Agreement, without the Purchaser’s prior written consent, during the period commencing on the date hereof and ending on the Closing Date, the Company shall not, and the Seller shall cause the Company not to:

(i)	make any change to the Company’s articles of association other than any changes in connection with the Transaction as set forth herein;

(ii)	transfer any Quotas to any Person;

(iii)	declare or pay dividends, pay any interest on equity (jurossobre capital próprio) or make any other distributions (in cash, quotas, property or any combination of the same) to the Seller;

(iv)	incorporate any subsidiary company or be a party to any reorganization, merger, statutory share exchange, consolidation, amalgamation, spin-off, split-off or similar corporate transaction outside of the ordinary course of business;

(v)	pay any costs, bonuses or any other amount to the Seller and/or to any Related Party;

(vi)	enter into any new Contract or amend or modify any existing Contract with any trade union, works council or similar body of employee representatives;

(vii)	grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any employees of the Company;

(viii)	acquire, sell, assign or otherwise dispose of any of its tangible or intangible assets, other than inventory held for sale in the ordinary course of business;

(ix)	mortgage, pledge, grant a security interest in or create any other Encumbrance on any of its property or assets;

(x)	make any capital expenditure which in the aggregate exceeds two hundred and fifty thousand Reais (BRL 250,000);

(xi)	change the fiscal year of the Company, revalue any of its material assets or make any change in any method of accounting or accounting practice or policy;

(xii)	incur any indebtedness for borrowed money or make any loan or advance to any Person;

(xiii)	make any forward purchase commitments either in excess of the requirements of the Company in the ordinary course of business or at prices higher than the current market prices;

(xiv)	cancel or reduce insurance coverage;

(xv)	settle or agree to settle any lawsuit involving the Company which may reasonably be expected to result in a liability to the Company equal to or higher than two hundred and fifty thousand Reais (BRL 250,000);

(xvi)	terminate, amend or enter into any Material Contract, or waive, release or assign any rights or claims thereunder, except for the renewal or extension of any Material Contract;

(xvii)	fail to use its commercially best efforts to renew any permit, license, approval, certification, registration or consent issued or granted by a Governmental Authority that is necessary or otherwise advisable for the conduct of the Business;

(xviii)	formulate any request to any Governmental Authority that authorizes or implies the assignment, transfer, forfeiture, abandonment, modification or revocation of any permit, license, approval, certification, registration or consent issued or granted by a Governmental Authority that is necessary or otherwise advisable for the conduct of the Business;

(xix)	accelerate or delay the collection of receivables, grant volume rebates or discounts to customers or factor receivables, in each case outside the ordinary course of business or inconsistent with past practice;

(xx)	waive, defer or release any unpaid amount or obligation owed or due in favor of the Company by the Seller or Related Parties;

(xxi)	take any action or omit to take any action that would reasonably be expected to result in or would imply a breach of the Seller’s Representations; or

(xxii)	resolve, agree, commit or enter into any Contract or understanding to do any of the foregoing.

5.2. Revocation of Powers of Attorney

On or prior to the Closing Date, the Company shall, and the Seller shall cause the Company to, revoke any and all powers of attorney granted by the Company that the Purchaser requests be revoked at least three (3) days prior to the Closing.

5.3. Termination of the Services Agreement

On or prior to the Closing Date, the Company shall, and the Seller shall cause the Company to, terminate the Services Agreement.

5.4. Delivery of the Company’s financial statement for 2012

On or prior to the Closing Date, the Company shall, and the Seller shall cause the Company to, provide the Purchaser with a pro forma financial statement of the Company (as a stand-alone company) for the year ended 31 December 2012.

5.5. Approval of the Aerial Services Agreement

On or prior to the Closing Date, the Company shall, and the Seller shall cause the Company to, obtain the approval of the Management Committee of the Solimões Project for the execution of (a) the Aerial Services Agreement substantially in the form attached hereto as Exhibit A and (b) the Maintenance and Other Services Agreement substantially in the form attached hereto as Exhibit B, in each case under the terms of the corresponding Joint Operating Agreement – JOA entered into between HRT O&G and TNK-BrasilExploração e Produção de Óleo e Gás Ltda. (currently Rosneft Brasil E&P Ltda.) on October 31, 2011.

5.6. Environmental Licenses

On or prior to the Closing Date, the Company shall, and the Seller shall cause the Company to, transfer and assign to the Purchaser all environmental licenses issued in the Company’s name or, if applicable, granted to the relevant airports, necessary for the ownership and operation of the Properties (the “Environmental Licenses”).

5.7. Municipal Operation Permits

On or prior to the Closing Date, the Company shall, and the Seller shall cause the Company to, provide the Purchaser with all necessary valid operation permits issued by the Municipality of Manaus, State of Amazonas, in relation to the Property located in the City of Manaus, State of Amazonas (the “Municipal Operation Permits”).

5.8. Execution of Real Estate Concession Agreement—Manaus

On or prior to the Closing Date, the Company shall, and the Seller shall cause the Company to, execute and deliver that certain real estate concession agreement in relation to the Property located in the Airport of Manaus, State of Amazonas (the “Real Estate Concession Agreement”).

5.9. Negotiation of Real Estate Concession Agreement—Carauari

From the date hereof and until the Closing Date, the Company shall, and the Seller shall cause the Company to, provide the Purchaser with regular updates regarding the status of negotiations in connection with the real estate concession agreement in relation to the Property located in the Airport of Carauari, State of Amazonas.

5.10. Execution of sublease or free-lease agreements – Manaus and Carauari

On or prior to the Closing Date, the Company shall, and the Seller shall cause the Company to, execute and deliver to the Purchaser the sublease or free-lease agreements for the Properties located in the Cities of Manaus and Carauari, State of Amazonas.

5.11. Appraisal Report

On or prior to the Closing Date, the Company shall, and the Seller shall cause the Company to, provide all information required by the Purchaser and the independent expert to complete the Appraisal.

5.12. Assignment of HeliOne PBH Contract

To the extent requested by the Purchaser on the Closing Date, the Parties shall use their best efforts to bifurcate and/or assign the HeliOne PBH Contract to, at the Purchaser’s sole discretion, the Company, the Purchaser or any of Purchaser’s Affiliates within ninety (90) days of Closing.

5.13. Access

5.13.1. The Purchaser shall have the right to send a maximum of two (2) observers to any meeting of the Company’s management from the date hereof and until the Closing Date. The Purchaser acknowledges and agrees that any information provided to the Purchaser or any of its officers, employees, counsel, financial advisors and other agents pursuant to this Section 5.13 is subject to the confidentiality obligations set forth in this Agreement. The Seller and the Company shall provide the Purchaser with at least five (5) days’ written notice of any such meetings.

5.13.2. From and after the date hereof, subject to applicable Law, upon the request of the Purchaser, the Seller shall cause the Company to: (i) provide the Purchaser and any of its directors, officers, employees, agents, advisors or Affiliates with full access to its properties, premises, offices, facilities, books, records, directors, officers, employees, agents and advisors; provided, however, that such access shall be at reasonable times and upon reasonable prior notice; (ii) furnish to the same Persons as enumerated in clause (i) such financial and operating data and all other information reasonably requested by the Purchaser, including management accounts consisting of (a) monthly sales reports of the Company as of the end of each given month and (b) profit and loss accounts and balance sheets of the Company each as of the end of each fiscal quarter; and (iii) direct the Company and its directors, officers, employees, agents and advisors to cooperate fully with the Purchaser and its Affiliates and their respective directors, officers, employees, agents and advisors regarding requests for access and information pursuant to this Section 5.13.2.

5.14. Advice of Changes

From the date hereof to the Closing Date, the Seller shall promptly advise the Purchaser in writing upon acquiring knowledge of any material fact which, if existing or known as of the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the Representations untrue in any respect or any fact which, if existing or known at any time after the date hereof, would make any of the Closing Conditions impossible or reasonably unlikely to be fulfilled prior to the longstop date referred to in Section 15.1(i).

5.15. Employees

Prior to the Closing, the Seller, in consultation with the Purchaser, shall cause the Company to have no more than sixty-four (64) employees. The Seller shall be responsible for all costs and expenses associated with such reduction of the number of Company employees, as well as for all required procedures to complete all such terminations, including without limitation any severance payments and ratification of the termination papers with the union or Ministry of Labor and Employment (Ministério do Trabalho e Emprego) where applicable.

5.16. Transition Period

5.16.1. From and after the Closing and for the period set forth in the Migration Plan (defined below), which period shall not exceed one (1) year, the Seller shall provide, or shall cause its Affiliates to provide, to the Company, on a transitional basis and without additional costs to the Purchaser, certain services of the type that have historically been provided by the Seller or its Affiliates to the Company (collectively, the “Migration Services”). In the event that the Seller incurs or advances any expenses on behalf of the Purchaser with current and future service providers in connection with the provision of Migration Services, provided that such expenses are approved in writing by the Purchaser prior to incurring such expenses, the Purchaser shall reimburse the Seller within ten (10) days from the date of issuance of the corresponding invoice.

5.16.2. From the date hereof until the Closing Date, the Purchaser and the Seller shall mutually develop an agreement and plan of migration that sets forth a detailed description of, and the term over which the Seller and its Affiliates shall provide, each Migration Service on terms consistent with the provisions of Section 5.16.1 hereof (such migration plan in its final form as agreed and executed by the Purchaser and the Seller prior to the Closing Date, the “Migration Plan”).

5.16.3. Notwithstanding Section 5.16.1, the Parties shall use commercially reasonable efforts to transition the provision of the Migration Services from the Seller and its Affiliates as soon as reasonably practicable after the Closing.

6. REPRESENTATIONS AND WARRANTIES

6.1. Representations and Warranties by the Seller

6.1.1. The Seller represents and warrants to the Purchaser that, as of the date hereof, all statements contained in Schedule 6.1 (the “Seller’s Representations”) are complete, accurate and true in all respects. Each of the Seller’s Representations is separate and independent and, except as expressly agreed otherwise in this Agreement, is not limited (a) by reference to any other representation or (b) by any other provision of this Agreement. None of the Seller’s Representations shall be treated as restricted by any actual, imputed or constructive knowledge on the part of the Purchaser or any agent or adviser of the Purchaser and no such knowledge shall prejudice any claim or imply a reduction in any recoverable amount.

6.1.2. The Seller acknowledges that the Purchaser is entering into this Agreement in reliance on the Seller’s Representations, indemnities, covenants and undertakings by the Seller in this Agreement as well as the due diligence conducted by the Purchaser.

6.1.3. The Seller’s Representations shall be deemed to have been reaffirmed at the Closing Date by reference to the facts and circumstances then existing as if references in the Seller’s Representations to the date of this Agreement were references to the Closing Date, except to the extent that a representation is made as of a specific date, in which case such representation shall be deemed made as of such specific date.

6.2. Representations and Warranties by the Purchaser

6.2.1. The Purchaser represents and warrants to the Seller that, as of the date hereof, all statements contained in Schedule 6.2 (the “Purchaser’s Representations”) are complete, accurate and true in all respects. Each of the Purchaser’s Representations is separate and independent and, except as expressly agreed otherwise in this Agreement, is not limited (a) by reference to any other representation or (b) by any other provision of this Agreement. None of the Purchaser’s Representations shall be treated as restricted by any actual, imputed or constructive knowledge on the part of the Seller or any agent or adviser of the Seller and no such knowledge shall prejudice any claim or imply a reduction in any recoverable amount.

6.2.2. The Purchaser acknowledges that the Seller is entering into this Agreement in reliance on the Purchaser’s Representations, indemnities, covenants and undertakings by the Purchaser in this Agreement.

6.2.3. The Purchaser’s Representations shall be deemed to have been reaffirmed at the Closing Date by reference to the facts and circumstances then existing as if references in the Purchaser’s Representations to the date of this Agreement were references to the Closing Date, except to the extent that a representation is made as at a specific date, in which case such representation shall be deemed made as at such specific date only.

7. CONDITIONS TO OBLIGATIONS OF THE PURCHASER

The obligation of the Purchaser to consummate the transaction contemplated hereby shall be subject to the fulfillment or waiver by the Purchaser at or prior to the Closing of each of the following conditions:

(i)	The Seller and the Company shall have fully satisfied all of their respective obligations under this Agreement that must be performed or fulfilled prior to Closing, including, for the avoidance of doubt, pursuant to Article 5.

(ii)	The Representations of the Seller shall be true and correct in all material respects at and as of the Closing Date with the same effect as if they had been made on the Closing Date (other than those Representations which refer to a specific date which shall be true and correct as of such dates).

(iii)	No Material Adverse Change has occurred or is reasonably likely to occur.

(iv)	No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of the Transaction.

(v)	The Company shall have obtained the approval of the Management Committee of the Solimões Project for the execution of the Maintenance and Other Services Agreement and the Aerial Services Agreement under the terms of the corresponding Joint Operating Agreement – JOA entered into between HRT O&G and TNK-BrasilExploração e Produção de Óleo e Gás Ltda. (currently Rosneft Brasil E&P Ltda.) on October 31, 2011.

(vi)	The Appraisal shall have been completed.

(vii)	The Purchaser shall have completed the due diligence on the Company during the course of which no information that materially and adversely impacts the Company was discovered.

(viii)	The Seller shall have delivered to the Purchaser the Closing Balance Sheet with a statement setting forth a detailed calculation of the amount of the Company’s Estimated Closing NWC and Estimated Closing Indebtedness.

(ix)	The Seller shall have delivered to the Purchaser (in form and substance satisfactory to the Purchaser and its counsel) separate certificates, dated the date hereof, of the Secretary or an Assistant Secretary of each of the Seller and the Company attaching a true and complete copy of the resolutions of the Board of Directors of the Seller and the Company, as the case may be, and of all documents evidencing other necessary corporate or shareholder action (in form and substance satisfactory to the Purchaser and its counsel) taken by the Seller and the Company, as the case may be, in connection with the matters contemplated by this Agreement.

(x)	The Purchaser and the Seller shall have agreed upon and executed and delivered the Migration Plan.

(xi)	The Seller shall have caused HRT O&G to have executed and delivered the Maintenance and Other Services Agreement substantially in the form attached hereto as Exhibit B.

8. CONDITIONS TO OBLIGATIONS OF THE SELLER

The obligation of the Seller to consummate the transaction contemplated hereby shall be subject to the fulfillment or waiver by the Seller at or prior to the Closing of each of the following conditions:

(i)	The Purchaser shall have fully satisfied all of its obligations under this Agreement that must be performed or fulfilled prior to Closing.

(ii)	The Representations of the Purchaser shall be true and correct in all material respects at and as of the Closing Date with the same effect as if they had been made on the Closing Date (other than those Representations which refer to a specific date which shall be true and correct as of such dates).

(iii)	No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of the Transaction.

(iv)	The Purchaser shall have delivered to the Seller (in form and substance satisfactory to the Seller and its counsel) a certificate, dated the date hereof, of the Secretary or an Assistant Secretary of the Purchaser attaching a true and complete copy of the resolutions of the Board of Directors of the Purchaser, and of all documents evidencing other necessary corporate or shareholder action (in form and substance satisfactory to the Seller and its counsel) taken by the Purchaser in connection with the matters contemplated by this Agreement.

(v)	The Purchaser shall have delivered to the Seller (in form and substance reasonably satisfactory to the Seller and its counsel) a consularized, sworn translated and registered power of attorney by the Parent Guarantor authorizing Mr. João Claudio de Luca Junior and Mrs. Ana Luisa Castro Cunha Derenusson to execute this Agreement on behalf of the Parent Guarantor.

(vi)	The Purchaser and the Seller shall have agreed upon and executed and delivered the Migration Plan.

9. CLOSING

9.1. Closing Notification

The Purchaser and the Seller will send a notification to the other Party informing of the fulfillment of the Closing Conditions (the “Closing Notification”) as follows:

(i)	the Seller shall promptly (a) notify the Purchaser upon becoming aware of the satisfaction of any Closing Condition and (b) send the Purchaser a Closing Notification as soon as all Closing Conditions have been fulfilled (or waived); and

(ii)	the Purchaser may at any time send a Closing Notification to the Seller waiving the fulfillment of any Closing Condition not satisfied as of the time of the Closing Notification.

In either case, the Closing Notification will establish the date on which the Closing will occur, which shall not be later than October 18, 2013, unless the Parties mutually agree in writing on another date (the “Closing Date”).

9.2. Closing

Subject to the terms and conditions set forth herein, the Closing shall take place on the Closing Date at the offices of the Seller, at the City of Rio de Janeiro, State of Rio de Janeiro, at AvenidaAtlântica, 1130, 10o andar—parte, unless the Parties agree in writing on another place (“Closing”).

9.3. Closing Actions

9.3.1. At the Closing, the Parties and the Company shall carry out the following actions:

(i)	The Seller shall deliver a closing certificate to the Purchaser substantially in the form attached hereto as Schedule 9.3.1(i), confirming (a) that the Seller’s Representations, as set forth in Schedule 6.1, are true and correct as of the Closing Date, (b) compliance with the undertakings set forth in this Agreement, and (c) the fulfillment (or waiver by the Purchaser) of the Closing Conditions, as set forth in Article 8.

(ii)	The Purchaser shall pay the Closing Date Payment.

(iii)	The Seller shall deliver to the Purchaser the following certificates of the Company:

a)	a valid CertidãoConjuntaNegativa de DébitosRelativosaosTributosFederais e à DívidaAtiva da UniãoemitidapelaProcuradoria-Geral da FazendaNacional issued for the specific purpose of change of control;

b)	a valid Certificado de Regularidade do Fundo de Garantia do Tempo de ServiçoemitidopelaCaixaEconômica Federal issued for the specific purpose of change of control; and

c)	a valid CertidãoNegativa de DébitosRelativosàsContribuiçõesPrevidenciárias e às de TerceirosemitidapelaSecretaria da Receita Federal do Brasil issued for the specific purpose of change of control.

(iv)	The Parties shall execute and deliver, or cause to be executed and delivered:

a)	the Maintenance and Other Services Agreement substantially in the form attached hereto as Exhibit B;

b)	the Migration Plan; and

c)	an amendment to the Company’s articles of association by means of which the Seller transfers and delivers all of the Quotas to the Purchaser free of any Encumbrances.

9.3.2. All of the actions set forth in Section 9.3.1 shall be deemed to occur simultaneously.

10. POST-CLOSING COVENANTS

10.1. Filings, notifications and updating

Following the Closing Date, the Company shall, the Purchaser shall cause the Company to, and the Seller shall cooperate with the Purchaser and Company to, timely carry out all the filings, notifications and updating required before the relevant Governmental Authorities and third parties as a result of the Transaction, including, without limitation:

a)	the updating of the Company’s registration with ANAC; and

b)	the updating of the Company’s registrations with the CNPJ/MF, INSS, FGTS and CCM.

10.2. Part 135

10.2.1. Within twelve (12) months of the Closing Date, the Company shall obtain a Part 135 either by: (i) purchasing an existing Part 135 operator; or (ii) independently applying for its own Part 135, the choice of which shall be at the Purchaser’s sole discretion.

10.2.2. The Parties shall cooperate in good faith to facilitate the Company’s acquisition of the Part 135 and shall equally share the cost of obtaining a Part 135; provided, however, that the Seller’s obligation to pay for the obtainment of Part 135 shall not exceed one million five hundred thousand US Dollars (US$ 1,500,000).

10.2.3. In the event the Company purchases an existing Part 135 operator, the Purchaser shall be solely responsible for making sure that the corporate capital structure of such operator (after its acquisition) fulfills legal and regulatory requirements.

10.2.4. Upon the Company’s acquisition of Part 135, the Parties shall execute the Aerial Services Agreement substantially in the form attached hereto as Exhibit A.

10.3. Right of First Refusal

10.3.1. Subject to Section 10.3.2, as long as HRT O&G remains as the operator of onshore and offshore oil and gas blocks within Brazilian territory, if at any time (i) prior to the twelve (12) month anniversary of the Closing Date, (ii) during the second one year term of the Aerial Services Agreement, provided that the term of such agreement has been extended for a second one year term pursuant to the terms thereof, and (iii) during the third one year term of the Aerial Services Agreement, provided that the term of such agreement has been extended for a third one year term pursuant to the terms thereof, the Seller desires to engage any Person that is not an Affiliate of the Purchaser (the “Third Party Provider”) to provide aircraft charter, crewing, crew training, flight planning, embarkation and disembarkation of passengers and cargo, aircraft maintenance, technical control, or any other services necessary for the operation of aircraft onshore or offshore within Brazilian territory (including territorial waters), but outside of Solimões, Brazil (the “New Services”), the Seller shall, in accordance with the following procedures, terms and conditions, first offer to engage the Purchaser (or one or more of the Purchaser’s designees) to provide the New Services on material terms (the “Material Terms”) that are equivalent or more favorable to the Seller than those on which the Third Party Provider has agreed to provide the New Services.

(i)	The Seller shall deliver to the Purchaser a written notice (the “Offer Notice”), which shall include: (i) the identity of the Third Party Provider and (ii) a summary of the New Services and the Material Terms on which the Third Party Provider has agreed to provide them.

(ii)	Upon receipt of the Offer Notice, the Purchaser shall have seven (7) calendar days (the “Notice Period”) to elect to provide the New Services on the Material Terms set forth in the Offer Notice by delivering a written notice of acceptance (an “Acceptance Notice”) to the Seller. In the event that the Purchaser delivers an Acceptance Notice, the Seller and the Purchaser shall take such action as may be necessary to enter into a definitive agreement, which will include the New Services and Material Terms included in the Offer Notice, within thirty (30) calendar days of receipt of the Acceptance Notice.

(iii)	If the Purchaser decides not to provide the New Services on the Material Terms set forth in the Offer Notice, the Purchaser will be required to provide a written notice of refusal (a “Refusal Notice”) to the Seller to such effect within the Notice Period. If the Purchaser does not deliver an Acceptance Notice or a Refusal Notice during the Notice Period, the Purchaser shall be deemed to have provided a Refusal Notice.

(iv)	For a period of sixty (60) calendar days following the receipt (or deemed receipt) of a Refusal Notice, the Seller may engage the Third Party Provider to provide the New Services on the Material Terms set forth in the Offer. If the Seller does not so engage the Third Party Provider within such sixty (60) calendar day period, the rights provided hereunder shall be deemed to be revived and the Seller may not engage any Person to provide any New Services unless the Seller sends a new Offer Notice in accordance with, and otherwise complies with, this Section 10.3.

10.3.2. Notwithstanding the provisions of Section 10.3.1, the Parties acknowledge that the Seller’s ability to comply with Section 10.3.1 may be limited by the terms of joint operating agreements to which HRT O&G is or may in the future be a party. In the event that the Seller’s ability to comply with Section 10.3.1 is so limited, the Seller shall, and shall cause HRT O&G to, use commercially reasonable efforts to comply with the terms of Section 10.3.1, including using commercially reasonable efforts to obtain any necessary approvals from joint venture partners.

11. BEST EFFORTS COMMITMENT

11.1. Subject to the terms and conditions of this Agreement, the Seller shall, (i) to the extent possible, take or cause to be taken, all actions and do, or cause to be done, all procedures necessary, proper or advisable under applicable Law to cause all of the obligations under Article 7 to be satisfied, (ii) make any filings or submissions, or obligations under Article 7 to be satisfied, (iii) make any filings or submissions, or obtain any approvals, authorizations, consents or waivers, from any Governmental Authority that may be necessary or advisable for the fulfillment of the obligations under Article 7 and to complete the transactions contemplated in this Agreement; and (iv) complete and make effective, or, as applicable, collaborate and assist to complete and make effective, the transactions and actions contemplated in Article 7 as soon as reasonably practicable.

11.2. The Purchaser undertakes to use its best efforts to keep the Company’s current employees to the extent necessary for maintenance of service quality standards.

12. INDEMNIFICATION

12.1. Seller’s Indemnity

12.1.1. The Seller hereby agrees to indemnify and hold harmless the Purchaser Indemnified Parties, from and against any and all direct or indirect liability (whether known or unknown), loss, damage, partially or totally non-existing assets or receivables, claims, awards, judgments, costs and expenses (including reasonable costs of investigation, reasonable fees and expenses of attorneys and reasonable fees and expenses of other experts) (“Losses”) incurred or suffered by any of the Purchaser Indemnified Parties in connection with, relating to or as a result of:

(i)	any breach of any of the Seller’s Representations;

(ii)	any breach by the Seller of any covenant or agreement contained in this Agreement, including but not limited to the obligations of Section 5.1;

(iii)	any claim against any Indemnified Party the basis of which is a breach of any Representation;

(iv)	any claim against any Indemnified Party based on any labor matter of the Company originating prior to the Closing, including, but not limited to, the Zotareli Labor Claim and any other existing labor claim against the Company;

(v)	any claim against any Indemnified Party whereby any third party seeks responsibility for any liability or obligation from the Seller or any Related Party; and

(vi)	any claim against the Purchaser or the Company arising out of, relating to or resulting from the Seller’s covenants and obligations pursuant to Section 5.15 or any breach by the Seller of such covenants or obligations.

(any claim under (i) and (ii), a “Direct Claim”; any claim under numbers (iii), (iv), (v) and (vi) a “Third Party Claim”; and any Direct Claim or Third Party Claim, a “Claim”).

12.1.2. To the fullest extent permitted by law, and not withstanding any other provision of this Agreement, the total liability, in the aggregate, of the Seller and its officers, directors, partners, employees and consultants, and any of them, to the Purchaser and anyone claiming by or through the Purchaser, for any and all Losses resulting from or in any way related to this Agreement from any cause or causes, whether there has been negligence involved or not, shall not exceed the equivalent to fifty percent (50%) of the total Purchase Price. It is intended that this limitation applies to any and all liability or cause of action however alleged or arising, unless otherwise prohibited by law; provided, however, that such limitation shall not apply to any indemnification for Losses pursuant to Section 12.1.1(vi).

12.2. Purchaser’s Indemnity

The Purchaser hereby agrees to indemnify and hold harmless the Seller Indemnified Parties, from and against any and all Losses incurred or suffered by the Seller in connection with, relating to or as a result of any breach of any of the Purchaser’s Representations (“Seller’s Claim”).

12.3. Survival Period

12.3.1. Except for the matters described in Section 12.3.2, the obligation of any Party to indemnify an Indemnified Party herein shall survive for a period of one (1) year after the Closing Date.

12.3.2. The Survival Period will not apply in respect of Claims for indemnification (i) in the event of anyfraud or dishonesty on the part of the Seller or any of the Related Parties or relating to the Seller’s Representations 3 (Title to the Quotas), 4 to 16(Organization) and 17 to 19(Capacity) set out in Schedule 6.1 which shall survive indefinitely, (ii) relating to Representations 63 to 72 (Taxes),79 to 91(Labor aspects), and 96 to 104(Environmental Matters), set out in Schedule 6.1 or relating to Claims under Section 12.1.1(vi), which shall only terminate when the applicable statute of limitation has expired or (iii) relating to Claims under Section 12.1.1(v), which shall survive indefinitely according to Brazilian Law.

12.3.3. If written notice of any breach of covenants, Representations or warranties or of a Claim or Seller’s Claim has been given prior to the completion of one (1) year after the Closing Date, then the relevant covenant, Representation or warranty, as the case may be, shall survive as to such Claim or Seller’s Claim until the subject matter of such Claim or Seller’s Claim has been resolved.

12.3.4. Notwithstanding any other provision of this Agreement, none of the Parties (or any of their Affiliates or other related Persons) shall be liable for, and each Party hereby waives and releases, any claims against any other Parties (or their respective Affiliates or related Persons) for any indirect, special, punitive, incidental or consequential damages, including, but not limited to, lost revenues, lost profit, or loss of prospective economic advantage, resulting from such other party’s performance or failure to perform under this Agreement.

13. INDEMNIFICATION PROCEDURES

13.1. Direct Claims

13.1.1. The Purchaser shall give notice to the Seller of any Direct Claim which any Purchaser Indemnified Party has against the Seller at the address set out in Article 18 below, specifying the grounds of such Claim and its corresponding amount and giving evidence of the costs claimed.

13.1.2. The Seller shall state its acceptance or disagreement with such Direct Claim within the term of ten (10) Business Days counted from the receipt of the referred notice. If the Seller fails to respond within such ten (10) Business Day period, it will be deemed to have accepted such Direct Claim and the relevant amount will be deemed undisputed.

13.1.3. Payment of the undisputed amounts by the Seller or applicable Purchaser Indemnified Party shall be made within the term of ten (10) Business Days from the receipt of the notice mentioned in Section 13.1.1 above or from the end of the ten (10) Business Day term described in the preceding paragraph.

13.2. Third Party Claims

13.2.1. Promptly after becoming aware of any notice of the commencement of any Third Party Claim against the Company or any Purchaser Indemnified Party, the Purchaser will give written notice to the Seller of the commencement of such Third Party Claim. Such notice will describe the Claim in reasonable detail, will include a copy of the Third Party Claim and will indicate the claimed amount.

13.2.2. The Seller will have the right to participate in the defense of any Third Party Claim provided that they inform the Purchaser Indemnified Party of such election in writing within two (2) Business Days from the notice referred to in Section 13.2.1. In any case, the Purchaser Indemnified Party will be in charge of conducting the defense and will not be bound by the Seller’s suggestions or strategic orientations.

13.2.3. The Seller agrees to supply any and all information requested by the Indemnified Party in order to support the defense of the Third Party Claim. The Seller may, at its choice and own expense and cost, appoint its own attorneys to follow the work that shall be carried out exclusively by the attorneys appointed by the Purchaser Indemnified Party.

13.2.4. Specifically regarding the Zotareli Labor Claim, the Parties hereby agree that the Seller shall defend the Company and cause HRT O&G (as a co-defendant) to take all the necessary measures to keep the Indemnified Parties harmless from any Losses resulting therefrom.

13.3. Seller’s Claim

13.3.1. The Seller shall give notice to the Purchaser of any Seller’s Claim which any Seller Indemnified Party has against the Purchaser at the address set out in Section 18 below, specifying the grounds of such Seller’s Claim and its corresponding amount and giving evidence of the costs claimed.

13.3.2. The Purchaser shall state its acceptance or disagreement with such Seller’s Claim within the term of ten (10) Business Days counted from the receipt of the referred notice. If the Purchaser fails to respond within such ten (10) Business Day period, it will be deemed to have accepted such Seller’s Claim and the relevant amount will be deemed undisputed.

13.3.3. Payment of the undisputed amounts by the Purchaser to the Seller Indemnified Party shall be made within the term of ten (10) Business Days from the receipt of the notice mentioned in Section 13.3.1 above or from the end of the ten (10) Business Day term described in the preceding paragraph.

13.4. Payment of indemnities

13.4.1. Any Losses shall be indemnified within ten (10) Business Days counted as of the receipt of written notification from the relevant Party to the other Party in this regard when those amounts are due.

13.4.2. Payment of Losses shall be made by wire transfer of immediately available funds to the relevant Party, in accordance with its instructions.

13.4.2.1. Without prejudice to Section 13.4.2, Purchaser shall have the right, at its sole discretion, to withhold and set off against, on a dollar-for-dollar basis, any amount otherwise due and payable by Purchaser to Seller any amount due by the Seller to a Purchaser Indemnified Party under this Section.

13.4.3. If the indemnification amount is considered by the public authorities as revenue or income for the receiving Party for tax purposes, such amount shall be increased by an amount equal to the corresponding tax burden.

13.4.4. The Parties agree that the right given to Purchaser Indemnified Parties to claim against the Seller in accordance with this Agreement shall in no way be limited nor diminished by the fact that the Purchaser has undertaken a due diligence review of the Company.

13.4.5. If the Indemnifying Party fails to pay by the applicable due date any amount due pursuant to an indemnification amount, (i) the Indemnifying Party shall be obligated to immediately pay an amount equal to two percent (2%) of the overdue indemnification amount (which such payment shall be deemed a penalty and not a credit against the Indemnifying Party’s obligation to pay such overdue indemnification amount) and (ii) until and including the date such overdue indemnification amount is paid in full, the Indemnifying Party shall pay interest on such overdue indemnification amount at a monthly rate equal to one percent (1%) of the overdue indemnification amount; provided, however, that such interest rate shall not exceed the maximum interest rate permitted under Brazilian Law.

14. NON-COMPETE AND NON-SOLICIT

14.1. The Seller agrees that, for the period of one (1) year from the Closing Date (“Non-Compete Period”), it will not and will cause the Related Parties not to, either directly or indirectly, own, manage, operate, join, control (including, without limitation, through or as a result of financing or equity participation) or participate in the ownership, management, operation or control of, or serve as a consultant, advisor, agent, representative of or to, any business that may compete with the Business nor develop any activity within Brazil competing with the Business.

14.1.1. The Parties hereby agree that the Non-Compete Period will be automatically extended for an additional period of one (1) or two (2) years in the event of renewal of the Aerial Services Agreement or any other iteration of services agreement between the Parties and their Affiliates.

14.2. The Seller undertakes that within the Non-Compete Period, it will not and will cause the Related Parties not to, either directly or indirectly, induce or attempt to induce any customer having a business relationship with the Company to cease doing business with, or materially and adversely alter the terms of its business relationship with the Company.

14.3. The Seller undertakes that, within the Non-Compete Period, it will not and will cause the Related Parties not to, either directly or indirectly, solicit, or offer employment to any director, officer, or employee of the Company as of the Closing Date. The Purchaser undertakes that, within the Non-Compete Period, it will not, either directly or indirectly, solicit, or offer employment to any director, officer, or employee of any company controlled by the Seller, except as otherwise provided in the Agreement or with its written consent. This provision shall not apply to any employee (i) who is not then employed by the Company or by the Seller or the Related Parties, (ii) who contacts the Seller, the Related Parties, the Purchaser or the Company without any solicitation by them, or (iii) who responds to a general solicitation for employment placed by the Seller, the Related Parties, the Purchaser or the Company or their respective agents in newspapers, trade journals, the Internet, through recruiters or by any similar media.

14.4. For the avoidance of doubt, the Seller shall cause that any company in which the Seller holds any type and any percentage of equity interests, directly or indirectly, shall comply with the obligations set forth in Sections 14.1, 14.2 and 14.3.

15. TERMINATION

15.1. This Agreement may be terminated at any time prior to the Closing:

(i)	by either Party for any or no reason on or after the two (2) month anniversary of the date hereof;

(ii)	by mutual written agreement of the Parties;

(iii)	by either Purchaser or the Seller, in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and unappealable; and

(iv)	(A) by Purchaser, if the Seller shall have failed to perform any obligation, agreement, covenant or breached any Representation set forth in this Agreement, which breach or failure to perform shall not have been cured within thirty (30) days from the respective breach or failure; and (B) by Seller, if the Purchaser shall have failed to perform any obligation, agreement, covenant or breached any Representation set forth in this Agreement, which breach or failure to perform shall not have been cured within thirty (30) days from the respective breach or failure.

15.2. In the event of termination of this Agreement as provided for in Section 15.1, this Agreement shall immediately become void, except for the obligations under Articles 16 (Confidentiality), 18 (Notifications) and 20 (Applicable Law and Arbitration) which will survive.

15.3. At any time prior to the Closing, either Party may:

(i)	extend the time for the performance of any of the obligations or other acts of the other Party;

(ii)	waive any inaccuracies in the Representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or

(iii)	waive compliance with any of the agreements or conditions contained in this Agreement.

16. CONFIDENTIALITY

16.1. From the date hereof and for a period of three (3) years, the Parties agree jointly and severally to hold, and cause their Affiliates and respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning the Company and/or the Parties, including without limitation, certain non-public information about the proposed or potential business strategy, operations, financial matters and other matters relating to the Parties (the “Confidential Information”), except to the extent that such information can be shown to have been (i) in the public domain through no fault of any of the Parties or (ii) later lawfully acquired by any of the Parties from other sources without any breach of any law, regulation, order or confidentiality obligation. Confidential Information may only be disclosed in the event that any of the Parties is compelled to disclose such Confidential Information by law, rule, regulation, order or decree enacted by a Governmental Authority to which such Party is subject or as a result of a judicial or administrative order in connection with any action, suit, proceedings or investigation. If any Confidential Information must be disclosed pursuant to the above, the disclosing Party shall take all such steps as may be reasonable in the circumstances to agree to the contents of such disclosure with the other Party before making such disclosure.

16.2. From and after the date hereof, the Parties agree to hold, and to cause their Affiliates and respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, any and all information regarding the terms and conditions of this Agreement. The terms and conditions of this Agreement may only be disclosed to the extent that any of the Parties (i) is compelled to disclose such information by law, rule, regulation, order or decree enacted by a Governmental Authority to which the Party is subject or as a result of a judicial or administrative order in connection with any action, suit, proceedings or investigation, or (ii) has to do so in order to enforce any of its rights hereunder. If any terms and conditions of this Agreement must be disclosed pursuant to the above, the Party concerned shall take all such steps as may be reasonable in the circumstances to agree to the contents of such disclosure with the other Party before making such disclosure.

17. PUBLIC ANNOUNCEMENTS

Each Party hereto agrees that it will not, without the prior written consent of the other, issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to receiving such consent. Exception to this provision is made for any press releases and public statements the making of which may be required by applicable Law or any listing requirement of any national securities exchange, provided that the obliged Party inform the other Parties about it within a reasonable prior term.

18. NOTIFICATIONS

18.1. Communications and/or notifications related to the implementation of this Agreement shall be made in English, by letter with acknowledgment of receipt, by fax or by electronic mail with acknowledgment of receipt or through legal or registered channels, to the following addresses:

IF TO THE PURCHASER:

Fax: 503-473-8540

Tel: 503-505-5800

Email: erizzuti@ericksonaircrane.com

Address:  Erickson Air-Crane Incorporated

    5550 SW Macadam Avenue, Suite 200

    Portland, Oregon 97239

Attention: Edward Rizzuti, Vice President, General Counsel & Corporate Secretary

With copy to:

Fax: + 55 11 3040 4041

Tel: + 55 11 3040 4040

Email: joaodeluca@ddsalaw.com.br / anaderenusson@ddsalaw.com.br

Address: Rua Fidêncio Ramos, 195, 10o andar, CEP 04551-010, São Paulo / SP

Attention to: Mr. João Claudio de Luca Junior / Mrs. Ana Luisa Castro Cunha Derenusson

IF TO THE SELLER

Fax: + 55 21 2105 9700

Tel: + 55 21 2105 9713

Email: milton@hrt.com.br

Address: Av. Atlântica, 1130, 10 andar – parte, Rio de Janeiro, RJ, CEP 22021-000

Attention to: Mr. Milton Romeu Franke

IF TO COMPANY:

Fax: (92) 3652-1067

Tel: (92) 3652-1067

Email: rogerio.izzo@hrt.com.br

Address: Rua Ponta Grossa, 229 - Colônia Oliveira Machado, Manaus - AM – Brasil – CEP 69074-190

Attention to: Mr. Rogério Izzo

18.2. The notices, communications and/or notifications shall be considered as delivered on the date shown on the acknowledgement of receipt, on the date of formalization of the judicial or extrajudicial notification, or on the date and hour when the fax or electronic email is received.

18.3. Any of the Parties and the Company may change their address for notification upon written notification to the other parties, pursuant to this Article 18.

19. GENERAL PROVISIONS

19.1. Waiver and amendments to the Agreement

No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either Party hereto unless confirmed in writing. No waiver by either Party hereto of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether similar or not. This Agreement may not be modified or amended except in writing and when executed by all Parties hereto.

19.2. Assignment

This Agreement shall bind the Parties and their respective successors hereto. Except for the right of the Purchaser to assign the Agreement or its rights and obligations to any of its Affiliates and the right of the Seller to solely assign its rights (but not its obligations) hereunder to any of its Affiliates, neither Party hereto may assign this Agreement or its rights and obligations hereunder, in whole or in part, without the prior written consent of the other Party.

19.3. Entire Agreement

This Agreement, together with the schedules and appendixes attached hereto, contains the entire agreement and understanding, which is irrevocable and irreversible, between the Parties hereto, and supersedes all prior agreements and negotiations between them, in relation to its subject matter.

19.4. Severability

19.4.1. In the event of any of the terms and conditions of this Agreement are declared null and void, the remaining terms and conditions of the Agreement shall remain in force and effect without being affected by said declaration of nullity. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such null, invalid or unenforceable provision in accordance with the spirit of this Agreement.

19.4.2. The Parties shall notify each other promptly of any change of Law which may impair the validity or enforceability of any provision of this Agreement.

19.5. Expenses

Except as otherwise expressly provided herein, all costs and expenses (including all legal and accounting fees) relating to this Agreement, the negotiations preceding this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

19.6. Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties, the Indemnified Parties and their respective heirs, successors and permitted assigns.

19.7. Cumulative Remedies

The rights and remedies of the Parties to this Agreement are cumulative and not alternative.

19.8. Counterparts and Language

This Agreement may be executed and delivered in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement and any amendments hereto shall be executed in the English language.

19.9. Enforcement

The Seller and the Purchaser agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Seller and the Purchaser shall be entitled to specific performance of the terms hereof pursuant to the Law, including articles 461, 461-A, 621 and 632 of the Brazilian Civil Procedure Code, in addition to any other remedies at Law.

19.10. Extrajudicial Title

This Agreement shall be considered an extrajudicial title (títuloexecutivo extrajudicial) for purposes of article 585.II of the Brazilian Civil Procedure Code.

19.11. Good Faith Negotiation

The Parties have jointly participated in the negotiation and drafting of this Agreement.

The Parties confirm that the negotiation and execution of this Agreement followed the principles of probity and good faith, which will also be complied with by the Parties when exercising their rights and performing their obligations under this Agreement. This Agreement is entered into by the Parties in compliance with the principles of law generally adopted under Brazilian Law.

For the purposes of the Brazilian Civil Code (including article 157 thereof), each Party hereby expressly confirms and acknowledges that (i) it has expertise and experience in performing the activities contemplated hereunder; (ii) the obligations of the Parties hereunder are proportional and balanced; (iii) no fact or obligation contained in this Agreement may be considered as or may constitute an infringement of the Laws applicable to, nor to the object and nature of, this Agreement; and (iv) it is aware of all circumstances related to, and the rules that govern this Agreement.

20. APPLICABLE LAW AND ARBITRATION

20.1. This Agreement shall be governed and interpreted in accordance with the Laws of Brazil.

20.2. All disputes arising out of or in connection with this Agreement shall be definitively settled by arbitration under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “Chamber”) in force at the time of submission of the request for arbitration. The Chamber shall administrate the arbitral proceedings.

20.3. The seat of the arbitration shall be the City of Miami, State of Florida, and the language of the arbitration shall be English.

20.4. The existence of the arbitral proceedings and any document or information disclosed within the same shall remain confidential.

20.5. The arbitral tribunal will be composed by three (3) arbitrators to be appointed according to the Rules.

20.6. The arbitral tribunal shall determine, in the final arbitral award, the arbitration costs, condemning the losing Party to bear such costs in full, including, inter alia, the administrative expenses, the arbitrators’ fees and all expenses incurred with the Parties’ defenses (e.g., attorney’s fees, expert-witnesses fees, travelling expenses, etc.).

20.7. The Parties agree to voluntarily comply with the decision contained in the award to be rendered by the arbitral tribunal. Should any Party fail to voluntarily comply with the award within thirty (30) days of its execution, the defaulting Party shall incur in the following penalties, cumulatively:

(i)	if the award provides for a condemnation to pay a given sum in cash, the amount fixed in the award shall be accrued of 10%, without prejudice to the application of delay interests and of money value readjustment until payment is effected; and

(ii)	if the award provides for a condemnation to an affirmative or a negative injunction, the award shall also provide for a liquidated damages clause, which the condemned Party shall incur, if it fails to voluntarily comply with the award within thirty (30) consecutive days.

20.8. If there are two or more disputes between the Parties in connection with this Agreement that are substantially equal or connected by facts or common points (“Related Disputes”) that should be submitted to arbitration in case the Terms of Reference have not yet been signed, the Parties agree that the Related Disputes shall be consolidated into one single arbitral proceeding and the Parties hereby agree to take all reasonable measures (including the execution of consolidation agreements or of addenda to this Agreement) that are necessary to give effect to the consolidation hereby agreed. If a Related Dispute is submitted to arbitration after the signature of the Terms of Reference, the new Related Dispute shall be heard and resolved by the same arbitrators who were appointed in the first Related Dispute, if possible.

20.9. Notwithstanding the previous provisions, any of the Parties may also recur to any courts with jurisdiction over the matter exclusively in the cases listed below, without such conduct being regarded as an act of resignation to arbitration as the sole means of dispute resolution chosen by the Parties:

(i)	ensure the institution of the arbitration;

(ii)	grant any preliminary injunctive relief;

(iii)	require the performance of any obligation to deliver, or any positive or negative covenants included in this Agreement, that may be required in the specific form of the obligation owed by the Party pursuant to articles 461, 461-A, 621 and 632 of the Brazilian Civil Procedure Code. Any objections to the application for specific performance or any requests for damages resulting from noncompliance with such obligations shall be submitted to arbitration as provided for in this Section 20;

(iv)	enforce any decision from the arbitral tribunal, including, but not limited to, the arbitral award; and

(v)	file a request to set aside the arbitral award, as allowed by Law.

20.10. The Parties agree that the submission of a request for arbitration, according to the Rules, shall be considered tantamount to the filing of a main lawsuit for the purposes of article 806 of the Brazilian Civil Procedure Code. Should the Parties resort to state courts, according to this Section 20, the Parties hereby chose the Judiciary District of Rio de Janeiro, State of Rio de Janeiro as the only one with jurisdiction to hear and decide such questions, except in case of preliminary injunctions, which may be filed before any court with jurisdiction over the matter, including the Central Court of Rio de Janeiro.

20.11. In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.

20.12. The Company declares hereby that it is fully aware of the terms provided in the present Section 20 and agrees to submit to arbitration according to the terms herein, whenever necessary.

IN WITNESS WHEREOF the Parties sign this Agreement in three (3) original copies of similar form and contents, for one single effect, in the presence of the two (2) undersigned witnesses.

[Signature page follows]

Rio de Janeiro, July 19, 2013

PURCHASER:

EAC DO BRASIL PARTICIPAÇÕES LTDA.

By:	/s/ João Claudio de Luca Junior
Print:	João Claudio de Luca Junior
Title:	Manager

By:	/s/ Ana Luisa Castro Cunha Derenusson
Print:	Ana Luisa Castro Cunha Derenusson
Title:	Manager

SELLER:

HRT PARTICIPAÇÕES EM PETRÓLEO S.A.

By:	/s/ Milton Romeu Franke
Print:	Milton Romeu Franke
Title:	Chief Executive Officer

By:	/s/ Ricardo Bottas Dourado dos Santos
Print:	Ricardo Bottas Dourado dos Santos
Title:	Chief Finance Officer

INTERVENING PARTY:

AIR AMAZONIA SERVIÇOS AERONÁUTICOS LTDA.

By:	/s/ José Carlos de Araújo Pedrosa
Print:	José Carlos de Araújo Pedrosa
Title:	Director

By:	/s/ Rogerio Affonso Izzo
Print:	Rogerio Affonso Izzo
Title:	Director

PARENT GUARANTOR:

ERICKSON AIR-CRANE INC.

By:	/s/ João Claudio de Luca Junior
Print:	João Claudio de Luca Junior
Title:	Attorney-in-fact

By:	/s/ Ana Luisa Castro Cunha Derenusson
Print:	Ana Luisa Castro Cunha Derenusson
Title:	Attorney-in-fact

WITNESSES:

1.	/s/ Sandra Silva Callado	2.	/s/ Deise Montero
Name: Sandra Silva Callado		Name: Deise Montero
ID:		ID:

SCHEDULE 1—DEFINITIONS

Acceptance Notice has the meaning set forth in Section 10.3.1.

Additional Payment has the meaning set forth in Section 4.2.4.

Additional Payment Dates means the First Year Additional Payment Date, Second Year Additional Payment Date and Third Year Additional Payment Date.

Aerial Services Agreement has the meaning set forth in Whereas VI.

Aircraft Purchase Agreement means that certain Aircraft Purchase Agreement by and among HRT NETHERLANDS, B.V., HR O&G EXP. PRODUÇÃO DE PETRÓLEO LTDA., ERICKSON AIR-CRANE INCORPORATED, HRT PARTICIPAÇÕES EM PETRÓLEO S.A. AND EAC DO BRASIL PARTICIPAÇÕES LTDA., dated as of July 19, 2013.

Affiliate means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, or a fund Controlled or managed by such Person.

Agreement has the meaning set forth in the Preamble.

Amended and Restated Leaseshas the meaning set forth in the Aircraft Purchase Agreement.

ANAC means the Brazilian National Civil Aviation Agency (AgênciaNacional de Aviação Civil).

Appraisal has the meaning set forth in Section 4.1.2.

Base Purchase Price has the meaning set forth in Section 4.1.1.

BR GAAP means the Brazilian generally accepted accounting principles.

Brazil means the Federative Republic of Brazil.

Brazilian Civil Code means Law No. 10,406, dated January 10, 2002.

Brazilian Civil Procedure Code means Law No. 5,869, dated January 11, 1973.

Business has the meaning set forth in Whereas I.

Business Days mean any day other than a Saturday, Sunday, or other day on which commercial banks in Brazil are authorized by Law to close.

Calculation Period means (a) with respect to the First Year Additional Payment, the one (1) year period beginning on the first calendar day following the Closing Date and ending on the one (1) year anniversary of the Closing Date, (b) with respect to the Second Year Additional Payment, the one (1) year period beginning on the first calendar day following the one (1) year anniversary of the Closing Date and ending on the two (2) year anniversary of the Closing Date and (c) with respect to the Third Year Additional Payment, the one (1) year period beginning on the first calendar day following the two (2) year anniversary of the Closing Date and ending on the three (3) year anniversary of the Closing Date.

Cash means cash, checks and other near-cash items.

Chamber has the meaning set forth in Section 20.2.

Claim has the meaning set forth in Section 12.1.1.

Closing has the meaning set forth in Section 9.2.

Closing Balance Sheet means the balance sheet of the Company as of the Closing Date.

Closing Conditions shall mean those obligations of the Seller and the Purchaser as set forth in Articles 7 and 8, respectively.

Closing Date has the meaning set forth in Section 9.1.

Closing Date Payment has the meaning set forth in Section 4.2.3.

Closing Indebtedness meansthe Indebtedness of the Company at the time of Closing.

Closing Notification has the meaning set forth in Section 9.1.

Closing NWC means the Net Working Capital of the Company at the time of Closing.

CNPJ/MF means the Brazilian Federal Taxpayers’ Registry (CadastroNacional de Pessoa Jurídica).

Company has the meaning set forth in the Preamble.

Company Revenues has the meaning set forth in Section 4.5.1.(i).

Concession Agreements mean the agreements between HRT O&G and Agência Nacional do Petróleo, Gás Natural e Biocombustíveis – ANP on December 22, 2009 (Agreement No. 48610.009147/2005-26 (BT-SOL-4) and 48610.009147/2005-26 (BT-SOL-4A)).

Confidential Information has the meaning set forth in Section 16.1.

Contract means any agreement, undertaking, contract, obligation, promissory note, letter of credit, indenture, financial instrument, lease, license or other instrument or document or series of instruments or documents or any other arrangement or agreement or series of arrangements or agreements (whether written or oral) by which the Company or any of its property or assets is bound or subject.

Control means, in relation to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, and the terms “Controlled” and “Controlling” will be construed accordingly.

Direct Claim has the meaning set forth in Section 12.1.1.

Encumbrances mean any mortgage, pledge, deed of trust, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement (usufruto), easement (servidão), covenant, condition, encroachment (esbulhopossessório), voting trust agreement, interest, option, preemptive right, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

Environmental Laws mean, as in effect on the date hereof, all Laws, rules, regulations, judgments, injunctions, orders or decrees relating to pollution or protection of the environment, including, without limitation, Laws relating to the release or threatened release of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and sub-surface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances.

Environmental Licenses has the meaning set forth in Section 5.6.

Estimated Closing Indebtedness has the meaning set forth in Section 4.2.2.

Estimated Closing NWC has the meaning set forth in Section 4.2.2.

Exchange Rate means, as of one day prior to the date of applicable payment, the US Dollars to Reais selling exchange rate, as published by the Central Bank of Brazil on the SISBACEN computerized system, transaction PTAX800, “Option 5”, “Currency 220”.

Final Closing Indebtedness means (i) the Preliminary Closing Indebtedness if deemed final pursuant to Section 4.3.2, (ii) the Closing Indebtedness deemed by mutual agreement of the Purchaser and the Seller to be the Final Closing Indebtedness or (iii) the Closing Indebtedness determined by the Independent Accounting Firm to be the Final Closing Indebtedness in accordance with Section 4.3.3, whichever shall first occur.

Final Closing NWC means (i) the Preliminary Closing NWC if deemed final pursuant to Section 4.3.2, (ii) the Closing NWC deemed by mutual agreement of the Purchaser and the Seller to be the Final Closing NWC or (iii) the Closing NWC determined by the Independent Accounting Firm to be the Final Closing NWC in accordance with Section 4.3.3, whichever shall first occur.

Financial Statements mean the financial statements of the Company for the year ended 31 December 2012 and its monthly management accounts as of January 31, 2013.

First Year Additional Payment has the meaning set forth in Section 4.5.1.

First Year Additional Payment Date means the date that is thirty (30) days following the end of the First Year Additional Payment Calculation Period.

Governmental Authority means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational.

Governmental Order means any order, award, decision, ruling, subpoena, verdict, decree, ruling, injunction, judgment or similar act of or by any Governmental Authority, including any administrative agency or court, or by any arbitrator.

Hazardous Substance means (a) any natural or artificial substance (which, alone or in combination with other substances) is capable of causing contamination and/or pollution of the environment or detriment to the health and safety of any Person (including asbestos or asbestos containing materials, energy, radiation, radioactive substances, and electromagnetic fields), (b) the presence of which has to be notified under Environmental Laws to a Governmental Authority having regulatory power under Environmental Laws, or (c) which is categorized or listed under any Environmental Laws as being prescribed, prohibited, restricted or controlled or as required under Environmental Laws warning of its hazards in the course of its carriage, supply, use or disposal.

HeliOne PBHContract means the Technical Support Agreement No. C6232 dated August 24, 2011 entered into by and between HRT O&G and HELI-ONE (NORWAY) AS.

HRT O&G has the meaning set forth in Whereas II.

HRT Netherlands means HRT Netherlands B.V., a company duly incorporated and existing according to the laws of Netherlands.

ICMS means Brazilian State VAT (Imposto sobre Circulação de Mercadorias e Serviços).

Indebtedness of any Person means any liability of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments for the payment of which such Person is responsible, (iii) for the deferred purchase price of goods, property or services or under any title retention agreement (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

Indemnified Party means a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.

Indemnifying Party means any Party obligated to provide indemnification under any provision of Article 12.

Independent Accounting Firm has the meaning set forth in Section 4.3.3.

Intellectual Property Rights mean any trade or business names, brands, trademark, trademark applications, signs and service marks, logos, patents, industrial designs, software, domain names, copyrights, know-how and any other intellectual and industrial property rights.

IPI means Brazilian Tax on manufactured (or industrialized) products.

ISS means Brazilian tax services (imposto sobre serviços).

JUCEA means the Commercial Registry of the State of Amazonas (Junta Comercial do Estado do Amazonas).

Law means any national, regional, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, directive, policy, order, writ, decree, injunction, judgment, stay or restraining order, provisions and conditions of permits, licenses, Governmental Order, registrations and other operating authorizations, any ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority; or any amendments of any of the foregoing.

Losses have the meaning set forth in Section 12.1.1.

Maintenance and Other Services Agreement has the meaning set forth in Section 5.5.

Material Adverse Change means any change, event or effect that is, or is reasonably expected to be, individually or in the aggregate, materially adverse to the financial condition, results of operations, business, prospects, reputation, assets or liabilities of the Company, such as but not limited to, an increase of the Company’s liabilities or a decrease in the value of the Company’s assets by an amount representing more than five per cent (5%) of the liabilities or asset value of the Company as per the financial statements of the Company for the year ended 31 December 2012.

Material Contracts mean any of the following Contracts to which the Company is a party:

(a)	any distribution, supply, procurement Contract which is for an aggregate consideration or which results in an aggregate expenditure in excess of fifty thousand Reais (BRL 50,000.00);

(b)	any loan agreement, indenture, letter of credit, mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee and any other agreement or instrument relating to the borrowing of money or obtaining credit pursuant to which the Company is an obligor (including as guarantor) or obligee;

(c)	any Contract that grants a “right of first refusal”, “right of first offer” or any other preemptive right with respect to any property or asset of the Company or that contains a “change of control” provision;

(d)	any Contract that contains any non-competition covenant or provision that purports to limit in any material respects (i) the ability of the Company to solicit or sell to any customer, or (ii) the manner or localities in which the Company conducts its Business;

(e)	any joint venture or partnership agreement or any other strategic association or cooperation Contract for the establishment of joint ventures or the acquisition of any business or any share or other interest in any company, partnership or other venture;

(f)	any shareholders’ agreement;

(g)	any Contract directly or indirectly entered into between the Company, on the one hand, and any Related Party, on the other; and

(h)	any Contract having a term in excess of one (1) year.

Material Terms has the meaning set forth in Section 10.3.1.

Migration Plan has the meaning set forth in Section 5.16.2.

Migration Services has the meaning set forth in Section 5.16.1.

Municipal Operation Permits has meaning set forth in Section 5.7.

Net Working Capital means the difference between (i) current assets (including cash and cash equivalents, marketable securities, trade and other accounts receivable, inventory, prepaid expenses, sales tax credit and other current assets) and (ii) current liabilities (including accounts payable and other current income tax liabilities, but excluding Indebtedness), in each case as shown on the balance sheet of the Company, as determined in accordance with BR GAAP and the accounting practices of the Company applied on a consistent basis.

New Services has the meaning set forth in Section 10.3.1.

Non-Compete Period has the meaning set forth in Section 14.1.

Notice Period has the meaning set forth in Section 10.3.1.

Offer Notice has the meaning set forth in Section 10.3.1.

Overdue Amount has the meaning set forth in Section 4.2.6.

Parent Guarantor has the meaning set forth in the Preamble.

Part 135 means the certificate issued by ANAC homologating air taxi companies.

Parties have the meaning set forth in the Preamble.

Permits have the meaning set forth in item 108 of Schedule 6.1.

Person means an individual, corporation, partnership, limited liability company, joint venture, investment fund, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, in each case regardless of whether such Person has legal status under the Laws of any jurisdiction.

Post-Closing Adjustment has the meaning set forth in Section 4.3.4.

Preliminary Closing Indebtedness has the meaning set forth in Section 4.3.1.

Preliminary Closing NWC has the meaning set forth in Section 4.3.1.

Preliminary Statements has the meaning set forth in Section 4.3.1.

Properties have the meaning set forth in item 37 of Schedule 6.1.

Purchase Price has the meaning set forth in Section 4.1.1.

Purchaser has the meaning set forth in the Preamble.

Purchaser Indemnified Party means Purchaser and its equityholders, directors, officers and other Affiliates.

Purchaser’s Representations have the meaning set forth in Section 6.2.1.

Quotas have the meaning set forth in Whereas III.

Real Estate Concession Agreement has the meaning set forth in Section 5.8.

Refusal Notice has the meaning set forth in Section 10.3.1.

Related Disputes have the meaning set forth in Section 20.8.

Related Party means any partner, shareholder, officer, director, attorneys in fact, employee or consultant of the Company or of an Affiliate of the Company.

Representations mean the Seller’s Representations and/or the Purchaser’s Representations, as the case may be.

Returns have the meaning set forth in item 63 of Schedule 6.1.

Rosneft Brasil Ltda. means Rosneft Brasil E&P Ltda., parent of TNK BrasilExploração e Produção de Óleo e Gás Natural Ltda.

Rules have the meaning set forth in Section 20.2.

Second Year Additional Payment has the meaning set forth in Section 4.5.2.

Second Year Additional Payment Date means the date that is thirty (30) days following the end of the Second Year Additional Payment Calculation Period.

Seller has the meaning set forth in the Preamble.

Seller Indemnified Party means Seller and its equityholders, directors, officers and other Affiliates.

Seller’s Claim has the meaning set forth in Section 12.2.

Seller’s Representations have the meaning set forth in Section 6.1.1.

Services Agreement has the meaning set forth in Whereas II.

Solvent means when used with respect to any person as of any date of determination, that (a) the fair value of the assets of such person taken as a whole exceeds the liabilities of such person; and (b) such person will be able to satisfy its liabilities as they become due.

Taxes means any and all federal, national, state or local taxes, duties, contributions, levies, fees or assessments of any kind or nature, including, without limitation, any income, capital gains, franchise, gross receipts, sales, VAT, social contribution, employment, social security, minimum, employment, business, use and occupancy, ad valorem, transfer, license, excise, stamp, estimated, withholding, service, payroll, recording and other taxes, and real and personal property taxes and any other taxes imposed on a periodic basis and measured by the level of any item, and any related penalties, charges, interest and other additions thereto of any kind or nature.

Terms of Reference has the meaning set forth in the Rules.

Third Party Claim has the meaning set forth in Section 12.1.1.

Third Year Additional Payment has the meaning set forth in Section 4.5.3.

Third Year Additional Payment Date means the date that is thirty (30) days following the end of the Third Year Additional Payment Calculation Period.

Third Party Provider has the meaning set forth in Section 10.3.1.

Transaction has the meaning set forth in Section 3.

Zotareli Labor Claim means labor claim number 0000141.05-2013.5.01.0036 (36ª Vara do Trabalho do Rio de Janeiro) filed by Antonio Laercio Zotareli against the Company, HRT O&G and Aeróleo Taxi Aereo S/A.

SCHEDULE 6.1 – REPRESENTATIONS AND WARRANTIES BY THE SELLER

All Representations are provided for as at the date of this Agreement and shall be deemed to have been reaffirmed at the Closing Date, except to the extent that a Representation is made as of a specific date, in which case such Representation shall be deemed made as of such specific date only.

The Seller makes the following Representations to the Purchaser:

Information

1.	The information relating to the Company set out in the schedules and appendices to this Agreement is true, accurate and complete in all respects and is not misleading.

2.	All information contained in any document or communication which has been given by the Seller or its representatives to the Purchaser or its representatives in the course of the negotiations leading to this Agreement was when given, true, accurate and complete in all respects and was not misleading. Copies of all Contracts and other documents supplied to the Purchaser or any of its representatives by or on behalf of the Seller or the Company or any of their respective representatives are true, accurate and complete and the contents of such copies of the Contracts comprise the entire agreement between the parties to them. There is no fact or matter which has not been disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading or the disclosure of which might affect the willingness of the Purchaser to purchase the Quotas from the Seller on the terms of this Agreement or the price at or terms upon which the Purchaser would be willing to purchase them.

Title to the Quotas

3.	The Seller is the sole legal and beneficial owner of the Quotas and the Quotas are free from any Encumbrances.

Organization

4.	The Company is a limited liability company (sociedade limitada), duly incorporated and validly existing under the Laws of the Federative Republic of Brazil and has legal power and capacity to carry out the Business as and to the extent now conducted and to own, use and lease its assets and properties.

5.	The Seller has not approved any quotaholders’ resolution for the winding-up, merger or dissolution of the Company or for the transfer of the Quotas, the Business and/or the assets and properties of the Company in favor of any Person.

6.	The Company is headquartered at Rua Ponta Grossa, 229, City of Manaus, State of Amazonas, CEP 69074-190, Brazil.

7.	The Company does not have any subsidiaries, does not hold or have any interest of any nature in an equity interest or other securities or titles issued by any Person. The Company is not part of any type of association with any Person.

8.	The Company has two branches as follows:

(i)	Tefé branch: located at Rua Getúlio Vargas, 171, City of Tefé, State of Amazonas, CEP 69470-000, Brazil, registered with the CNPJ/MF under No. 13.9.0018917-8; and

(ii)	Carauari branch: located at Estrada do Gavião, s/n, City of Carauari, State of Amazonas, CEP 69500-970, Brazil, registered with the CNPJ/MF under No. 13.9.0018918-6.

9.	The Company’s stock capital is ten million and five hundred thousand Reais (BRL 10,500,000) divided into ten million and five hundred thousand (10,500,000) quotas with a par value of one Real (BRL 1.00) each, fully subscribed and paid up and free from any Encumbrances.

10.	Attached as Appendix 10 is a true and complete copy of the Company’s articles of association as in effect and as registered with the Commercial Registry of the State of Amazonas (JUCEA).

11.	The Quotas represent 100% of the stock capital of the Company on a fully diluted basis.

12.	The execution by the Seller and the Purchaser of the relevant amendment to the articles of association of the Company will effectively vest in the Purchaser good, valid and marketable title to all of the Quotas, free and clear of any Encumbrance.

13.	The IPI was proportionally paid under a temporary admission regime granted by Brazilian IRS to each aircraft. The ICMS on the import of each aircraft is not due in view of the Amazonas ICMS legislation (Decree No 20.686 of December 28, 1999).

14.	The Seller attests that the taxation related to the maintenance services have been properly paid.

15.	The Seller attests that it does not effect payment related to power by the hour (PBH).

16.	There are no:

(i)	subscriptions, options, purchase rights or other Contracts, rights, warrants, convertible or exchangeable securities, phantom stock rights, agreements or commitments of any kind obligating, directly or indirectly, the Company to issue, transfer, sell or otherwise dispose of, or cause to be issued, transferred, sold or otherwise disposed of, any equity interests of the Company or any securities convertible into or exchangeable for any such equity interests; or

(ii)	Contracts or understandings to which the Company is a party, or by which the Company is bound, relating to the voting of any quotas or the equity interests of the Company.

Capacity

17.	The Seller and the Company have full right, capacity and authority to enter into the Agreement as well as to carry out their obligations thereunder. The execution and delivery by the Seller of the Agreement and the documents referred to therein, and the performance by the Seller of its obligations thereunder, have been duly and validly authorized by the Board of Directors of the Seller, no other corporate action on the part of the Seller or its stockholders being necessary.

18.	The Seller and the Company are not subject to any restriction which would prevent them from entering into the Agreement or any other document referred to therein and consummating any transaction contemplated by the Agreement or in any such other documents. The Agreement and the documents referred to therein, when executed and delivered, will create valid and binding obligations of the Seller and the Company enforceable against them in accordance with their terms.

19.	No representation or warranty made by the Seller in the Agreement or any Schedules or any Appendices hereto contains any untrue statement or omits to state a mutual fact necessary to make the statements contained therein not misleading in any respect.

Solvency

20.	The Seller and the Company are Solvent.

Business of the Company

21.	The Business of the Company is composed of the following activities: (i) hiring and management of workforce related to civil aviation; (ii) instruction and training related to aeronautical activities; (iii) rendering services of maintenance and repair of aircraft, engines, components and related services; (iv) aircraft hangarage; (v) purchase and sale of aeronautical components and equipment; (vi) aircraft management; (vii) import, export and trade of aeronautical components and equipment; and (viii) management of airports and fields landing operations.

Non-contravention

22.	The execution by the Seller of the Agreement, and any documents referred thereto, the performance by the Seller of its obligations thereunder and the consummation of the transactions contemplated thereunder will not (a) violate any provision of the articles of association of the Company, (b) violate any Law and regulation applicable to the Seller or the Company, (c) violate any order, judgment, injunction, award or decree of any Governmental Authority against or binding upon the Seller or the Company, (d) violate any Contract to which the Seller or the Company are party or by which their assets may be bound, or (e) result in the creation or imposition of any Encumbrance on any of the assets used or held by the Company in connection with its Business.

Corporate formalities

23.	All legal formalities in relation to the Company’s corporate acts have been duly and timely complied with.

Financial Statements

24.	The Seller has provided the Purchaser with a true and complete copy of the financial statements of the Company for the year ended 31 December 2012. The Financial Statements:

(i)	are accurate and complete in all respects;

(ii)	provide a true and fair view of the equity and the financial situation of the Company on the date to which they refer and of the results of its operations with respect to the periods to which they relate;

(iii)	have been prepared in accordance with BR GAAP;

(iv)	do not overstate the profits or under-state the losses of the Company in respect to the periods to which they relate;

(v)	do not overstate the value of the assets nor under-state the liabilities of the Company as at the date to which they relate.

25.	All debts of the Company, whether actual or contingent, are duly set out in the Financial Statements and its assets are valued in accordance with BR GAAP.

26.	All provisions that must be made in accordance with BR GAAP, legal or regulatory provisions, including, but not limited to, tax regulations, have been duly allocated in the Financial Statements of the Company.

27.	Since 31 December 2012:

(i)	No event or circumstance has occurred in relation to the Company which could adversely affect the equity, financial situation, results, assets, prospects, goodwill or commercial operations of the Company as they are reflected in the Financial Statements, or the future development of the Business of the Company.

(ii)	All acts and operations undertaken by the Company which should be recorded and accounted for under the terms of BR GAAP and of the applicable laws/regulations have been duly registered and accounted for in accordance with such rules.

(iii)	There has been no change in the accounting practices nor in the valuation criteria applied by the Company.

(iv)	The Company has commenced, undertaken, effected, adopted or concluded no act or operation outside the scope of the ordinary course of business, and the Company has developed its activity without interruption or alteration of any kind.

Books and records

28.	The accounts and other books or registers of any kind of the Company are up to date and maintained in accordance with the applicable Law, and contain complete and precise records of all the matters with which such books deal.

Indebtedness

29.	Indebtedness of the Company does not exceed any limitation set out in its articles of association or in any documents, Laws or regulations which are binding upon the Company.

30.	The Company has not received any financing from any third party, including financial institutions, the Seller and Related Parties.

31.	The Company does not have liabilities and obligations (including hidden or contingent liabilities) other than those that are set out in the Financial Statements or that have arisen in the normal course of business since the date to which the last of the Financial Statements refer for the amount indicated in such Financial Statements.

32.	The Company has not issued guaranties or created security over any of its assets or properties of any kind in favor of third parties.

Accounts receivable

33.	The accounts receivables which are accounted for in the Financial Statements of the Company are fully related to the aerial services agreement (“Contrato de Prestação de Serviços de Mão de Obra especializada para a Operação e Manutenção de Aeronaves, Hangaragem e outras Avenças”) entered into between HRT O&G and the Company on January 23, 2012 and therefore, except for the receivables necessary to accomplish the obligations assumed by the Company before the execution of this Agreement, are not collectible in favor of the Company.

34.	The Financial Statements contain provisions for all the possible unpaid amounts in an amount sufficient to cover such amounts when due in accordance with BR GAAP.

Distribution of dividends

35.	The Company has never declared, paid or committed to pay any dividends and no resolution has been adopted by the Seller with a similar effect.

Real Estate

36.	The Company does not own any real property. All real estate properties are occupied and used by the Company by means of a written lease or real estate concession agreement.

37.	Appendix 37 sets forth a complete and correct list of all real properties occupied and used by the Company, including the address and title of each of them (the “Properties”). The Company has a good and valid interest in each of the Properties, in each case free and clear of all Encumbrances. The Properties include all the real properties currently used by the Company and its branches in the operation of the Business.

38.	The lease agreements and the real estate concession agreements listed in Appendix 37 constitute a legal, valid and binding obligation of the Company and are in full force and effect and enforceable in accordance with their terms.

39.	Neither the Company nor, to the knowledge of the Seller, any other party to such lease agreements and real estate concession agreement is in material breach or material default under their respective terms and no event has occurred and no condition exists of which Seller is aware which, with the giving of notice or lapse of time or both, would constitute a material default or material breach.

40.	All buildings, structures, material fixtures and improvements included within the Properties are in good repair and operating condition, subject to ordinary wear and tear, and are suitable for the purposes for which they are presently used.

41.	(a) As of the date hereof, except for the property in Manaus and the hangar at the Carauari airport, the Properties comply with all applicable state, regional or local government regulations and (b) as of the Closing, the Properties shall comply with all applicable state, regional or local government regulations, in each case including, but not limited to, regulations relating to construction, environment, planning, development or building and have all the permits and licenses required by the law and the public authorities to develop its activities.

42.	Neither the Seller nor any of its respective Affiliates, including the Company, have received notice or have knowledge of any pending or contemplated condemnation proceeding affecting the Properties or any part thereof or of any sale or other disposition of the Properties or any part thereof in lieu of condemnation.

43.	Neither the Seller nor any of its respective Affiliates, including the Company, own, hold, have granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Properties or any portion thereof or interest therein.

44.	The Property in the City of Carauari, State of Amazonas (as per the attached documentation in Appendix 37), is subject to a real estate concession, as granted by the Municipal Decree No. 085-2012 GP issued by the Municipality of Caruari, State of Amazonas. The relevant concession agreement has not been executed yet and the Company has not received any notice or has knowledge about the terms and conditions of this concession, except for the terms and provisions of the aforementioned Decree.

Company’s movable property

45.	The Company is the legal and lawful owner of some of the furniture located at the hanger of Apuí Taxi Aéreo at the Manaus airport.

Intellectual Property

46.	The Company owns or possesses adequate and enforceable licenses or other rights to use the Intellectual Property Rights it currently owns and/or manages.

47.	Appendix 47 hereto lists all Intellectual Property Rights owned by, or licensed to, the Company, in each case enumerating specifically the applicable filing or registration number, title, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All licenses and assignments of Intellectual Property Rights to the Company have been properly executed and recorded.

48.	The Company has not licensed any of the Intellectual Property Rights it owns and there are no restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by the Company in respect of the Intellectual Property Rights.

49.	The Intellectual Property Rights listed in Appendix 47 constitute all Intellectual Property Rights necessary to conduct the Business in all respects.

50.	Each employee with a labour agreement with the Company has expressly assigned to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, that are or were invented, created, developed and/or conceived during the term of such employee’s employment, and all Intellectual Property Rights therein, and has waived all moral rights therein to the extent legally permissible.

51.	The Intellectual Property Rights are not subject to any Encumbrance.

52.	All application, registration, maintenance and renewal fees have been paid to, and all material documents and certificates have been filed with, the applicable Governmental Authority as necessary for maintaining the validity of the Intellectual Property Rights and the Intellectual Property Rights are not subject to the payment of any taxes or the taking of any other actions by the Company to maintain their validity or effectiveness.

53.	The Company has not received any written notice that any Intellectual Property Right is currently the subject of any re-examination, opposition, cancellation or invalidation proceedings from a Governmental Authority and no such proceedings are threatened.

54.	The Company has not received written notice from any third party alleging that it has interfered with, infringed upon, misappropriated or violated any Intellectual Property Right of any third party and the Company has not taken any action that constitutes any such interference, infringement, misappropriation or violation and is not threatened by any third party in this respect.

55.	No third party has interfered with, infringed upon, misappropriated or violated any Intellectual Property Rights of the Company.

Contracts with the Seller and Related Parties

56.	The Company has complied in all material respects with, and is not in violation in any respect of the Services Agreement, the Concession Agreement and all related applicable Laws and regulation that directly or indirectly affect the Business with respect to the commercial relationship with HRT O&G. No violations are outstanding or uncured with respect to such Services Agreement or Concession Agreement and both such agreements were entered into on an arm’s length basis.

57.	There are no intercompany liabilities between the Company, on the one hand, and Seller or Related Parties or any of their respective officers, directors or Affiliates, on the other hand.

58.	No third party has sought nor threatened to hold liable the Company for any liability or obligation from the Seller or any Related Party.

59.	The relationship between the Company and the Seller and Related Parties has complied with applicable Laws and regulations in all respects.

Contracts

60.	There are no existing Contracts between the Company and third parties the performance under which would prevent the Company’s compliance with the obligations provided for in the Agreement or which may be terminated as a result of the Agreement or which may involve costs or expenses beyond the regular course of business.

61.	All Material Contracts entered into by the Company are listed in Appendix 61.

62.	All of the Material Contracts entered into by the Company in force as of the execution date of this Agreement:

(i)	have been entered into on an arm’s length basis.

(ii)	are within the scope of their corporate purpose and the normal course of business.

(iii)	are valid, binding and enforceable in accordance with their terms and are fully in force.

(iv)	do not breach any applicable Law or regulation.

(v)	shall not result in loss being suffered by the Company due to their terms or performance.

(vi)	contain provisions relating to their termination which are reasonable and usual, having taken into account the operations and activities to which they refer.

(vii)	the parties are not in breach of the obligations arising from the same.

(viii)	the contracting party is not entitled to unilaterally terminate, accelerate, modify or cancel any such Material Contract or to initiate any claim against the Company.

Taxes

63.	The Company has regularly and timely filed all returns, declarations, reports, estimates, information, returns and statements (“Returns”) required to be filed or sent by or with respect to it in connection with any Taxes.

64.	As of the time of filing, such Returns were true, complete and correct in all aspects.

65.	Except for the pending tax debts listed in Appendix 65, the Company has regularly and timely paid all Taxes due and payable, or obtained from the relevant authorities the postponement to pay and have thereafter paid within each relevant deadline, all Taxes related to the activities of the Company.

66.	The Company has withheld from its payees, including employees, proper and accurate amounts for all periods in compliance with all applicable Brazilian tax withholding provisions and has timely paid to the appropriate governmental entity the withheld amounts.

67.	The Company has established in accordance with the BR GAAP reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations.

68.	There is no Tax inspection on the Company or the Seller in progress and there is no outstanding notice that such are to take place.

69.	There are no writs, actions, claims, disputes, legal or administrative proceedings, complaints, prosecutions or investigations in progress or pending involving the Company.

70.	On March 1, 2012, the Municipality of Tefé (State of Amazonas) granted the Company a reduction of ISS rate from 5% to 2.5% for an undetermined term provided that the Company continues to give priority on the hiring of local employees and Tefé branch remains located there. This tax incentive was granted by means of Municipal Decree No. 033/2012.

71.	The Municipality of Carauari (State of Amazonas) has granted the Company a reduction of ISS rate from 5% to 2%.

72.	The Company is in good standing with:

(i)	the Revenue Department of Ministry of Finance (Receita Federal) and the Office of the Public Attorney of the Revenue Department (Procuradoria da Fazenda);

(ii)	the Municipalities of Tefé, Carauari and Manaus with regards to ISS;

(iii)	the department of the Employees Severity Indemnity Funds (Fundo de Garantia de Tempo de Serviço—FGTS); and

(iv)	the National Institute of Social Security (Instituto Nacional do Seguro Social).

Insurance

73.	The Company is, and will remain until the Closing Date, properly and validly insured against the risks customarily covered (in their nature as well as in their amount) by companies conducting a business similar to that of the Company, and holds all insurance policies that are legally required from companies conducting a business similar to that of the Company, including mandatory insurances.

74.	The Company’s insurance policies are taken for sufficient amounts to cover the existing risks and are placed with financially sound and reputable insurers.

75.	All insurance premiums have been duly paid by the Company and the Company has not received any notice of cancellation or termination in respect of any insurance policies or is in default thereunder.

76.	All policies will remain in effect at least until the Closing Date and as such, all losses which may occur up until the Closing Date (including the Closing Date) will be insured under those policies. The coverage provided the Company’s insurance policies will not terminate or lapse by reason of the transactions contemplated by the Agreement.

77.	Any and all losses have been duly notified to insurers pursuant to the above-mentioned policies.

78.	Except for the claim listed in Appendix 78, no claim is outstanding under any of the policies and no event has occurred or matter exists which might give rise to a claim under any of the policies.

Labor aspects

79.	The Company has a total of eighty-nine (89) employees and two managers as of the date of the Agreement. All the Contracts with the purpose of hiring such workers have been effected on a legal basis without infringing any unfair competition law or regulation.

80.	The codified list of employment Contracts entered into with the employees is attached as Appendix 80 hereto, including details of the duration of their employment, employment status, type of Contract, remuneration and benefits. The Seller has not received any information that would lead it to believe that a material number of such persons will or may cease to be employees, or will refuse offers of employment from the Purchaser, because of the consummation of the transactions contemplated by the Agreement.

81.	In addition to the Contracts listed in Appendix 81, the Company has not contracted other outsourced employees and all remuneration, benefits, Taxes and social contribution due by the employing companies of the outsourced workers contracted by the Company today or in the past were fully paid by those employing companies. No outsourced employee currently or formerly contracted by the Company may present any claim or bring any action against the Company for the enforcement of amounts due by their respective employing company.

82.	The Company is up to date with the payment of all remuneration due to its employees, including but not limited to the payment of all hours of work and respective additional pays for overtime.

83.	The Company has at all times complied with all labour and social Laws and regulations, including but not limited to those relating to the mandatory withheld income tax, social security, contributions to unions, health and safety at work, equal pay for equal work legal principle, and has timely and correctly made all payments due, and has provided the documentation due and communications and information required.

84.	There are no obligations to pay pensions contributions to pension schemes or to other similar funds in favour of present or past employees, officers or directors of the Company.

85.	From the date of its incorporation, the Company has not suffered any strike nor any other kind of action from unions. There is no strike or stoppage affecting the Company and no such strike or stoppage has been threatened.

86.	No present or past employee, executive, manager or director of the Company has the right to an indemnity for termination of the Contract of employment or dismissal in excess of that which is established by the Law, nor has the right to other payments for the normal termination or early termination of their Contracts, nor will they have the right to any payment or benefit whatsoever as a result of or accelerated by the consummation of the Transaction. Stock options or similar rights over stocks of other group companies shall remain at the Seller’s exclusive responsibility and shall not create any liability, loss or duty of any kind to the Company or its new owners after the transaction.

87.	Except for the Zotareli Labor Claim, there are no labour actions, administrative proceedings or investigations pending against the Company related to employees, managers, commercial representatives, distributors, cooperatives or other contracted third parties, or filed by the Public Attorney’s Office for Labor Affairs (Ministério Público do Trabalho) or by the Ministry of Employment (Ministério de Trabalho e Emprego). There are no lawsuits or imminent lawsuits against the Company’s current owners that could in any way have an impact on the Company’s business after the transaction.

88.	The Company has always complied with (i) the collective bargaining agreement (convenção coletiva de trabalho) entered into Sindicato dos Aeroviários do Amazonas and Sindicato Nacional das Empresas Aeroviárias; and (ii) the collective bargaining agreement (convenção coletiva de trabalho) entered into Sindicato Nacional dos Aeronautas and Sindicato Nacional das Empresas Aeroviárias.

89.	There is no employee of the Company with any type of guarantee of employment or tenureship. No employee of the Company has ever suffered a labor-related accident or had an occupational disease. There is no employee of the Company on sick-leave or with any type of limitation to the possibility of termination without cause.

90.	No employee of other group companies may present any claim or bring any action against the Company for the enforcement of amounts due by their respective employing company.

91.	All employees terminated in the past two years, for any cause, have received sufficient payment for rights acquired before or resulting from the termination, considering the applicable laws, collective labor agreements, contractual provisions and corporate policies.

Civil and criminal litigation

92.	There are no civil or criminal writs, actions, claims, disputes, legal or administrative proceedings, arbitration proceedings, complaints, prosecutions or investigations in progress or pending, against the Seller, the Company or any of their respective assets and properties. There are no facts or circumstances known to the Seller that could reasonably be expected to give rise to any action or proceeding that would be required to be disclosed pursuant to the preceding sentence.

93.	There are no threatened civil and criminal litigations writs, actions, claims, disputes, legal or administrative proceedings, arbitration proceedings, complaints, prosecutions or investigations involving the Company.

94.	The Company has not breached any legal judgment, administrative decision or final arbitration award.

95.	The Company has not brought any actions, nor does intend to bring actions or proceedings against third parties.

Environmental Matters

96.	The Company has at all times been in compliance, in all material respects, with all applicable Environmental Laws.

97.	The Company has applied for and received all Permits required under Environmental Laws for the Business.

98.	The Company has at all times complied with all applicable rules, regulations and Permits required under Environmental Laws of any third party related to the Business.

99.	No Hazardous Substances or/and solid wastes have been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released in, on, over, under, at or from any property in violation of any applicable Environmental Law or that could reasonably be expected to result in material environmental liability to the owner, lessee, or operator of Properties.

100.	No Properties are listed or, proposed for listing, on an inventory of sites requiring investigation, monitoring or remediation maintained by any Governmental Authority.

101.	The Company has not received any written notice of (i) any actual or threatened environmental liability, or (ii) the obligation to investigate, take corrective action, remediate or monitor the Properties.

102.	The Company has not contractually, by operation of Law, or otherwise assumed or succeeded to any environmental liabilities of any other Person.

103.	There are no environmental administrative processes and/or lawsuits filed against the Company.

104.	There are no pending or threatened environmental claims by third parties (including non-governmental organizations and local community), the Public Attorney’s Office or environmental authorities involving its activities.

Compliance with consumers’ rights regulations

105.	The Company has complied with and presently complies with consumers’ rights regulations, and there is no liability, whether present or contingent, attaching to the Company arising from the breach of such regulations.

Competition matters

106.	The Company has never been involved in anticompetitive conducts or antitrust investigations.

Matters disclosed herein

107.	All information contained or referred to in the Agreement or any Schedule or Appendix or anything which has otherwise been disclosed by or on behalf of the Seller to the Purchaser on or prior to the date of this Agreement is true and accurate in all respects and did not omit any fact necessary to make the information delivered to the Purchaser not misleading.

Compliance with applicable Laws and Permits

108.	(a) As of the date hereof, except for the property in Manaus and the hangar at the Carauari airport, the Company possesses all material certificates, licenses, permits, authorizations, registrations, waivers, privileges, qualifications, certifications and approvals of Governmental Authorities which are required for the conduct of the Business presently or previously conducted by it (the “Permits”) and (b) as of the Closing, the Company shall possess all Permits.

109.	The Permits are in full force and effect, and no violations are outstanding or uncured with respect to any such Permits and no Proceeding is pending or, threatened to revoke or limit any such Permits. No condition or event has occurred which, with notice or the passage of time or both, would constitute a violation by the Company of any Law applicable to its Business or Permit in any material respects.

110.	The Company has complied with all material respects with, and is not in violation in any respect of, any Law or Permit applicable to the Business, or of any other third party’s permit related to the Company resulting in obligations to be complied with by the Company, as presently or previously conducted, or as currently proposed to be conducted.

Certain Payments

111.	None of the Seller, the Company and their respective officers, agents, representatives or employees has, directly or indirectly, (i) made any contribution to a political party or politician, gift (other than de minimis in-kind gifts), bribe, unlawful rebate, payoff, influence payment, kick-back or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business (including in bidding procedures and direct contracts with Governmental Authorities), (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of any Company or any Affiliate thereof, or (d) otherwise in violation of any requirement of applicable Law; or (ii) established or maintained any material fund or asset that has not been recorded in the books and records of the Company.

Brokers

112.	No agent or broker is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

APPENDIX 10 – COMPANY’S ARTICLES OF ASSOCIATION

APPENDIX 37 – PROPERTIES

APPENDIX 47 – INTELLECTUAL PROPERTY RIGHTS

Please find below a list of the Air Amazonia’s brands registered at intellectual properties registrar in Brazil (“INPI”).

OWNER	BRAND	PROCESS No	STATUS
Air Amazonia	Air Amazonia’s logo	831301520	Under Review
Air Amazonia	Air Amazonia’s logo	831301490	Under Review
Air Amazonia	Air Amazonia’s logo	831301503	Under Review
Air Amazonia	Air Amazonia’s logo	831301481	Under Review
Air Amazonia	Air Amazonia’s logo	831301511	Under Review
Air Amazonia	Air Amazonia	831300779	Under Review
Air Amazonia	Air Amazonia	831300760	Under Review
Air Amazonia	Air Amazonia	831300795	Under Review
Air Amazonia	Air Amazonia	831300809	Under Review
Air Amazonia	Air Amazonia	831300787	Under Review
Air Amazonia	Air Amazonia	831207280	Under Review
Air Amazonia	Air Amazonia	831207302	Under Review
Air Amazonia	Air Amazonia	831207310	Under Review
Air Amazonia	Air Amazonia	831207329	Under Review
Air Amazonia	Air Amazonia	831207337	Under Review

APPENDIX 61 – MATERIAL CONTRACTS

•

Hangar and Area Loan Agreement (“Contrato de Prestação de Serviço de Hangaragem e Cessão de Espaço”), between Air Amazonia and Apui Taxi Aereo Ltda., executed on February 1, 2013 is for a Hangar area for maintenance of the aircrafts at Manaus Airport.

•

Customs Service Agreement (“AssessoriaemDespachoAduaneiro e Agenciamento de Carga”), between Air Amazonia and ChinterConsultoriaAduaneiraLtda, executed on January 2, 2013 is for customs release services for Air Amazonia’s imports.

•

Area Use Agreement (“Contrato de Concessão de uso de área”), between Air Amazonia and EmpresaBrasileira de Infra-estruturaAeroportuária—INFRAERO, executed on May 16, 2012 is for the concession of an area for maintenance and container storage at Tefé’s Airport.

•	(“GG DA COSTA”), between Air Amazonia and G. Gomes da Costa &Cia. Ltda.—ME, executed on January 25, 2013 is for handling of loads services in Tefé and Caruari Airports.

•	(“WM MANUTENCAO”), between Air Amazonia and WM ManutençãoAeronáutica Ltda.—EPP, executed on March 19, 2013 is for the maintenance of the AS350 aircrafts.

•

The Aircraft Lease Agreement (“Contrato de Fretamento de Aeronave no 1-002/13”), between Air Amazonia and Trip LinhasAéreas S.A., executed on March 13, 2013 is for a fixed wing airplane and therefore shall be transferred to HRT O&G. Hangar and Area Loan Agreement (“Contrato de Prestação de Serviço de Hangaragem e Cessão de Espaço”), between Air Amazonia and Apui Taxi Aereo Ltda., executed on February 1, 2013 is for a Hangar area for maintenance of the aircrafts at Manaus Airport.

APPENDIX 65 – PENDING TAX DEBTS

•	ICMS of the State of Amazonas – BRL 53,210.47, calculated as of April 22, 2013.

APPENDIX 78 – INSURANCE CLAIMS

•	Claim: Emergency landing.

•	Aircraft: PR-HRY – Bell 212

•	Occurrence Date: 05/Aug/2012

•	Accident Place: Old glade next to support basin Tefé River—BATE-1

•	Estimation Costs: GROSS – US$ 900,000.00

•	Deductible to be applied: 10% of the aircraft insured value = US$ 396,600.00

•

Information on the occurrence, as per the Company: In order to comply with the flight schedule, the airplane took off at 11:08AM, with 480 pounds of fuel, transporting a network of chemical BATE 1 to 148-1, 26 miles distant. In return to BATE 1, with a passenger and a cargo master on board, at still 1minute and 30 seconds to landing, the device indicated 50 pounds of remaining fuel, and about 500 meters from the helipad of BATE 1, in the final for landing, the # 2 engine went out, now with the subsequent deletion of the engine # 1. The pilot informed the emergency situation in the VHF and landed in the area just ahead without any injury to the occupants. He informed landing on VHF and already in contact with the bilateral CH BATE 1 was arranged the people’s removal from the place.

•

Status on the Claim Settlement: The insurer has already approved the airplane repair in Canada. Aircraft was due to be sent to Canada on December 18th, by airplane. In order to advance any indemnity payment, insurers are now waiting for the issuance of a final report by the loss adjuster.

APPENDIX 80 – CODIFIED LIST OF EMPLOYMENT CONTRACTS

APPENDIX 81 – OUTSOURCED EMPLOYEES

•	Maintenance services agreement entered into and by the Company and Rico Taxi Aereo Ltda. on February 8, 2012.

•	Jorge Viana—AS350 Pilot – Contracted through Apuí Taxi Aéreo Ltda.

SCHEDULE 6.2—REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

All representations and warranties are provided for as at the date of this Agreement and shall be deemed to have been reaffirmed at the Closing Date, except to the extent that a Representation is made as of a specific date, in which case such representation and warranty shall be deemed made as of such specific date only.

The Purchaser makes the following representations and warranties to the Seller:

1.	The Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted as of the date of the Agreement.

2.	The Purchaser has obtained all corporate authorizations and all other governmental, statutory, regulatory or other consents, licenses, authorizations, waivers or exemptions required to empower it to enter into and perform its obligations under the Agreement.

3.	The Purchaser has full right, capacity and authority to enter into the Agreement as well as to carry out its obligations thereunder. The execution and delivery by the Purchaser of the Agreement and the documents referred to therein, and the performance by the Purchaser of its obligations thereunder, have been duly and validly authorized by the Board of Directors of the Purchaser, no other corporate action on the part of the Purchaser or its stockholders being necessary.

4.	The Purchaser is not subject to any restriction which would prevent it from entering into the Agreement or any other document referred to therein and consummating any transaction contemplated by the Agreement or in any such other documents. The Agreement and the documents referred to therein, when executed and delivered, will create valid and binding obligations of the Purchaser enforceable against it in accordance with their terms.

5.	The Agreement and the Transaction documents which are to be entered into by the Purchaser will, when executed, constitute valid and binding obligations of the Purchaser.

6.	The entry into and performance by the Purchaser of the Agreement and/or any Transaction document to which it is a party will not (i) breach any provision of its by-laws or equivalent constitutional documents or (ii) result in a breach of any laws in its jurisdiction of incorporation or of any order, decree of judgment of any court or any governmental authority.

SCHEDULE 9.3.1(I)—CLOSING CERTIFICATE

The undersigned,

HRT PARTICIPAÇÕES EM PETRÓLEO S.A., a corporation by shares (sociedade por ações) duly incorporated and existing according to the laws of the Federative Republic of Brazil, registered with the Brazilian Federal Taxpayers’ Registry (CNPJ/MF) under No. 10.629.105/0001-68, headquartered at Avenida Atlântica, 1130, Entrada 1, City of Rio de Janeiro, State of Rio de Janeiro, Brazil, herein represented by its [position], Mr. [full name], a [•] citizen, [marital status], [profession], with identity card No. [•], resident and domiciled at [full address],

Refers to Section 9.3.1(i) of the Quota Purchase Agreement and Other Covenants executed with Erickson Air-Crane Incorporated and Air Amazonia Serviços Aéreos Ltda. on [date] (the “Agreement”, the terms defined therein being used herein as therein defined) to hereby certify that, as of the date hereof, the following conditions have been fully satisfied by the Seller:

(a)	the Representations, as set forth in Section 6.1 of the Agreement, are true and correct as of the Closing Date;

(b)	the Seller has fully complied with any and all covenants and obligations set forth in the Agreement to be complied before the Closing Date; and

(c)	all the Closing Conditions have been fulfilled (or waived by the Purchaser) as set forth in Article 7 of the Agreement.

IN WITNESS WHEREOF, the Seller has duly executed this Certificate on [date].

HRT ParticipaçõesemPetróleo S.A.

By [•]

Exhibit A to the Quota Purchase Agreement

DATED AS OF [*], 2013.

AIR AMAZONIA SERVIÇOS AERONÁUTICOS LTDA.

- and -

HRT O&G EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO LTDA.

AERIAL SERVICES AGREEMENT

Exhibit A to the Quota Purchase Agreement

Exhibit A to the Quota Purchase Agreement

AERIAL SERVICES AGREEMENT

THIS AERIAL SERVICES AGREEMENT is made as of the [*] day of [*], 2013, between AIR AMAZONIA SERVIÇOS AERONÁUTICOS LTDA. a Brazilian Limited Liability Company, located at Rua Ponta Grossa, 229, City of Manaus, State of Amazonas, Brazil, CEP 69074-190, Brazil, registered as taxpayer with the Ministry of Finance under CNPJ/MF No. 13.052.453/0001-03, herein represented pursuant to its authorized representatives in accordance with its articles of incorporation (hereinafter referred to as the “AIR AMAZONIA”) and HRT O&G EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO LTDA., a Brazilian Limited Liability Company located at Avenida Atlântica, no 1130, 7o, 8o and 10o andar, Copacabana, in the city of Rio de Janeiro, State of Rio de Janeiro, CEP 22420-000, Brazil, registered as taxpayer with the Ministry of Finance under CNPJ/MF No. 10.629.105/0001-68, herein represented by its Chief Executive Officer Mr. Nilo Chagas de Azambuja Filho, a Brazilian citizen, married, geologist, with identity card No. 1002500237, registered with the Taxpayer Registry (CPF/MF) under No. 160.656.460-91, and its Chief Finance Officer Mr. Ricardo Bottas Dourado dos Santos, a Brazilian citizen, married, administrator, with identify card No. 1214385621, registered with the Taxpayer Registry (CPF/MF) under No. 769.899.255-15, both with professional address in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Atlântica, 1130, 10º andar—parte (hereinafter referred to as “HRT O&G”).

WHEREAS,

(A)	Air Amazonia is engaged in the aircraft charter, crewing, crew training, flight planning, embarkation and disembarkation of passengers and cargo, aircraft maintenance, technical control, and all other services necessary for the operation of aircraft; and

(B)	HRT O&G is an oil and gas company operating in Brazil and desires to charter aircraft from Air Amazonia and utilize the services of Air Amazonia and Air Amazonia wants to charter aircraft to HRT O&G and provide such services to HRT O&G upon the terms and conditions set out herein.

NOW THEREFORE, in consideration of the mutual promises herein contained, Air Amazonia and HRT O&G agree as follows:

1.	DEFINITIONS

The following terms shall have the following respective meanings for all purposes of this Agreement:

Adjusted Payment	shall have the meaning assigned to such term in Section 6.9.2.

Aeronautical Regulations	means RBAC 135 (Operating Requirements: Commuter and on Demand Operations and Rules Governing Persons on Board Such Aircraft), duly approved by Ordinance number 262 dated as of January 29, 2013.

Exhibit A to the Quota Purchase Agreement

Affiliate	means any other person directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with the person specified.

Agreement	means this Aerial Services Agreement.

Air Amazonia	shall have the meaning assigned to such term in the preamble.

Air Authority	means (a) each person who shall under the laws of Brazil from time to time be vested with the control and supervision of civil aviation in that state, or have jurisdiction over, the registration, airworthiness, operation or other matters relating to the Aircraft and (b) as of the commencement of the Term, the Brazilian National Civil Aviation Agency (ANAC).

Aircraft	means the helicopter identified and described in ANNEX A hereto, including all engines, Components, rotables, parts and spare parts and/or ancillary and loose equipment or devices and associated aircraft documentation furnished therewith under this Agreement, and all substitutions, renewals and replacements from time to time made in or on the said Aircraft in accordance with this Agreement, whether or not for the time being installed on the Airframe.

Aircraft Documents	means the manuals and technical records required to be kept by the operator of the Aircraft.

Airframe	means the Aircraft described in ANNEX A hereto, excluding the engines, and any Components, rotables and parts installed on or attached to said Aircraft.

Annual Escalation	shall have the same meaning assigned to such term in Section 4.3.

Annual Reconciliation Amount	shall have the meaning assigned to such term in Section 5.2.

ANP	means the Agência Nacional do Petróleo, Gás Natural e Biocombustíveis.

Availability Day	shall have the meaning assigned to such term in Section 7.1.2.

Brazil	means the Federative Republic of Brazil.

Exhibit A to the Quota Purchase Agreement

BRL	means the Brazilian currency Reais (R$)

Chamber	shall have the same meaning assigned to such term in Section 20.5.2.

Change Effective Date	shall have the meaning assigned to such term in Section 8.4.

Change Order	shall have the same meaning assigned to such term in Section 8.2.

Change Request	shall have the same meaning assigned to such term in Section 8.3.

Claim	shall have the meaning assigned to such term in Section 12.3.

Closing Date	means July […], 2013, or any date agreed by the parties but no more than ninety (90) days from the execution of the Quota Purchase Agreement as defined below.

Components	means those items identified as components and listed in ANNEX A.

Confidential Information	shall have the meaning assigned to such term in Section 20.6.

Disclosing Party	shall have the meaning assigned to such term in Section 20.6.

Dry Leases	means those certain dry lease agreements by and between HRT O&G Exploração e Produção de Petróleo Ltda. and Erickson Air-Crane Incorporated dated [*], 2013.

Effective Date	means the day on which Air Amazonia obtains Part-135 certificate from ANAC.

Engine	means those items identified as engines and listed on ANNEX A.

Engine Manufacturer	means the manufacturer of any Engine.

Estimated Loss Amount	means the aggregate amount determined from time-to-time in good faith by HRT O&G to be due and owing to HRT O&G or its Affiliates from Air Amazonia in respect of any Losses incurred by HRT O&G or its Affiliates, in the good faith determination of HRT O&G, are related to, resulted from or arose out of a breach by any Air Amazonia of any obligation under this Agreement and for which HRT O&G has delivered a claim notice to Air Amazonia. For the avoidance of doubt, the then current Estimated Loss Amount shall not include any amounts, if any, by which HRT O&G previously reduced any payments to Air Amazonia pursuant to Section 6.8.

Exhibit A to the Quota Purchase Agreement

Exchange Rate	means the Dollars to Reais selling exchange rate, as published by the Central Bank of Brazil on the SISBACEN computerized system, transaction PTAX800, “Option 5”, “Currency 220”.

Extension Request	shall have the meaning assigned to such term in Section 2.3.

Flight Hour	as used in this Agreement, or any addendum hereto, means each hour or part thereof elapsing from the moment at which the Aircraft blades/rotors commence movement (whether or not the Aircraft is on the ground or in the air) until such time as the Aircraft blades/rotors cease movement.

Flight Hour Rates	means the rates for all Flight Hours flown by each model of Aircraft, as further described in ANNEX B.

Governmental Entity	means and includes: (i) any national government, political subdivision thereof, or local jurisdiction therein; (ii) any instrumentality, court, or agency, however constituted of any entity described in (i), including ANAC; and (iii) any association, organization, or institution of which any entity described in (i) or (ii) is a member or to whose jurisdiction any thereof is subject or in whose activities any thereof is a participant.

HRT O&G	shall have the meaning assigned to such term in the preamble.

Indemnified Party	shall have the meaning assigned to such term in Section 12.3.

Indemnifying Party	shall have the meaning assigned to such term in Section 12.3.

Insurance	shall have the meaning assigned to such term in Section 11.1.

Invoice	shall have the meaning assigned to such term in Section 6.2.

Law	means and includes: (i) any statute, decree, constitution, regulation, order or any directive of any Governmental Entity; (ii) any treaty, pact, compact or other agreement to which any Governmental Entity is a signatory or party; (iii) any judicial or administrative interpretation or application of any law described in (i) or (ii); and (iv) any amendment or revision of any Law described in (i) or (ii) above.

Loss	shall have the meaning assigned to such term in Section 12.1.1.

Exhibit A to the Quota Purchase Agreement

Maintenance Agreement	means that certain Maintenance and Other Services Agreement by and between HRT O&G Exploração e Produção de Petróleo Ltda. and Air Amazonia Serviços Aeronáuticos Ltda, dated as of July —, 2013.

Maintenance Agreement Change Orders	means change orders requested in accordance with the Maintenance Agreement and during the Maintenance Agreement Term.

Maintenance Agreement Term	means one (1) year from the Closing Date.

Maintenance Program	shall have the meaning assigned to such term in Section 9.9.1.

Minimum Annual Fee	shall have the meaning assigned to such term in Section 5.1.

Monthly Fixed Rates	means the monthly rates for each Aircraft provided under this Agreement, as further described in ANNEX B.

Non-Compliance Event	shall have the meaning assigned to such term in Section 14.1.

Operations Base	HRT O&G’s operations bases at which the Services will be performed, as further described in Section 3.2.1.

Other Manufacturer	means the manufacturer of any Part (other than the Manufacturer and the Engine Manufacturer).

Overdue Amount	shall have the meaning assigned to such term in Section 6.8.

Parts	means any and all appliances, parts, instruments, appurtenances, accessories, furnishings, seats, and other equipment and additions of whatever nature (other than the Components), which may from time to time be incorporated or installed in or attached to the Airframe or engines or which have been removed therefrom, but where title to which remains vested in Air Amazonia.

Payment Difference	shall have the meaning assigned to such term in Section 6.9.3.

Quota Purchase Agreement	means that certain Quota Purchase Agreement by and between HRT Participações em Petróleo S.A. and EAC do Brasil Participações Ltda., dated as of July —, 2013.

Rates	means the monthly and hourly rates set forth in ANNEX B attached hereto and any other rates that are agreed to by the parties in writing.

Exhibit A to the Quota Purchase Agreement

Receiving Party	shall have the meaning assigned to such term in Section 20.6.

Related Disputes	shall have the meaning assigned to such term in Section 20.5.8.

Representative	shall have the meaning assigned to such term in Section 20.6.

Rosneft Brasil	means Rosneft Brasil E&P Ltda., formerly TNK Brasil Exploração e Produção de Óleo e Gás Natural Ltda.

Rules	shall have the meaning assigned to such term in Section 20.5.2.

Services	shall have the meaning assigned to such term in Section 3.1.

Taxes	means any and all present and future sales, use, goods and services tax, personal property, customs, business, fuel, leasing, occupational, transfer, excess profits, excise, franchise, ad valorem, value-added, turnover, stamp, interest equalization, income, gross receipts, or other taxes, fees, withholdings, imposts, duties, deductions, levies, or other charges of any nature, together with any penalties, fines, or interest thereon, imposed, levied, or assessed by, or otherwise payable to, any Governmental Entity.

Term	shall have the meaning assigned to such term in Section 2.1.

Third Party Claim	shall have the meaning assigned to such term in Section 12.4.

Total Annual Payments	shall have the meaning described in Section 5.2.

Unavailability	shall have the meaning assigned to such term in Section 7.2.1.

Year	means each consecutive twelve-month period of the Term, such periods beginning on the Closing Date or anniversary thereof.

1.1	Interpretation.

1.1.1	The headings and captions herein are inserted for convenience of reference only and shall not limit or be used to interpret the clauses, paragraphs or sections to which they apply.

1.1.2	The terms “include”, “including”, and similar terms shall be construed as if followed by the phrase “without limitation”.

Exhibit A to the Quota Purchase Agreement

1.1.3	Whenever required by the context, references in this Agreement in the singular shall include the plural and vice versa and the masculine gender shall include the feminine gender and vice versa.

1.1.4	References to any document or other instruments include all amendments, replacements and restatements thereof and supplements thereto except where expressly provided otherwise.

1.1.5	Unless otherwise expressly stated herein, references to clauses, sections, appendixes or schedules refer to clauses, sections and schedules of this Agreement.

2.	TERM

2.1	Term. The term of this Agreement shall commence upon the Effective Date and shall end in (1) year from the Closing Date, unless earlier terminated as provided herein (such period hereinafter shall be referred to as the “Term”).

2.2	Annual Extensions. HRT O&G may, in its sole discretion, extend the Term of this Agreement on an annual basis, up to four (4) additional years, upon ninety days (90) days written notice to Air Amazonia for each annual extension (each an “Annual Extension”).

2.3	Short-Term Extension. In the event HRT O&G desires Air Amazonia to provide additional short-term Services beyond the expiration of the Term, HRT O&G shall provide Air Amazonia with a written request detailing the duration and scope of such additional Services no later than thirty (30) days before the expiration of the Term (“Extension Request”). Within fourteen (14) days of the date of the Extension Request, Air Amazonia shall (i) use its best efforts to accommodate an Extension Request and; (ii) respond to HRT O&G either confirming or denying aircraft availability. Notwithstanding the foregoing, the Parties understand and agree that all Extension Requests are subject to aircraft availability.

3.	SCOPE OF SERVICES

3.1	The Services. In accordance with the terms and conditions of this Agreement, and during the Term, Air Amazonia agrees to charter aircraft to HRT O&G and provide HRT O&G with high quality aerial services and minimum monthly aircraft availability, which shall include (i) the Aircraft listed on ANNEX A attached hereto and as may be amended in accordance with Article 8 hereof; (ii) qualified crews to pilot and maintain each aircraft; (iii) all required maintenance equipment and other support services necessary for the continued operation of the Aircraft; and (iv) appropriate external line attachments with remote release hook for external cargo loads (collectively, the “Services”). During the performance of the Services, Air Amazonia shall:

Exhibit A to the Quota Purchase Agreement

3.1.1	Provide aerial cargo transport for any of the following activities: (i) the mobilization of equipment, or material for the construction of oil and gas drilling locations; (ii) transport of equipment utilized for support of geophysical operations; and (iii) any other cargo transportation required for HRT O&G’s exploration, drilling, and oil and gas field development operations.

3.1.2	Provide passenger transport between Operations Bases and other locations as directed by HRT O&G, including local airports, the flight dates and times of which shall be coordinated with HRT O&G in advance and in accordance with Section 9 below.

3.1.3	Provide the Services only during daytime hours (from Sunrise to 60 minutes before Sunset) as established by the Air Authority, and in accordance with the agreements reached by the Parties, seven (7) days a week during the Term of this Agreement. The Aircraft and materials used by Air Amazonia in the performance of the Services shall be of the qualities and quantities described in the technical specifications in Annex A hereof.

3.1.4	The workdays and working hours for all Air Amazonia air crew members shall not exceed those provided for by Law No. 7,183 of April 5, 1984.

3.2	Areas of Operation.

3.2.1	The Services shall be provided by Air Amazonia in HRT’s current operations bases located in the Northern region of Brazil or any other place in Brazil where HRT O&G starts to operate in the future (each an “Operations Base”).

3.2.2	Air tickets to the commercial airport with regularly scheduled airline service nearest to HRT O&G’s Operations Base shall be borne by Air Amazonia. Transportation from the nearest commercial airport to HRT O&G’s Operations Base shall be borne by HRT O&G.

3.2.3	Transportation cost of the equipment, tools, and materials from Manaus, AM, to the Operations Base, and the return to Manaus, AM, shall be borne by HRT O&G provided that Air Amazonia use the same logistics operator used by HRT O&G.

3.2.4

Air Amazonia shall not remove or move the Aircraft outside of the Operations Bases without first notifying HRT O&G. Notwithstanding the foregoing or any other provision of this Agreement (but except as provided in Section 2.3), Air Amazonia may move or remove the Aircraft, spare parts, equipment and/or any other property owned by Air

Exhibit A to the Quota Purchase Agreement

Amazonia out of the Operations Base in the event: (i) Air Amazonia discovers any situation which involves unreasonable risk of injury to any person or damage to any property; or (ii) upon expiration or termination of the Agreement for any reason.

4.	RATES

4.1	Rates. In exchange for the Services, HRT O&G agrees to pay Air Amazonia the Monthly Fixed Rates for each Aircraft and the Flight Hour Rates for all Flight Hours flown (except as otherwise provided in Section 4.1.3), exclusive of the ICMS tax, and subject to annual escalation as described below.

4.1.1	HRT O&G shall pay Air Amazonia the Monthly Fixed Rate regardless of the number of Flight Hours flown during each month.

4.1.2	HRT O&G shall pay the Flight Hour Rates for all repositioning and ferry time associated with repositioning or moving the Aircraft between and among HRT O&G’s Operations Bases.

4.1.3	HRT O&G shall not be charged the Flight Hour Rates with respect to pilots training, pilots’ check, and Aircraft transportation for maintenance purposes. Fuel used under these circumstances and provided by HRT O&G shall be reimbursed by Air Amazonia.

4.2	Costs, expenses and taxes. Air Amazonia states that the price established for implementation of this Agreement include all Taxes, costs, supplies and expenses (excluding those reimbursable when expressly provided herein), directly and indirectly, related to the Services under this Agreement. Air Amazonia shall not claim any increase in the price agreed under this Agreement, except for the Annual Escalation established by Section 4.3.

4.3	Annual Escalation. The Monthly Fixed Rates and the Flight Hour Rates may increase annually beginning on completion of the first Year of the Term. The increases to the Monthly Fixed Rates and the Flight Hour Rates shall be calculated using the escalation rates described in Sections 4.3.1 and 4.3.2 respectively, but in no event will the annual increases for either Rate exceed three percent (3%) per year. In the event that the change in an escalation rate for the relevant period decreases, the Rates will remain unchanged.

4.3.1	The monthly fixed escalation rate will be an amount calculated by increasing the then-current Monthly Fixed Rates by a percentage equal to the blended percentage change over the previous year of both the INPC and the IGP-DI, calculated on the following basis:

(46% x INPC-IBGE (Índice Nacional de Preços ao Consumidor)) + (54% x IGP-DI-FGV (Indice Geral de Preços – Disponibilidade Interna – Coluna 2).

Exhibit A to the Quota Purchase Agreement

4.3.2	The flight hour escalation rate will be an amount calculated by increasing the then-current Flight Hour Rates by a percentage equal to the percentage change over the previous year of the U.S. Consumer Price Index for all Items for All Urban Consumers (CPI-U).

4.4	Fuel. HRT O&G and Air Amazonia agree that all fuel and associated refueling costs for the operation of the Aircraft shall be borne by HRT O&G, except as provided in Section 4.1.3. Accordingly, HRT O&G agrees that Air Amazonia shall not be responsible for any fuel or fuel logistics costs relating to the operation of the Aircraft. HRT O&G acknowledges that the Rates are not inclusive of any Aircraft fuel costs.

5.	MINIMUM FEES; ANNUAL RECONCILIATION

5.1	Minimum Annual Fee. HRT O&G shall pay Air Amazonia the total minimum annual fees during the Term and each extended Year, if any, in BRL of the equivalent to USD $29,000,000, which shall be due and payable by HRT O&G, regardless of the number of Aircraft provided under this Agreement or the number of Flight Hours flown during the applicable Year (“Minimum Annual Fee”).

5.2	Annual Reconciliation Amount. Within fifteen (15) days of the end of the Term and each extended Year, if any, the Parties shall reconcile the Total Annual Payment paid by HRT O&G in the previous Year against the Minimum Annual Fee (the result of such reconciliation the “Annual Reconciliation Amount”). For purposes of this reconciliation, the Total Annual Payment will be the total sum of all amounts paid by HRT O&G during the full twelve (12) month period of that Year, which shall be calculated in USD based on the Exchange Rate as of the date of each monthly invoice (before its conversion into BRL).

5.3	First Annual Reconciliation Amount. In the event the parties terminate the Maintenance Agreement before the expiration of the Maintenance Agreement Term, the first Annual Reconciliation Amount calculated as provided in Section 5.2 hereof shall include all amounts paid by HRT O&G under the Maintenance Agreement and under the Dry Leases up to the date of termination of the Maintenance Agreement and Dry Leases.

5.4	Annual Reconciliation.

5.4.1	In the event that the amount of the Total Annual Payment is less than the Minimum Annual Fee, the Annual Reconciliation Amount shall equal (A) the Minimum Annual Fee (B) minus the Total Annual Payment. HRT O&G shall pay Air Amazonia the Annual Reconciliation Amount in accordance with Section 6.3 below; and

Exhibit A to the Quota Purchase Agreement

5.4.2	In the event that the amount of the Total Annual Payment meets or exceeds the Minimum Annual Fee, the Annual Reconciliation Amount shall equal zero and HRT O&G shall have no payment obligation under Section 6.3 for that Year.

6.	INVOICING AND PAYMENT

6.1	Measurement Report. Air Amazonia shall measure the Services from the first to the last calendar day of each month, gathering the results found in a Measurement Report (Relatório de Medição—RM), and deliver it to HRT O&G by the second (2nd) business day of the month following the measurement for the purpose of the invoicing documents. Following the delivery of the RM from Air Amazonia to HRT O&G, HRT O&G may offer its objections or considerations as it deems necessary, which shall be submitted to Air Amazonia within two (2) business days of Air Amazonia’s delivery of the RM.

6.2	Monthly Invoice. After the end of each calendar month and based on that month’s RM, Air Amazonia shall prepare an invoice which includes amounts due for the prior calendar month taking into account the Monthly Fixed Rates for each Aircraft and the total Flight Hours flown by all Aircraft offset by Unavailability credit, if any. The amounts (in USD) shall be converted and expressed in the invoice as the amounts equivalent in BRL, determined at the Exchange Rate on the day immediately preceding the date of invoice (the “Invoice”). Air Amazonia’s Invoice shall be provided to HRT O&G within ten (10) days from the last day of the preceding calendar month.

6.3	Reconciliation Invoices. Within thirty (30) days of the end of the previous Year, Air Amazonia shall prepare and provide an invoice which includes the total Annual Reconciliation Amount, which shall be expressed in the amount equivalent to USD in BRL, determined at the Exchange Rate on the day immediately preceding the date of invoice.

6.4	Payment Date. HRT O&G shall pay all amounts due under this Agreement within thirty (30) days from its receipt of the invoice.

6.5	Payment Instructions. The payment of any and all amounts under this Agreement by HRT O&G to Air Amazonia shall be made in Brazilian Reais and by wire transfer of immediately available funds, to the bank account set forth below:

[Bank]

Swift Code: [*]

Exhibit A to the Quota Purchase Agreement

Bank Address:

Account #:     [*]

Account Name: [*]1

6.6	Undisputed Amounts. In the event there is a dispute between the parties regarding amounts due and owing under this Agreement, HRT O&G shall pay all undisputed amounts on the respective due date and the parties shall resolve the dispute in accordance with Section 20.5. If HRT O&G fails to pay such undisputed amounts on its respective due date, HRT O&G shall pay Air Amazonia interest and penalties as described in Section 6.8 on such amounts.

6.7	Credits. Any applicable credits due to HRT O&G as provided in Clause 7.4 and Clause 8.6 shall be deducted from the next monthly Invoice.

6.8	Overdue Payments. If, after receiving a notice from Air Amazonia, HRT O&G fails to pay any amount due pursuant to this Agreement within (5) five calendar days from the date of receipt of such a notice (an “Overdue Amount”), (i) HRT O&G shall be obligated to immediately pay an amount equal to two percent (2%) of the Overdue Amount (which such payment shall be deemed a penalty and not a credit against HRT O&G’s obligation to pay the Overdue Amount) and (ii) until and including the date such Overdue Amount is paid in full, HRT O&G shall pay interest on such Overdue Amount at a monthly rate equal to one percent (1%) of the Overdue Amount.

6.9	Set Off Rights for Breach of the Agreement. Notwithstanding anything to the contrary contained in this Agreement and subject to the provisions of Section 12.1, in the event that at least five (5) days prior to any date on which a monthly payment would otherwise be due and payable under this Agreement, HRT O&G claims an Estimated Loss Amount, HRT O&G shall have the right to withhold and set off against the amount due pursuant to such monthly payment, on a dollar-for-dollar basis, the amount of any then current Estimated Loss Amount, in accordance with the following provisions:

6.9.1	At least five (5) days prior to the due date of the applicable payment, HRT O&G shall deliver to Air Amazonia, in accordance with Section 20.3, a certificate executed by a duly authorized officer of HRT O&G certifying as to the amount of the applicable Estimated Loss Amount and a reasonable description of the basis therefor.

6.9.2	On or prior to the due date of the applicable payment, HRT O&G shall pay an amount (to the extent such amount is a positive number) equal to the amount due pursuant to the applicable monthly payment minus the then current Estimated Loss Amount (such payment, the “Adjusted Payment”). Subject to Section 6.9.3 below, such Adjusted Payment shall for all purposes hereunder be deemed payment in full of the amount due pursuant to the applicable monthly payment.

[1]	AA shall provide bank account information prior to Closing Date.

Exhibit A to the Quota Purchase Agreement

6.9.3	To the extent that following the payment of an Adjusted Payment pursuant to this Section 6.9.3, (a) a final determination as to the actual amount of Loss(es) that is the basis of the applicable Estimated Loss Amount is made (by agreement of the applicable parties, non-appealable court or arbitral decision or otherwise) pursuant to the terms and conditions of this Agreement and (b) such amount of Loss(es) is less than the difference obtained when the amount of the Adjusted Payment is subtracted from the original amount due pursuant to the applicable monthly (such difference, the “Payment Difference”), then within thirty (30) days following the date of such final determination HRT O&G shall pay to Air Amazonia, in immediately available funds by wire transfer to the account or accounts designated by Air Amazonia, an amount equal to the Payment Difference minus the amount of actual determined Loss(es).

7.	AVAILABILITY; UNAVAILABILITY; MAINTENANCE

7.1	Availability.

7.1.1	Air Amazonia shall ensure that each Aircraft provided under this Agreement maintains a minimum level of monthly availability of [*] in the first Year of the Term, and [*] in each Annual Extension of the Term.

7.1.2	Availability Day: Each Aircraft shall be considered “available” on each day that the Aircraft and crew is available and ready to perform the Services for the lesser of: (i) nine (9) duty hours; or six (6) Flight Hours (each an “Availability Day”).

7.2	Unavailability.

7.2.1	Unavailability Day: An Aircraft shall be considered “unavailable” on any day (or portion thereof) in which an Aircraft and crew are not available to provide either: (i) nine (9) duty hours; and (ii) six (6) Flight Hours as a result of maintenance issues or other delays within Air Amazonia’s control, but not including delays attributable to weather or safety conditions (“Unavailable”).

Exhibit A to the Quota Purchase Agreement

7.2.2	If an Aircraft is unable to fly due to (i) inclement weather or other natural conditions; (ii) risks outside of Air Amazonia’s control; or (iii) any other situation that, according to the pilot in command’s opinion, involves an unreasonable risk of injury to any person or damage to any property, the Aircraft shall not be considered Unavailable for purposes of the maintenance day allowances and penalties below. If the Aircraft is unable to fly due to bad technical conditions resulting from Air Amazonia’s failure to properly maintain the Aircraft, the Aircraft shall be considered Unavailable for purposes of the maintenance day allowances and penalties described below.

7.3	Maintenance Allowance. In order to maintain the minimum levels of monthly availability, Air Amazonia shall be entitled to a maintenance allowance for each Aircraft as described below:

7.3.1	During Year 1 of the Term, Air Amazonia shall be entitled to up to [*] maintenance days per month, per Aircraft (which represents [*] of each month).

7.3.2	During any Annual Extension of the Term, Air Amazonia shall be entitled to up to [*] maintenance days per month, per Aircraft (which represents [*] of each month).

7.3.3	A maximum of two (2) unused maintenance days per S-61 or equivalent model Aircraft shall carry over to the next calendar month, but shall expire if not used in that subsequent month.

7.3.4	The election to declare a maintenance day shall be at the sole discretion of Air Amazonia’s crew chiefs. Upon Air Amazonia’s decision to use a maintenance day, Air Amazonia shall promptly notify HRT of Aircraft Unavailability.

7.4	Unavailability Credit. If any Aircraft is Unavailable for more days than the maintenance days allowance described in Section 7.3, Air Amazonia shall credit HRT O&G for each day (or ratable portion thereof) that an Aircraft is Unavailable in a given month in accordance with the following schedule:

Unavailability Credit	Model Type
$[*] USD per day	S-61 or equivalent
$[*] USD per day	Bell 212 or equivalent
$[*] USD per day	AS-350 or equivalent

7.5	Notwithstanding anything to the contrary in this Agreement (but except as otherwise provided in Section 4.1), HRT O&G shall pay for any and all Flight Hours actually flown under this Agreement, regardless of any daily Unavailability penalties that may be assessed.

Exhibit A to the Quota Purchase Agreement

8.	AIRCRAFT REDEPLOYMENT

8.1	To perform the Services, Air Amazonia shall provide and HRT O&G shall accept the Aircraft listed on ANNEX A. The parties understand and agree that HRT O&G may, from time to time, request changes to the number and mix of Aircraft provided under this Agreement. HRT O&G may request such changes in accordance with the Change Order process described in Sections 8.2 to 8.6 below, or in accordance with Section 8.7 below.

8.2	No more than two (2) times per Year, HRT O&G may reduce or increase the number of each existing model of Aircraft provided under this Agreement, provided, however, that HRT O&G must follow the procedures described below (“Change Orders”):

8.2.1	In each Change Order, HRT O&G may reduce the number of each model of Aircraft by no more than one (1) Aircraft per model, provided, however, that any reduction in the number of Aircraft provided under this Agreement shall not reduce or otherwise modify HRT O&G’s obligation to pay the Minimum Annual Fee in accordance with Section 5.1; and

8.2.2	In each Change Order, HRT O&G may increase the number of each model of Aircraft by no more than one (1) Aircraft per model, provided, however, that HRT O&G shall pay any necessary and extraordinary one-time costs associated with providing an additional Aircraft (but excluding de-mobilization costs). If such extraordinary costs exist, Air Amazonia shall first inform HRT of the costs and confirm that HRT O&G wishes to proceed with the addition of the Aircraft.

8.2.3	In the event HRT O&G and Air Amazonia agreed to one or more Maintenance Agreement Change Orders in accordance with and during the term of the Maintenance Agreement, such Maintenance Agreement Change Orders shall decrease the number of Change Orders available during the first Year of this Agreement.

8.3	For Change Orders as described in Section 8.2 above, HRT O&G shall provide Air Amazonia with written notice which shall include the details of the requested additions and/or deletions of Aircraft (each a “Change Request”), according to the following schedule:

a.	S-61 or equivalent: No less than 180 days notice.
b.	Bell 212 or equivalent: No less than 120 days notice.
c.	AS-350 or equivalent: No less than 90 days notice.

Exhibit A to the Quota Purchase Agreement

8.4	The Parties shall execute a signed amendment to this Agreement evidencing the effective date of such changes (“Change Effective Date”).

8.5	Beginning on the Change Effective Date: (i) HRT O&G shall pay the applicable Monthly Fixed Rates (or ratable portion thereof) and Flight Hour Rates for each additional Aircraft; and (ii) HRT O&G’s monthly payments shall be reduced by the applicable Monthly Fixed Rates (or ratable portion thereof) for each removed Aircraft.

8.6	In the event Air Amazonia is unable to deliver an additional Aircraft on the schedule described in Section 8.3 above, Air Amazonia shall provide HRT O&G with a credit equal to the ratable portion of the Aircraft’s Monthly Fixed Fee for each day of delay.

8.7	During the Term and the first two Annual Extensions thereof (if exercised), in the event HRT O&G requires additional aircraft to provide Services to support its onshore oil and gas operations in the Amazon basin, Solimões (beyond the Change Orders described above), HRT O&G shall provide Air Amazonia with a written summary describing the scope, duration and proposed pricing of the additional requested Services, provided that such pricing reflects the best aerial services market conditions (the “Offer Notice”). Upon receipt of the Offer Notice, Air Amazonia shall have 7 calendar days to elect to provide the additional Services to HRT O&G on the same material terms set forth in the Offer Notice by delivering a written notice of acceptance to HRT O&G (an “Acceptance Notice”). In the event that Air Amazonia delivers an Acceptance Notice, HRT O&G and Air Amazonia shall take action as may be necessary to enter into a definitive agreement within 30 calendar days of receipt of the Acceptance Notice. If Air Amazonia does not deliver an Acceptance Notice or rejects the opportunity, HRT O&G may then engage other service providers, on substantially similar terms and conditions.

9.	AIR AMAZONIA OBLIGATIONS

Air Amazonia hereby agrees with HRT O&G that during the Term, it shall, at its own expense, provide the crewing, crew training, flight planning, embarkation and disembarkation of passengers and cargo, aircraft charter and maintenance, technical control, and all other services necessary for the operation of Aircraft and provision of the Services, and Air Amazonia agrees that it shall:

9.1	General obligations:

9.1.1	Endeavor its best efforts to ensure that none of its employees, by act or omission, hide, join the concealment or tolerates the concealment of a work accident that has occurred as a result of the Services set forth in this Agreement.

Exhibit A to the Quota Purchase Agreement

9.1.2	Issue Communication Work Accident (Comunicação de Acidente do Trabalho, “CAT”), in legal terms and conditions, in case of accidents at work occurred with employees who work on the premises of HRT O&G and other operating locations, presenting the CAT to HRT O&G.

9.1.3	Report within twenty-four (24) hours to HRT O&G the occurrence of work accidents with its employees or employees of its subcontractors or assignees, that work in HRT O&G’s premises.

9.1.3.1	HRT O&G reserves the right to monitor compliance with the obligation set forth in Section 9.1.2, and may require Air Amazonia the proof that it has issued the CAT under the conditions and within the legal deadlines.

9.1.4	Register this Agreement in the Registry of Titles and Deeds (Registro de Títulos e Documentos “RTD”) if required by law or by any party.

9.1.5	Take all measures to guarantee the safety of the operations.

9.1.6	Report to HRT O&G within 24 hours and keep HRT O&G updated as to any information and investigation regarding any aircraft accident involving the Aircraft.

9.2	Regarding the implementation of the Services and technical responsibility:

9.2.1	Render the Services agreed herein, in accordance with Section 3 of this Agreement, the terms and conditions set forth herein in order to ensure the quality of the Services.

9.2.2	Facilitate the Inspection providing information or providing access to documentation and the Services and promptly complying with commercially reasonable under best industry standards requirements and demands presented by HRT O&G.

9.2.3	Develop and maintain on-site, a Report of Occurrences (RO), in a proper Air Amazonia form, with records of work orders, notes of all irregularities found and occurrences relating to the implementation of this Agreement, which shall be elaborated in intervals defined by the HRT O&G’s Inspection, in 2 (two) copies, the first being for the use of HRT O&G and the second for Air Amazonia, and should be jointly signed by the representative of Air Amazonia and HRT O&G’s Inspection.

9.2.4	Obtain and maintain in order all operating permits, licenses and registrations with the aeronautical authorities responsible for the Services addressed herein as applicable.

Exhibit A to the Quota Purchase Agreement

9.2.5	Ensure the high quality execution and quality of the services provided, including, the labor, material and methods employed, even if, for some reason, hired by Air Amazonia from third parties.

9.2.6	All aircraft movements shall be performed exclusively by employees of Air Amazonia, and the companies contracted by Air Amazonia.

9.2.7	Monitor and track on the ground the Aircraft missions, regarding the weather and logistical aspects, including flight planning.

9.3	Regarding the crew and support teams:

9.3.1	Be responsible for the supervision and technical and administrative direction of the crew and support staff available to carry out the object of this Agreement.

9.3.2	Refrain from using in all activities related to the implementation of this Agreement child labor, pursuant to paragraph XXXIII of art. 7 of the Brazilian Constitution, or use slave labor, and require that such measures be adopted in the Agreements with the suppliers of their inputs and/or service under penalty of termination of this Agreement, without prejudice to the adoption of other measures.

9.3.3	Present on a monthly basis to HRT O&G a nominal list of all employees who will operate the Aircraft as well as communicate in writing any change in this list.

9.3.4	Require the use by its employees, employees of its subcontractors or their assignees, ID badge, for activities related to this Agreement.

9.3.5	Keep at the Operations Bases personnel and equipment for weighing and handling of cargo and luggage, to fully serve the purpose of this Agreement.

9.3.6	Provide monthly and/or when requested, documentation relating to the due performance of its labor and social security obligations.

9.3.7	Be responsible for the payment of all labor rights, social security and “FGTS” deposits of its employees, under the risk of being retained by HRT O&G the payments due under this Agreement, as per section 15.3, until the presentation of the documentary evidence.

9.3.8	Keep a team trained in the technical maintenance of the Aircraft.

9.3.9	Make available to HRT O&G a crew trained, skilled and qualified to operate the Aircraft.

Exhibit A to the Quota Purchase Agreement

9.3.10	Keep sufficient loadmasters in HRT’s Operations Bases who are duly trained in accordance with the applicable rules.

9.3.11	Meet the Crew Training Programs and conduct training in simulators for pilots of aircraft Bell 212 and S61 or equivalent aircraft.

9.4	Regarding materials, equipment, machinery, vehicles, tools and facilities:

9.4.1	Provide materials, supplies, equipment, tools, lubricants, other consumables, and etc., necessary for the implementation of the Services.

9.4.2	Provide the fuel to be used in the training of pilots, check of pilots and transportation of the aircraft for maintenance.

9.4.3	Provide meals and/or lodging for the crew of Air Amazonia, except those to be provided in the Operations Bases of HRT O&G (as provided in Section 10.5 below).

9.4.4	Provide airfare for the transport of passengers to the nearest commercial airport with regularly scheduled airline service to the Operations Bases.

9.4.5	Be responsible for the proper use, storage and safekeeping of materials, equipment, tools, machinery, vehicles and facilities provided by HRT O&G, to the extent used by Air Amazonia.

9.5	Regarding the industrial safety, hygiene and occupational medics:

9.5.1	Comply and have its staff comply with the procedures contained in the HRT O&G SMS Policy for Industrial Safety, Environmental Protection and Occupational Health (“SMS”).

9.5.2	Keep its employees uniformed, identified by the name or logo of Air Amazonia stamped in the uniform and using personal protective equipment listed in HRT O&G’s SMS Policy.

9.5.3	Ensure employees covered by this Agreement, medical, hospital and dental care, providing at minimum level, reference or insurance health care, pursuant to Articles 10 and 16, VII, “c” Law No. 9.656/98 and article 2 of CONSU Resolution No. 10, of November 3, 1998, with coverage for procedures related to workplace accidents and their consequences, occupational diseases, as well as other procedures related to occupational health, extended to the spouse/partner and children up to 21 years old.

9.5.3.1	Fully pay the Health Insurance/Plan mentioned in Section 9.5.3.

Exhibit A to the Quota Purchase Agreement

9.5.3.2	Present to the Inspection, whenever requested, proof of maintenance of the Health Insurance/Plan to its employees, pursuant to Section 9.5.3 of this Agreement.

9.6	Man, operate and maintain the Aircraft in accordance with the Safe Aircraft Management Guidelines of the International Association of Oil and Gas Producers and the Aeronautical Regulations.

9.7	Appoint and maintain, throughout the Term, all the professional, technical, administrative, and supervisory personnel necessary for the correct provision of the Services in accordance with the Law and Aeronautical Regulations.

9.8	Carry out the technical and administrative supervision of the Services in order to ensure the correct performance thereof.

9.9	Inspect, maintain, service, repair, overhaul, test and make such alterations and modifications in and additions to the Aircraft.

9.9.1	so as to maintain the Aircraft in accordance with the requirements of the Air Authority, and the Maintenance Program, airworthiness standards, recommended and mandatory service bulletins and recommended inspections, modifications and repairs of the Manufacturer, the Engine Manufacturer and any Other Manufacturer applicable to aircraft and engines of the same type as the Aircraft and the Engines and maintain the Aircraft in accordance with the Manufacturer’s Maintenance Manual, as amended and supplemented by the Manufacturer from time to time (the “Maintenance Program”);

9.9.2	so as to keep the Aircraft duly certified as airworthy under the laws of the Air Authority and of any other jurisdiction to which it may become subject;

9.9.3	so as to comply with any airworthiness directives applicable to the Aircraft and the Engines, as well as all licensing with respect thereto which may be required by the Air Authority or other Government Entity having jurisdiction; and

9.9.4	all inspections, repairs, modifications, maintenance, directives and overhaul work to be made or accomplished by Air Amazonia with respect to the Aircraft shall be performed at the Air Amazonia’s sole expense by properly trained personnel duly licensed and certified to perform such work by the Air Authority and shall be in accordance with the standards required by the Air Authority, the Manufacturer, the Engine Manufacturer or any Other Manufacturer and any other applicable Laws for similar aircraft.

Exhibit A to the Quota Purchase Agreement

9.10	Provide spares, equipments, lubricants, tools, materials and support equipment for maintenance of the Aircraft and, in general, shall ensure that the Aircraft shall always be in conformity with and ready to provide service under this Agreement.

9.11	Be responsible for the correct usage and storage of any materials used for its operations and maintenance of the Aircraft.

9.12	Take responsibility, at its own cost and risk, for the transportation and disposal of any used chemical substance or any hazardous waste resulting directly or indirectly from the Services under this Agreement, if any.

9.13	Comply with Brazilian sanitary, environmental and safety laws.

9.14	Immediately notify HRT O&G of the occurrence of any malfunction of any nature that is related to the Aircraft which provides the Services.

9.15	Provide HRT O&G with a maintenance schedule for the Aircraft, as required by the manufacturer.

9.16	Prior to commencing the Services, present the following documents to HRT O&G for their review:

9.16.1	Crew and Aircraft Certifications;

9.16.2	Maintenance Schedules;

9.16.3	Organization Charts;

9.16.4	Insurance Policies for the Aircraft;

9.16.5	ANAC certificates; and

9.16.6	Crew Training Program schedule including ground school and flight training and simulators certificates when applicable.

9.17	Keep HRT O&G informed of any material occurrences that may affect the Services and the Aircraft.

9.18	Maintain all permits, licenses, and certificates of airworthiness in force for the Aircraft.

9.19	Maintain all records, logs and other materials required by the Air Authority and any other applicable jurisdiction to be maintained in respect of the Aircraft in the Portuguese language.

Exhibit A to the Quota Purchase Agreement

9.20	Submit the following reports to HRT O&G according to a format to be supplied by HRT O&G:

9.20.1	Daily flight time report

9.20.2	Monthly flight time report for invoicing, and prior to issuing any Invoice whatsoever

9.20.3	Daily flight time report for each pilot

9.20.4	Daily maintenance reports

9.20.5	Monthly maintenance report

9.20.6	Monthly crew and technical personnel assignment report

9.20.7	Monthly safety report

9.20.8	Monthly technical and operating personnel training report

9.21	Give safety briefings regarding applicable aviation regulations as necessary.

9.22	Be responsible for all costs associated with its personnel provided, and for the costs associated with wages, benefits, social security, insurance, medical benefits and worker’s compensation coverage for its personnel.

9.23	Agree to allow HRT O&G to audit when so required to verify the state of the Aircraft and Air Amazonia’s procedures, upon reasonable prior written notice from HRT O&G.

9.24	Maintain all technical data, manuals (including maintenance manuals of the Manufacturer, the Engine Manufacturer and any Other Manufacturer), logbooks and other records pertaining to the Aircraft in accordance with the laws of the country of Registration of the Aircraft and all other applicable Laws.

9.25	Be ultimately responsible for all flight and ground operations and activities of the Aircraft.

9.26	Not cause or permit the Aircraft to be operated in any manner contrary to the operating limitations set forth in the Aircraft’s Flight Manual or any part thereof or any recommendation or regulation of the applicable aviation authorities.

9.27	Comply with the legal requirements of the Brazilian aviation authorities.

9.28	Comply with HRT O&G’s internal policies, especially, but not limited to, those in connection with the environment, health and safety.

Exhibit A to the Quota Purchase Agreement

9.29	Maintain an adequate insurance for its activities, as provided in Section 11.

10.	HRT O&G OBLIGATIONS

HRT O&G hereby agrees with Air Amazonia that during the Term, it shall:

10.1	Ensure adequate access and designated areas for use in Air Amazonia’s performance of the Services.

10.2	Assume the cost of the transportation of Air Amazonia’s personnel from the nearest commercial airport with regularly scheduled airline service to HRT O&G’s Operations Bases (as further described in Section 3.2.1).

10.3	Assume the costs for transporting Air Amazonia’s equipment, tools and materials from Manaus to the Operations Bases.

10.4	Provide all fuel and fueling logistics for Air Amazonia’s performance of the Services, except as provided in Section 4.1.3.

10.5	Provide all the housing, dining, meals and potable drinking water, and other facilities and installations necessary to guarantee an adequate stay for all Air Amazonia crew working at HRT Operations Bases, which shall include double accommodations.

10.6	Provide all security for Air Amazonia’s crew at all HRT O&G’s Operations Base.

10.7	Ensure proper landing zone areas at any Operations Base to which the Aircraft will fly in accordance with Air Authority regulations.

10.8	Allow Air Amazonia and Air Amazonia’s security consultants, to have access to the facilities and camps in which the Services are performed, upon five (5) days prior notice of the visit.

10.9	Cooperate with Air Amazonia and Air Amazonia’s security consultants in implementing reasonable safety measures to ensure the safety of its personnel and Aircraft.

10.10	Take responsibility, at its own cost and risk, for the transportation and disposal of any used chemical substance or any hazardous waste resulting directly or indirectly from the Services under this Agreement, on HRT O&G’s Operations Bases, if any.

10.11	Not cause or permit the Aircraft to be operated in any manner contrary to the operating limitations set forth in the Aircraft’s flight manual or any part thereof or contrary to any recommendation or regulation of the Air Authority.

Exhibit A to the Quota Purchase Agreement

10.12	Comply with the requirements of the Brazilian air authorities which may be applicable to the operations under this Agreement.

10.13	Not permit the Aircraft to be operated by persons other than the pilots approved by Air Amazonia, and not interfere in any way with such persons in the performance of their responsibilities, including without limitation operating and maintaining the Aircraft and maintaining accurate and complete records and reports in accordance with Air Amazonia’s policies and Air Authority requirements and procedures.

10.14	Allow none but Air Amazonia to service, repair, maintain, overhaul, test or cause the same to be done to the Aircraft in accordance with the Approved Maintenance Program. HRT O&G shall not interfere in any way with Air Amazonia service, repair, maintenance, overhaul, test personnel in the performance of their responsibilities.

10.15	Take all the necessary steps to cooperate with and assist Air Amazonia to assure that each Aircraft is properly secured when parked or stored in a hangar to prevent damage, wear, vandalism or theft.

11.	INSURANCE

11.1	Air Amazonia shall maintain in force the insurance set out in this Article 11 throughout the Term of this Agreement. All such insurance shall be placed with reputable and substantial insurers. The insurance required to be maintained by Air Amazonia are (collectively, the “Insurance”):

11.1.1	Workmen’s Compensation (according to what is required by local laws where services will be rendered and only if applicable);

11.1.2	Life Insurance: to Air Amazonia employees allocated in the execution of this Agreement, including death from any cause (MNA), especial compensation for accidental death (IEA), total or partial permanent disability by accident (IPA), and permanent disability due to disease (IPD), or Personal Accident Insurance for its employees or third party employees, covering death and/or permanent disability due to accident during the period in which they are allocated in the execution of this Agreement.

11.1.3	Automobile Liability, if applicable – Air Amazonia shall have Automobile Liability Insurance including coverage for all owned, non-owned or hired vehicles with a limit not less than seven hundred thousand Reais (R$ 700.000,00), per occurrence, combined for bodily injury or death and loss of or damage to property, and in compliance with all local laws.

Exhibit A to the Quota Purchase Agreement

11.1.4	RETA Insurance—for all Aircraft allocated to the Services provided under this Agreement;

11.1.5	Aviation Insurance—for all Aircraft allocated to the Services provided under this Agreement; including enough coverage for loss or damage to the hull; warranty for parts and spares, coverage for War, and coverage for Air Amazonia’s Legal Liability in respect of Third Parties (Bodily Injury / Property Damage), including Bodily Injury to Passengers (luggage / passengers and crew personal belongings) and Cargo Legal Liability/Pouch, with minimum limit of USD 100,000,000.00 (one hundred million Dollars).

11.1.6	Provisions Applicable to All Policies.

11.1.6.1	Each of required policies, where applicable, shall specifically name HRT O&G as additional insured to the extent of the liability assumed by Air Amazonia in this Agreement.

11.1.6.2	Air Amazonia agrees to waive and agrees to have each of the required policies endorsed to provide that the respective carrier waives all rights of subrogation, against any HRT’s group companies to the extent of the liability assumed by Air Amazonia in this Agreement.

11.1.6.3	All Insurance deductible amounts shall be for the sole account of Air Amazonia.

11.1.6.4	Air Amazonia must give thirty (30) days prior written notice of cancellation or in respect of any material change to any Insurance policy. Such changes shall be subject to HRT O&G’s previous approval if they represent reduction in the terms and/or conditions set forth herein.

11.2	The Parties agree that the insurance provisions hereunder set forth the minimum coverage and limits of liability required, and are not to be construed in any way as a limitation or restriction on Air Amazonia’s liability or indemnity obligations as agreed in Section 12.1 (except to the extent expressly mandated by applicable law and except as otherwise provided in this Agreement). In case that the Insurance is insufficient, Air Amazonia shall be fully responsible and bear for all liability or indemnity obligations it has agreed to assume in Section 12.1.

11.3	Air Amazonia’s insurance policies maintained in accordance with this Agreement are to be considered primary in all cases with respect to the obligations and liabilities of Air Amazonia as provided in this Agreement.

Exhibit A to the Quota Purchase Agreement

11.4	Additional Obligations.

11.4.1	Upon HRT O&G’s request, Air Amazonia shall cause its underwriters or insurance broker to furnish HRT O&G with certificates of insurance, evidencing compliance with these insurance requirements. No Services shall be commenced or monies paid, unless such requested certificate has been so furnished. Notwithstanding the foregoing, HRT O&G’s acceptance of an incomplete or improper certificate or commencement of Services or payment for any Service rendered shall not relieve Air Amazonia from the obligation to maintain all insurance required by this Agreement. In the event of Air Amazonia’s failure to furnish such certificate or failure to carry out any of the provisions of this Article 11, HRT O&G shall have the right to cancel and terminate this Agreement immediately by written notice to Air Amazonia, provided, however, that HRT O&G shall immediately pay all amounts due for Services rendered up to the date of termination.

11.4.2	Air Amazonia will ensure that each and every subcontractor employed by Air Amazonia shall carry and pay for insurance in minimum amounts deemed necessary by Air Amazonia to cover the service of the particular subcontractor. When requested by HRT O&G, Air Amazonia shall furnish or cause to be furnished to HRT O&G, certificates of insurance for each subcontractor.

11.4.3	Failure to procure or maintain the Insurance shall in no way relieve Air Amazonia of its obligations hereunder, and Air Amazonia shall stand in place and stead of any such insurers as if such coverage had been obtained. Air Amazonia covenants and agrees that its obligations, duties and liabilities to HRT O&G relative to the insurance requirements set out in this Article 11 shall in no way limit the indemnification obligations owed to HRT O&G as provided in Section 12.1 of this Agreement.

11.4.4	In the event of accidents arising from willful misconduct of Air Amazonia, and for this reason its insurers deny coverage, Air Amazonia shall keep HRT O&G free and safe from any and all claims for indemnity or damages of any kind as provided in Section 12.1 of this Agreement.

12.	INDEMNIFICATION

12.1	Air Amazonia’s Indemnity.

12.1.1

General Indemnification. Air Amazonia shall indemnify, defend and hold harmless HRT O&G, its successors and permitted assigns, and any of HRT O&G’s Affiliates, officers, directors, employees, agents and subcontractors from and against all liability, loss, damage, cost and

Exhibit A to the Quota Purchase Agreement

expense (including reasonable attorneys’ fees) (“Losses”) caused by, arising out of or resulting from (i) any breach of any of the representations, warranties, covenants or agreements made by Air Amazonia under this Agreement; or (ii) any negligent acts or omissions or willful misconduct of Air Amazonia, its directors, officers, employees, agents, contractors, subsidiaries, parents, affiliates or those acting under any of them.

12.1.2	Employment Claim Indemnification. In the event HRT O&G is sued by any of Air Amazonia’s personnel assigned to provide the Services under this Agreement and such claim is related to Air Amazonia’s alleged breach of labor, social, social security, civil or tax obligations originated on or after the Closing Date, Air Amazonia shall request the exclusion of HRT O&G from the claim, assuming its position as the sole defendant. In the event that HRT O&G is not removed from the lawsuit, the provisions below shall apply:

a.	HRT O&G may accept being represented by lawyers appointed by Air Amazonia, bearing Air Amazonia with any and all amounts necessary for the defense of HRT O&G in court, including but not limited to, the legal costs and expenses, professional fees, deposits converted into payment to employee or any other amounts that cannot be recovered by HRT O&G, among other expenses.

b.	If HRT O&G does not agree to be represented by lawyers appointed by Air Amazonia, HRT O&G may promote its own defense by hiring and paying its own lawyers, provided, however, such legal fees shall at all times be reasonable in form and amount and HRT O&G shall provide Air Amazonia with fourteen (14) days written notice informing it of HRT O&G’s decision to assume the defense of the claim. Once the judgment has become final, Air Amazonia shall reimburse HRT O&G, within 30 (thirty) days from date of request, any costs (including reasonable legal fees) that HRT O&G incurs as a result of its participation in the proceedings and/or possible conviction, issued by the judiciary, by Arbitration Court or by the administrative authorities, with regard to the breach of labor obligations, commercial, social, social security, civil and tax in relation to labor directly or indirectly employed in the performance of the Services.

c.	The obligations in this Section 12.1.2 shall survive for a period of five (5) years following the termination or expiration of this Agreement.

Exhibit A to the Quota Purchase Agreement

12.1.3	Limitation on Liability. To the fullest extent permitted by law, and not withstanding any other provision of this Agreement, the total liability, in the aggregate, of Air Amazonia and Air Amazonia’s officers, directors, partners, employees and consultants, and any of them, to HRT O&G and anyone claiming by or through HRT O&G, for any and all claims, losses, costs or damages, including reasonable attorneys’ fees and costs and expert-witness fees and costs of any nature whatsoever or claims expenses resulting from or in any way related to this Agreement from any cause or causes, whether there has been negligence involved or not, shall not exceed the equivalent to fifty per cent (50%) of the total amounts paid by HRT O&G under this Agreement. It is intended that this limitation applies to any and all liability or cause of action however alleged or arising, unless otherwise prohibited by law.

12.2	HRT O&G’s Indemnity. HRT O&G shall indemnify, defend and hold harmless Air Amazonia, its successors and permitted assigns, and any of Air Amazonia’s Affiliates, officers, directors, employees, agents and subcontractors from and against all Losses caused by, arising out of or resulting from (i) any breach of any of the representations, warranties, covenants or agreements made by HRT O&G under this Agreement; (ii) any loss of or damage to cargo or to the delivery site, caused by the negligent or inadequate preparation or calculation of the load by HRT O&G, or caused by any pre-existing condition of the delivery site; or (iii) any negligent acts or omissions or willful misconduct of HRT O&G, its directors, officers, employees, agents, contractors, subsidiaries, parents, affiliates or those acting under any of them.

12.3	A party intending to make a claim for indemnification (“Indemnified Party”) other than in respect of a Third Party Claim (as defined in Section 12.4 below) shall provide the other party (“Indemnifying Party”) with written notice of the claim (the “Claim”). The Indemnifying Party shall have 30 days to investigate the Claim. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim. If the Indemnified Party and the Indemnifying Party agree within the 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), the parties shall submit the dispute to an arbitrator for resolution.

12.4	The Indemnified Party shall notify the Indemnifying Party in writing as soon as is reasonably practicable after being informed in writing that facts exist which may result in a claim, where a right of indemnification may apply, that originates from a person other than the Indemnified Party (“Third Party Claim”). Such notice shall be accompanied by a statement of all material details and circumstances relating to the Third Party Claim within the knowledge of the Indemnified Party.

Exhibit A to the Quota Purchase Agreement

13.	INSPECTION

Air Amazonia agrees and allows HRT O&G’s and HRT O&G’s agents, subcontractors and auditors experienced and qualified in charter and aerial services to perform technical audits in order to assure that Air Amazonia complies with Brazilian aviation regulation RBHs 133, 135 and 145, provided, however, that HRT O&G gives Air Amazonia a 14-day previous written notice.

14.	PENALTIES

14.1	Upon a written notice and without prejudice to the right to terminate this Agreement, HRT O&G may apply to Air Amazonia the following penalties for Air Amazonia’s non-compliance with a contractual requirement (each a “Non-Compliance Event”):

14.1.1	For the late compliance with an inspection request as provided in Clause 13: the amount equivalent in BRL to USD $4,500 per day, determined at the Exchange Rate on the date of payment.

14.1.2	For late compliance with a contractual requirement under Section 9.1.7 of this Agreement: the amount equivalent in BRL to USD $4,500 per day, determined at the Exchange Rate on the date of payment.

14.1.3	For a delay by Air Amazonia in complying with Section 9.3 of this Agreement: the amount equivalent in BRL to USD $9,000 per day, determined at the Exchange Rate on the date of payment.

14.1.4	For breach of Section 9.5.3 of this Agreement by notice in writing: the amount equivalent in BRL to USD $4,500 per day, determined at the Exchange Rate on the date of payment.

14.1.5	For not informing HRT O&G of the occurrence of accidents at work with its employees linked to the performance of the Services: the amount equivalent in BRL to USD $4,500 per day, determined at the Exchange Rate on the date of payment.

14.1.6	By not issuing the Statement of Work Accident (Comunicação de Acidente do Trabalho, “CAT”), the conditions and in legal terms, in case of accidents at work occurred with its employees linked to the performance of the Services: the amount equivalent in BRL to USD $9,000 per day, determined at the Exchange Rate on the date of payment.

Exhibit A to the Quota Purchase Agreement

14.2	The penalties established in this Section shall exclude and shall be in lieu of any other penalties provided by law or this Agreement in relation to the issues governed by Sections 14.1.1 thru 14.1.6, but shall not exclude the liability of Air Amazonia for damages it causes to HRT O&G as a result of breach of any Section or provision of this Agreement.

14.3	HRT O&G shall provide Air Amazonia with written notice detailing the nature of any Non-Compliance Event and the proposed penalty. Air Amazonia shall have ten (10) days to cure the Non-Compliance Event or submit a written protest to the proposed penalty. In the event Air Amazonia submits this written protest, Air Amazonia shall be provided with an opportunity to dispute the penalty with HRT O&G’s General Counsel, provided that final decision on the penalty is made by HRT O&G. The penalties provided herein shall be deducted from the monthly payments due to Air Amazonia by HRT O&G.

15.	TAX IMPLICATIONS

15.1	Taxes (taxes, fees, and quasi-tax contributions) which are due directly or indirectly as a result of this Agreement or its execution, shall be the sole responsibility of Air Amazonia, with the exception of the ICMS tax, in the event that it is considered to be the taxpayer by the relevant legislation, without rights to any reimbursement from HRT O&G.

15.2	If after the Closing Date a supervening, extraordinary, unavoidable and unforeseen fact or a change in any of the fiscal burdens incurred by any of the parties after the date hereof occurs changing the balance of the original economic-financial framework of this Agreement, excessively burdening one of the parties, the parties shall renegotiate in good faith mutually agreed conditions in order to re-establish the original balance. Evidence to support this imbalance or of the excessive burden shall be provided by the affected party.

15.3	It is expressly agreed that if HRT O&G receives intimation of res judicata in a judicial decisions or administrative decision, as well as arbitration, condemning it due to a non-compliance in time of any obligation of this Agreement attributable to Air Amazonia, or their subcontractors, especially obligations related to tax/fiscal, labor, or social security, upon providing Air Amazonia with notice as provided in Section 20.3, which shall include proof of the judicial or administrative decision described herein, HRT O&G may withhold up to the limit of the amount involved in the assessment or condemnation, the payments due under this Agreement or any other agreement entered into with Air Amazonia until HRT O&G is released from the burden of any tax assessment or condemnation.

15.4

If all payments and amounts due to Air Amazonia have already been released by HRT O&G, or if this Agreement has been fully terminated or completed, and not leaving any possibility of satisfactory compensation under this Agreement or any other that it has with Air Amazonia, HRT O&G, in its sole discretion (but only

Exhibit A to the Quota Purchase Agreement

upon providing Air Amazonia with notice as provided in Section 20.3, which shall include proof of the judicial or administrative decision described in Clause 15.3 hereof), shall have the right to claim judicially such obligations from Air Amazonia, being this instrument an extrajudicial execution instrument, pursuant to Article 585, subsection II of the Code of Civil Procedure.

15.5	HRT O&G, in its condition as a substitute taxpayer, according to Law No. 8.212/91 (regulated by Decree No. 3.048/99—Social Security Regulation), when appropriate, shall retain and collect on behalf of the company contracted, the National Institute of Social Security (INSS), 11% (eleven percent) of the value of the portion relating to aircrew and support staff and extra crew, highlighted in the invoice in accordance with applicable law, without prejudice to other possible deductions established by other tax administrations.

15.6	Air Amazonia shall issue an invoice/receipt to HRT O&G with respect to aircrew, support staff and extra crew until the 4th (fourth) day of the month following the period for measuring the Services, and HRT O&G shall retain and pay to the National Institute of Social Security (INSS), and/or any other tax administration that requires such an obligation, the amount that is due, considering the deductions provided for in the legislation, if any, and submit to Air Amazonia evidence of such payments by the 10th (tenth) day each month.

16.	FOREIGN TRADE

16.1	Use of Material. Air Amazonia cannot use the equipment and any other goods imported in services other than those of this Agreement, neither the transfer, lend or rent, except with the prior consent of HRT O&G and the competent authorities, as applicable, given in writing. In the case of sale or transfer of goods for use in purposes or for users other than those specified in this Agreement and if this operation, under the legislation in force at the time, is liable to all Taxes, Air Amazonia will be obliged to the prior payment to the relevant governmental authorities of all Taxes that impinge on import.

16.2	Costs of Imports. Air Amazonia will absorb any and all costs arising from the import and return abroad for repair or ultimately, of all materials, equipment and other property necessary for the implementation of this Agreement, whose provision is Air Amazonia’s responsibility as set forth herein.

16.3	Import/Export Licensing. Air Amazonia agrees to assume full responsibility for the administrative measures necessary to permit export/import, the Secretariat of Foreign Trade, Ministry of Industry, Commerce and Tourism (MICT/SECEX) and/or other consenting bodies regarding the materials, equipment and any other goods or Foreign Trade operations necessary for the accomplishment of this Agreement, absorbing all liens arising out of such measures.

Exhibit A to the Quota Purchase Agreement

16.4	Customs Clearance. Air Amazonia agrees to assume before the Brazilian relevant governmental authority, according to the law and other applicable rules, in force in the country, total and irrevocable responsibility for customs clearance of materials, equipment and other imported goods intended for implementation of this Agreement, the supply and cost are its responsibility, absorbing any liens arising out of this transaction, including the relevant Taxes, Freight Surcharge for Merchant Marine Renovation (AFRMM), the Additional Tariff Port (ATP), Port fees (storage, agents and other), and expenses with dispatchers, and others that may be applicable.

16.5	Suspension of Import Duties. It is Air Amazonia’s responsibility to request in a timely manner, to the competent tax authority, in accordance with current legislation in the country, the suspension of import duties on materials, equipment and other property, whose supply and costs are its responsibility, for the implementation of this Agreement. Air Amazonia shall assume the responsibility for all liens arising from its failure to comply with this Section 16.5.

16.6	Control. Air Amazonia agrees to maintain the general and permanent control of the materials, equipment and any other goods imported under the Temporary Admission Scheme and in accordance with the legislation in force at the time, for the implementation of this Agreement, bearing the burden of storage, to enable, “in loco”, the oversight of the relevant Brazilian governmental authority and HRT O&G, justifying their use or application.

16.7	Temporary Admission. Observed the interest of HRT O&G regarding the need of material and duration of this Agreement, Air Amazonia may opt for the import of materials needed for the implementation of this Agreement, under the Regime of Temporary Admission, according to the Law in force at the time.

16.8	Periods of Permanence. Air Amazonia is obligated to meet the deadlines established in the legislation relating to the permanence in the country of the materials, equipment and any other goods imported under its responsibility, necessary to this Agreement and admitted under the Temporary Admission regime, responding directly for any infractions it commits, including the lack of return to its origin of the goods, within the statutory period.

16.9	Nationalization. Observed the interest of HRT O&G on the need of material and duration of the Agreement, Air Amazonia may opt to keep in the country exclusively for equipment and tools, these non-consumable or rapid wear, imported under the scheme of Temporary Admission for compliance with this Agreement, provided that Air Amazonia bear all costs arising from this nationalization.

Exhibit A to the Quota Purchase Agreement

16.10	Relief of the Responsibility Declaration. Air Amazonia must comply with the relevant legislation in particular for Relief of the Responsibility Declaration of goods admitted through the Special Customs Regime of Temporary Admission, providing all the information necessary for the issuance of Technical Report to HRT O&G, within 10 (ten) days from the date on which the partial or total destruction of property occurred.

16.11	Transport. Air Amazonia will be responsible for any and all transport costs of materials, equipment and any other goods whose supply and cost are its responsibility, for the implementation of this Agreement, from the port/airport of the discharge in Brazil to the bases of its operations and to the port/airport of departure abroad, upon its return to the respective country of origin, or for repair.

17.	TERMINATION FOR DEFAULT

17.1	Neither Party may terminate this Agreement without cause.

17.2	This Agreement may be terminated at any time:

(a)	by mutual written agreement of the Parties;

(b)       by either Air Amazonia or HRT O&G, by written notice, if the other Party is in default of this Agreement, which shall include if it:

i.	ceases to do business as a going concern;

ii.	is the subject of a petition under bankruptcy proceeding (or any amendment thereto), including a petition for a reorganization (recuperação judicial) or an arrangement;

iii.	attempts to assign or transfer any of its rights or obligations under this Agreement in violation of Article 14 hereof (including any attempted assignment for the benefit of that Party’s creditors); or

iv.	materially breaches this Agreement and does not cure any such material breach within fifteen (15) days’ written notice from a non-breaching Party. A Party’s failure to make a payment or provide a credit required under this Agreement shall be deemed to be a material breach of this Agreement.

18.	ASSIGNMENT

18.1	This Agreement shall bind the Parties and their respective successors hereto. Except as otherwise provided in Section 18.2 below, neither Party hereto may assign this Agreement or its rights and obligations hereunder, in whole or in part, without the prior written consent of the other Party.

Exhibit A to the Quota Purchase Agreement

18.2	Either Party may assign the Agreement or its rights and obligations to any of its Affiliates. HRT O&G may assign the Agreement without the prior written consent of (but with prior written notice to) Air Amazonia either to (i) Rosneft-Brasil at any time during the Term or an Annual Extension; or (ii) to any other operator of the Solimões project, provided, however, that such assignment may only occur during the Term. The assignment shall become effective only upon the assignee’s and Air Amazonia’s execution of an amendment to this Agreement signed by both parties and by means of which the assignee shall: (i) become a named party to this Agreement and; (ii) shall assume all existing rights and obligations hereunder. For the avoidance of doubt, Air Amazonia shall not refuse to execute such an amendment which is in accordance with the terms herein.

18.3	Spot Work Assignment. In order to achieve the Minimum Annual Fees and calculate the Additional Payments (as defined and described in Section 4.3 of the Quota Purchase Agreement), HRT O&G may elect to assign to third parties a limited right to use the Aircraft solely for short-term “spot” work and include such work in the calculation of revenues generated under this Agreement, provided, however, that the following conditions must be satisfied: (i) the same terms and conditions of this Agreement, including all rates, shall apply to such third parties; (ii) the assignment(s) may not exceed 30 (thirty) consecutive days in duration; (iii) the assignment(s) may not exceed sixty (60) cumulative days in any Year of the Term; and (iv) HRT O&G shall obtain Air Amazonia’s prior written consent for every assignment, which shall not be unreasonably withheld. If an assignment would result in cost increases to Air Amazonia, Air Amazonia shall have no obligation to give its consent to the assignment and such refusal shall not be construed as unreasonable. All amounts paid to Air Amazonia under this Section 18.3 shall be included in the calculations of the Total Annual Payment.

19.	LOCAL CONTENT

(“Conteúdo Local”)

19.1	Air Amazonia hereby represents that it is aware of the obligations required by ANP from HRT O&G related to Local Content provisions, pursuant to applicable ANP regulation as well as to the Concession Agreements No 48610.009147/2005-26 (BT-SOL-4) and 48610.009147/2005-26 (BT-SOL-4A), in the tender protocol of the Seventh Round of ANP Bid, and the applicable legal provisions, undertaking to fully comply with Local Content obligations equivalent to 95% (ninety-five percent) of local content, whenever applicable and legally possible, as a result of the performance of the Services, including to cause subcontractors to comply with such obligation with respect to goods and services provided by them, pursuant to the provisions of this Agreement.

Exhibit A to the Quota Purchase Agreement

19.2	Air Amazonia agrees to, on a timely manner, (i) to maintain HRT O&G previously informed of the obligations relating to Local Content under the Services Agreement(ii) to complete, sign and deliver worksheets and certificates of Local Content of Goods and Services, and (iii) to issue a declaration/certificate indicating to HRT O&G the work done and payments and/or amounts outstanding to be presented as evidence to the ANP or other governmental bodies due to the activities performed by the Air Amazonia, in view of the Local Content provisions.

19.3	Air Amazonia represents that the Local Content Certification, as required by ANP, will be obtained through certification companies duly accredited by ANP, according to certain standards and requirements of relevant Concession Agreements and other ANP and governing authorities’ rules. The Parties agree that any costs related to Local Content Certification shall be borne by Air Amazonia.

19.4	Air Amazonia shall maintain in its files, for a minimum term of 10 (ten) years from the date of execution of this Agreement, all records, including contracts, invoices, books, papers and records relating to HRT O&G’s obligations of Local Content, assigned to Air Amazonia, under this agreement. Notwithstanding the above, Air Amazonia shall not destroy any documents related to Local Content, without the express consent of HRT O&G.

19.5	Air Amazonia undertakes to inform in each invoice relevant percentage of Local Content related to the services rendered in a given period or goods supplied, in addition to any obligation to issue a Certificate of Local Content for that specific service.

19.6	On its turn, HRT O&G shall deliver to Air Amazonia all relevant Local Content files and documentation existing since the execution of the relevant agreement between Air Amazonia and HRT O&G up to the date hereof, including, but not limited to all records, including contracts, invoices, books, papers and records relating to HRT O&G’s obligations of Local Content under the existed Services Agreement.

19.7	HRT O&G agrees to, on a timely manner, to provide Air Amazonia with, whenever requested by relevant authorities in relation to(i) information related to the obligations relating to Local Content required by ANP, (ii) complete, sign and deliver worksheets and certificates of Local Content of Goods and Services of Air Amazonia for the period in which Air Amazonia was under the control of HRT O&G, and (iii) issue a declaration/certificate indicating the work done and payments and/or amounts outstanding to be presented as evidence to the ANP or other governmental bodies due to the activities performed by the Air Amazonia, prior to and up to Closing, in view of the Local Content provisions.

Exhibit A to the Quota Purchase Agreement

20.	MISCELLANEOUS

20.1	If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any Law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

20.2	Disclaimer. Each Party shall not have any liability or obligation for loss of use, delay or loss of business, revenue or profit (lucros cessantes) with respect to the Services provided or contemplated under this Agreement. Each Party will not be liable to the other Party under any cause of action, whether in contract, tort, or otherwise, for any indirect, special, incidental, consequential, or punitive damages, even if the Party has been advised of the possibility of such damages.

20.3	Notice. All notices and consents required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by telecopier (facsimile machine), reputable international express delivery service (e.g. DHL, Federal Express), electronic mail or first-class airmail, postage prepaid, to the party to which they are directed at the following address for such party:

HRT O&G:

Tel: + 55 21 2105 9700

Facsimile: + 55 21 2105 9713

Email: nilo@hrt.com.br

Address: Avenida Atlântica, 1130, 10o andar – parte, Rio de Janeiro, RJ,

CEP 22021-000

Attention: Mr. Nilo Chagas de Azambuja Filho

With copy to:

Tel: + 55 21 2105 9700

Facsimile: + 55 21 2105 9713

Email: rdourado@hrt.com.br

Address: Avenida Atlântica, 1130, 10o andar – parte, Rio de Janeiro, RJ,

CEP 22021-000

Attention: Mr. Ricardo Bottas Dourado

Exhibit A to the Quota Purchase Agreement

Air Amazonia:

Tel: + 55 11 3040 4040

Facsmile: + 55 11 3040 4041

Email: joaodeluca@ddsalaw.com.br / anaderenusson@ddsalaw.com.br

Address: Rua Fidêncio Ramos, 195, 10o andar, CEP 04551-010, São Paulo / SP

Attentionto: Mr. João Claudio de Luca Junior / Mrs. Ana Luisa Castro

Cunha Derenusson

With copy to:

Fax: +1 (503) 473-8540

Tel: +1 (503) 505-5800

Email: erizzuti@ericksonaircrane.com

Address: 5550 S.W. Macadam Avenue, Suite 200

            Portland, Oregon 97239 USA

Attention to: Mr. Edward Rizzuti, Vice President, General Counsel &

Corporate Secretary

or at such other address as either party may hereafter notify the other in the manner described in this Section. Such notices shall be deemed given (i) on the date of transmission, in the case of notices sent by telecopier or electronic mail, (ii) on the date of recorded delivery by an independent delivery service or postal agency, or (iii) five business days after mailing, in the case of first class airmail.

20.4	Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of Brazil.

20.5	Settlement of Disputes. Any controversies, disputes, actions, causes of action, or other claims arising out of or in connection with the provisions of this Agreement which cannot be settled by mutual agreement shall be finally settled according to the following provisions:

20.5.1	This Agreement shall be governed and interpreted in accordance with the Laws of Brazil.

20.5.2	All disputes arising out of or in connection with this Agreement shall be definitely settled by arbitration under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “Chamber”) in force at the time of submission of the request for arbitration. The Chamber shall administrate the arbitral proceedings.

20.5.3	The seat of the arbitration shall be Rio de Janeiro, Brazil, and the language of the arbitration shall be both Portuguese and English.

20.5.4	The existence of the arbitral proceedings and any document or information disclosed within the same shall remain confidential.

Exhibit A to the Quota Purchase Agreement

20.5.5	The Arbitral Tribunal will be composed by three (3) arbitrators to be appointed according to the Rules of Arbitration.

20.5.6	The Arbitral Tribunal shall determine, in the final arbitral award, the arbitration costs, condemning the losing Party to bear such costs in full, including, inter alia, the administrative expenses, the arbitrators’ fees and all expenses incurred with the Parties’ defenses (e.g., attorney’s fees, expert-witnesses fees, travelling expenses, etc).

20.5.7	The Parties agree to voluntarily comply with the decision contained in the award to be rendered by the Arbitral Tribunal. Should any Party fail to voluntarily comply with the award within thirty (30) days of its execution, the defaulting Party shall incur in the following penalties, cumulatively:

a.	if the award provides for a condemnation to pay a given sum in cash, the amount fixed in the award shall be accrued of 10%, without prejudice to the application of delay interests and of money value readjustment until payment is effected; and

b.	if the award provides for a condemnation to an affirmative or a negative injunction, the award shall also provide for a liquidated damages clause, which the condemned Party shall incur, if it fails to voluntarily comply with the award within thirty (30) consecutive days.

20.5.8	If there are two or more disputes between the Parties in connection with this Agreement that are substantially equal or connected by facts or common points (“Related Disputes”) that should be submitted to arbitration in case the Terms of Reference have not yet been signed, the Parties agree that the Related Disputes shall be consolidated into one single arbitral proceeding and the Parties hereby agree to take all reasonable measures (including the execution of consolidation agreements or of addenda to this Agreement) that are necessary to give effect to the consolidation hereby agreed. If a Related Dispute is submitted to arbitration after the signature of the Terms of Reference, the new Related Dispute shall be heard and resolved by the same arbitrators who were appointed in the first Related Dispute, if possible.

20.5.9	Notwithstanding the previous provisions, any of the Parties may also recur to any courts with jurisdiction over the matter exclusively in the cases listed below, without such conduct being regarded as an act of resignation to arbitration as the sole means of dispute resolution chosen by the Parties:

a.	ensure the institution of the arbitration;

Exhibit A to the Quota Purchase Agreement

b.	grant any preliminary injunctive relief;

c.	require the performance of any obligation to deliver, or any positive or negative covenants included in this Agreement, that may be required in the specific form of the obligation owed by the Party pursuant to articles 461, 461-A, 621 and 632 of the Brazilian Civil Procedure Code. Any objections to the application for specific performance or any requests for damages resulting from noncompliance with such obligations shall be submitted to arbitration as provided for in this Section;

d.	enforce any decision from the Arbitral Tribunal, including, but not limited to, the arbitral award; and

e.	file a request to set aside the arbitral award, as allowed by Law.

20.5.10	The Parties agree that the submission of a request for arbitration, according to the Rules of Arbitration, shall be considered tantamount to the filing of a main lawsuit for the purposes of article 806 of the Brazilian Civil Procedure Code. Should the Parties resort to State Courts, according to this Section, the Parties hereby chose the Judiciary District of Rio de Janeiro, State of Rio de Janeiro as the only one with jurisdiction to hear and decide such questions, except in case of preliminary injunctions, which may be filed before any Court with jurisdiction over the matter, including the Central Court of Rio de Janeiro.

20.5.11	In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.

20.5.12	The Parties declares hereby that it is fully aware of the terms provided in the present Section 20 and agrees to submit to arbitration according to the terms herein, whenever necessary.

20.6

Confidentiality. During the Term of this Agreement, each Party (“Receiving Party”) and its directors, officers, employees, agents and advisors (collectively, “Representatives”) shall maintain the secrecy and confidentiality of all confidential information of the other Party (“Disclosing Party”) which at any time before or during the term of this Agreement has been or hereafter is disclosed to the Receiving Party or its Representatives or which it has obtained or hereafter obtains in connection with this Agreement or the performance of any services by the Disclosing Party under this Agreement (“Confidential Information”). The Receiving Party and its Representatives shall not (i) divulge, furnish or make accessible to anyone or in any way use, for its own benefit or for the benefit of any other person or entity (other than in the ordinary course

Exhibit A to the Quota Purchase Agreement

of the Disclosing Party’s business in connection with this Agreement), any Confidential Information without the Disclosing Party’s prior written consent; or (ii) take or permit any action to be taken which would reduce the value of the Confidential Information to the Disclosing Party. The term “Confidential Information” includes, without limitations: (i) business, financial and other information; (ii) the terms of this Agreement; and (iii) the Disclosing Party’s business plans, technology, innovations, designs, compilations, programs, devices, lists, methods, concepts, techniques and processes. The definition of “Confidential Information” is intended to have the broadest meaning as permitted by law. Notwithstanding anything herein to the contrary, the obligations of secrecy and confidentiality set forth herein will not apply to any information which is now generally publicly known or which subsequently becomes generally publicly known other than as a direct or indirect result of the breach of this Agreement by the Receiving Party. Notwithstanding anything to the contrary herein, the Receiving Party shall not be prohibited from making disclosure to the extent required by a valid court order, subpoena or other judicial action required disclosure of Confidential Information, provided that disclosure is limited to what is legally required and the Receiving Party gives reasonable advance notice of such requirement to the Disclosing Party. All books, documents, lists, and records pertaining to the Disclosing Party’s business (collectively, “Records”), whether written typed, printed, contained or microfilm, contained on computer disc, contained on tape, or set forth in some other medium of expression and all Confidential Information are the Disclosing Party’s sole and exclusive property. Finally, the obligations of secrecy and confidentiality set forth herein will not apply to any information disclosed by HRT O&G to HRT O&G partners and financial advisors under Joint Operating Agreements, provided that HRT O&G shall enter into confidentiality agreements with such partners and financial advisors prior to sharing any Confidential Information with such parties.

20.7	Entire Agreement. This Agreement, including all appendices and schedules attached hereto, is the sole and entire agreement between Air Amazonia and HRT O&G in relation to the leasing of the Aircraft. This Agreement may not be amended except by an instrument signed by both parties.

20.8	Force Majeure.

20.8.1	No Party shall be liable for any failures, delays, or defaults in performing its obligations hereunder (except for an obligation to pay another Party) due to circumstances or acts beyond that Party’s reasonable control including, without limitation, acts of any governmental authority (including delay or failure to act), war (declared or undeclared), riot, revolution, fires, strikes, unforeseen third-party labor disputes, floods, sabotage, freight embargoes, unusually severe weather, the total or constructive loss of an Aircraft (regardless of the cause of that loss), delays in passing the Aircraft or a person through customs, delays in obtaining necessary work visas or permits, and the like.

Exhibit A to the Quota Purchase Agreement

20.8.2	Notwithstanding anything set forth herein, the following events shall not be considered force majeure events: issues related to a Party’s computer systems; increases in the prices charged to a Party by its suppliers and/or vendors; shortages of materials, supplies, equipment, and/or labor; and a Party’s inability or difficulty in obtaining credit or financing.

20.8.3	A Party claiming force majeure shall: (1) immediately notify the other Party of any such force majeure event and provide an estimate of the duration thereof; and (2) immediately notify the other Party of the cessation of the force majeure event.

20.8.4	In the event the force majeure event continues for sixty (60) days or more, either Party may terminate this Agreement upon written notice.

20.9	Safety. Air Amazonia, or any of the pilots operating the Aircraft, shall have the right to refuse or suspend operations in the interest of reasonable safety, whether the hazard be weather or other natural conditions, mechanical problems, risks created by third parties, and/or any other situation that, in Air Amazonia’s opinion, involves an unreasonable risk of injury to any person or damage to any property. This shall in no way result in any breach of contract by Air Amazonia under this Agreement.

20.10	Best Commercial Efforts. Each Party shall use its best commercial effort to cooperate with the other Party in order to facilitate the performance and billing of the Services. The required cooperation shall include, but not be limited to, cooperation regarding the exchange of any records and/or data necessary for the timely performance and billing of the Services.

20.11	Language. This Agreement is in English and Portuguese, and the Portuguese language shall prevail. All communications, both written and oral, shall be in Portuguese.

20.12	Counterparts. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in any number of counterparts (or upon separate signature pages bound together into one or more counterparts), each of which when so executed shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

Signature Page Follows

Exhibit A to the Quota Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Aerial Services Agreement the day and year first herein written above.

AIR AMAZONIA SERVIÇOS AERONÁUTICOS LTDA.

By:
Name:
Title:

By:
Name:
Title:

HRT O&G EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO LTDA.

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

1.	2.
Name:	Name:
ID:	ID:

Exhibit A to the Quota Purchase Agreement

ANNEX A

TO THE

AERIAL SERVICES AGREEMENT

The aircraft described below and the related aircraft documentation, all as more fully defined as the “Aircraft”.

	MODEL	MANUFACTURER	REGISTRATION	SERIAL #	YEAR
1.	Bel 212	Bell Helicopters	PR-HRK	35064	1993
2.	Bel 212	Bell Helicopters	PR-HRW	30730	1975
3.	S61N	Sikorsky	PR-HRS	61488	1971
4.	AS350 B2	Helibrás	PR-HDR	3576	2002
5.	AS350 B2	Helibrás	PP-MJG	3620	2003
6.	AS350 B2	Eurocopter	N814EH	2461	1992
7.	AS350 B2	Eurocopter	N353EV	2444	1991

Exhibit A to the Quota Purchase Agreement

ANNEX B

TO THE

AERIAL SERVICES AGREEMENT

RATES

1.	Monthly Fixed Rates. For each Aircraft provided under this Agreement, HRT O&G shall pay Air Amazonia the Monthly Fixed Rates in accordance with the following schedule:

Monthly Fixed Rates	Model Type
$[*] USD	S-61 or equivalent
$[*] USD	Bell 212 or equivalent
$[*] USD	AS-350 or equivalent

2.	Flight Hour Rates. For all Flight Hours flown by each type of Aircraft under this Agreement, HRT O&G shall pay Air Amazonia the Flight Hour Rates in accordance with the following schedule:

Flight Hour Rates	Model Type
$[*]USD	S-61 or equivalent
$[*] USD	Bell 212 or equivalent
$[*] USD	AS-350 or equivalent

Exhibit B to the Quota Purchase Agreement

DATED AS OF [*], 2013.

AIR AMAZONIA SERVIÇOS AERONÁUTICOS LTDA.

- and -

HRT O&G EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO LTDA.

MAINTENANCE AND OTHER SERVICES AGREEMENT

Exhibit B to the Quota Purchase Agreement

Exhibit B to the Quota Purchase Agreement

MAINTENANCE AND OTHER SERVICES AGREEMENT

THIS MAINTENANCE AND OTHER SERVICES AGREEMENT is made as of the [*] day of [*], 2013, between AIR AMAZONIA SERVIÇOS AERONÁUTICOS LTDA. a Brazilian Limited Liability Company, located at Rua Ponta Grossa, 229, City of Manaus, State of Amazonas, Brazil, CEP 69074-190, Brazil, registered as taxpayer with the Ministry of Finance under CNPJ/MF No. 13.052.453/0001-03, herein represented pursuant to its authorized representatives in accordance with its articles of incorporation (hereinafter referred to as the “AIR AMAZONIA”) and HRT O&G EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO LTDA., a Brazilian Limited Liability Company located at Avenida Atlântica, n0 1130, 70, 8o and 10o andar, Copacabana, in the city of Rio de Janeiro, State of Rio de Janeiro, CEP 22420-000, Brazil, registered as taxpayer with the Ministry of Finance under CNPJ/MF No. 10.629.105/0001-68, herein represented by its Chief Executive Officer Mr. Nilo Chagas de Azambuja Filho, a Brazilian citizen, married, geologist, with identity card No. 1002500237, registered with the Taxpayer Registry (CPF/MF) under No. 160.656.460-91, and its Chief Finance Officer Mr. Ricardo Bottas Dourado dos Santos, a Brazilian citizen, married, administrator, with identify card No. 1214385621, registered with the Taxpayer Registry (CPF/MF) under No. 769.899.255-15, both with professional address in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Atlântica, 1130, 10o andar—parte (hereinafter referred to as “HRT O&G”).

WHEREAS,

(A)	Air Amazonia is engaged in the aircraft maintenance, technical control, crewing, crew training, flight planning, , and all other services necessary for the operation of aircraft; and

(B)	HRT O&G is an oil and gas company operating in Brazil and desires to utilize the services of Air Amazonia and Air Amazonia wants to provide such services to HRT O&G upon the terms and conditions set out herein.

NOW THEREFORE, in consideration of the mutual promises herein contained, Air Amazonia and HRT O&G agree as follows:

1.	DEFINITIONS

The following terms shall have the following respective meanings for all purposes of this Agreement:

Adjusted Payment	shall have the meaning assigned to such term in Section 6.9.2.

Aeronautical Regulations	means RBAC 135 (Operating Requirements: Commuter and on Demand Operations and Rules Governing Persons on Board Such Aircraft), duly approved by Ordinance number 262 dated as of January 29, 2013.

Exhibit B to the Quota Purchase Agreement

Affiliate	means any other person directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with the person specified.

Agreement	means this Maintenance and Other Services Agreement.

Air Amazonia	shall have the meaning assigned to such term in the preamble.

Air Authority	means (a) each person who shall under the laws of Brazil from time to time be vested with the control and supervision of civil aviation in that state, or have jurisdiction over, the registration, airworthiness, operation or other matters relating to the Aircraft and (b) as of the commencement of the Term, the Brazilian National Civil Aviation Agency (ANAC).

Aircraft	means the helicopter identified and described in ANNEX A hereto, including all engines, Components, rotables, parts and spare parts and/or ancillary and loose equipment or devices and associated aircraft documentation furnished therewith under this Agreement, and all substitutions, renewals and replacements from time to time made in or on the said Aircraft in accordance with this Agreement, whether or not for the time being installed on the Airframe.

Aircraft Documents	means the manuals and technical records required to be kept by the operator of the Aircraft.

Airframe	means the Aircraft described in ANNEX A hereto, excluding the engines, and any Components, rotables and parts installed on or attached to said Aircraft.

Annual Reconciliation Amount	shall have the meaning assigned to such term in Section 5.2.

ANP	means the Agência Nacional do Petróleo, Gás Natural e Biocombustíveis.

Availability Day	shall have the meaning assigned to such term in Section 7.1.2.

Brazil	means the Federative Republic of Brazil.

BRL	means the Brazilian currency Reais (R$)

Chamber	shall have the same meaning assigned to such term in Section 20.5.2.

Exhibit B to the Quota Purchase Agreement

Change Effective Date	shall have the meaning assigned to such term in Section 8.4.

Change Order	shall have the same meaning assigned to such term in Section 8.2.

Change Request	shall have the same meaning assigned to such term in Section 8.3.

Claim	shall have the meaning assigned to such term in Section 12.3.

Closing Date	means July […], 2013, or any date agreed by the parties but no more than ninety (90) days from the execution of the Quota Purchase Agreement as defined below.

Components	means those items identified as components and listed in ANNEX A.

Confidential Information	shall have the meaning assigned to such term in Section 20.6.

Disclosing Party	shall have the meaning assigned to such term in Section 20.6.

Engine	means those items identified as engines and listed on ANNEX A.

Engine Manufacturer	means the manufacturer of any Engine.

Estimated Loss Amount	means the aggregate amount determined from time-to-time in good faith by HRT O&G to be due and owing to HRT O&G or its Affiliates from Air Amazonia in respect of any Losses incurred by HRT O&G or its Affiliates, in the good faith determination of HRT O&G, are related to, resulted from or arose out of a breach by any Air Amazonia of any obligation under this Agreement and for which HRT O&G has delivered a claim notice to Air Amazonia. For the avoidance of doubt, the then current Estimated Loss Amount shall not include any amounts, if any, by which HRT O&G previously reduced any payments to Air Amazonia pursuant to Section 6.8.

Exchange Rate	means the Dollars to Reais selling exchange rate, as published by the Central Bank of Brazil on the SISBACEN computerized system, transaction PTAX800, “Option 5”, “Currency 220”.

Flight Hour	as used in this Agreement, or any addendum hereto, means each hour or part thereof elapsing from the moment at which the Aircraft blades/rotors commence movement (whether or not the Aircraft is on the ground or in the air) until such time as the Aircraft blades/rotors cease movement.

Exhibit B to the Quota Purchase Agreement

Flight Hour Rates	means the rates for all Flight Hours flown by each model of Aircraft, as further described in ANNEX B.

Governmental Entity	means and includes: (i) any national government, political subdivision thereof, or local jurisdiction therein; (ii) any instrumentality, court, or agency, however constituted of any entity described in (i), including ANAC; and (iii) any association, organization, or institution of which any entity described in (i) or (ii) is a member or to whose jurisdiction any thereof is subject or in whose activities any thereof is a participant.

HRT O&G	shall have the meaning assigned to such term in the preamble.

Indemnified Party	shall have the meaning assigned to such term in Section 12.3.

Indemnifying Party	shall have the meaning assigned to such term in Section 12.3.

Insurance	shall have the meaning assigned to such term in Section 11.1.

Invoice	shall have the meaning assigned to such term in Section 6.2.

Law	means and includes: (i) any statute, decree, constitution, regulation, order or any directive of any Governmental Entity; (ii) any treaty, pact, compact or other agreement to which any Governmental Entity is a signatory or party; (iii) any judicial or administrative interpretation or application of any law described in (i) or (ii); and (iv) any amendment or revision of any Law described in (i) or (ii) above.

Loss	shall have the meaning assigned to such term in Section 12.1.1.

Maintenance Program	shall have the meaning assigned to such term in Section 9.9.1.

Minimum Annual Fee	shall have the meaning assigned to such term in Section 5.1.

Monthly Fixed Rates	means the monthly rates for each Aircraft provided under this Agreement, as further described in ANNEX B.

Non-Compliance Event	shall have the meaning assigned to such term in Section 14.1.

Operations Base	HRT O&G’s operations bases at which the Services will be performed, as further described in Section 3.2.1.

Other Manufacturer	means the manufacturer of any Part (other than the Manufacturer and the Engine Manufacturer).

Exhibit B to the Quota Purchase Agreement

Overdue Amount	shall have the meaning assigned to such term in Section 6.8.

Parts	means any and all appliances, parts, instruments, appurtenances, accessories, furnishings, seats, and other equipment and additions of whatever nature (other than the Components), which may from time to time be incorporated or installed in or attached to the Airframe or engines or which have been removed therefrom, but where title to which remains vested in Air Amazonia.

Payment Difference	shall have the meaning assigned to such term in Section 6.9.3.

Quota Purchase Agreement	means that certain Quota Purchase Agreement by and between HRT Participações em Petróleo S.A. and EAC do Brasil Participações Ltda., dated as of July —, 2013.

Rates	means the monthly and hourly rates set forth in ANNEX B attached hereto and any other rates that are agreed to by the parties in writing.

Receiving Party	shall have the meaning assigned to such term in Section 20.6.

Related Disputes	shall have the meaning assigned to such term in Section 20.5.8.

Representative	shall have the meaning assigned to such term in Section 20.6.

Rosneft Brasil	means Rosneft Brasil E&P Ltda., formerly TNK Brasil Exploração e Produção de Óleo e Gás Natural Ltda.

Rules	shall have the meaning assigned to such term in Section 20.5.2.

Services	shall have the meaning assigned to such term in Section 3.1.

Taxes	means any and all present and future sales, use, goods and services tax, personal property, customs, business, fuel, leasing, occupational, transfer, excess profits, excise, franchise, ad valorem, value-added, turnover, stamp, interest equalization, income, gross receipts, or other taxes, fees, withholdings, imposts, duties, deductions, levies, or other charges of any nature, together with any penalties, fines, or interest thereon, imposed, levied, or assessed by, or otherwise payable to, any Governmental Entity.

Term	shall have the meaning assigned to such term in Section 2.1.

Exhibit B to the Quota Purchase Agreement

Third Party Claim	shall have the meaning assigned to such term in Section 12.4.

Total Annual Payments	shall have the meaning described in Section 5.2.

Unavailability	shall have the meaning assigned to such term in Section 7.2.1.

1.1	Interpretation.

1.1.1	The headings and captions herein are inserted for convenience of reference only and shall not limit or be used to interpret the clauses, paragraphs or sections to which they apply.

1.1.2	The terms “include”, “including”, and similar terms shall be construed as if followed by the phrase “without limitation”.

1.1.3	Whenever required by the context, references in this Agreement in the singular shall include the plural and vice versa and the masculine gender shall include the feminine gender and vice versa.

1.1.4	References to any document or other instruments include all amendments, replacements and restatements thereof and supplements thereto except where expressly provided otherwise.

1.1.5	Unless otherwise expressly stated herein, references to clauses, sections, appendixes or schedules refer to clauses, sections and schedules of this Agreement.

2.	TERM

2.1	Term. The term of this Agreement shall commence upon the Closing Date and shall end in (1) year from the Closing Date, unless earlier terminated as provided herein (such period hereinafter shall be referred to as the “Term”).

3.	SCOPE OF SERVICES

3.1	The Services. In accordance with the terms and conditions of this Agreement, and during the Term, Air Amazonia agrees to provide HRT O&G with high quality maintenance and other services, which shall include (i) all required maintenance equipment and other support services necessary for the continued operation of the Aircraft (ii) qualified crews to pilot and maintain each aircraft; (iii) appropriate external line attachments with remote release hook for external cargo loads (collectively, the “Services”). During the performance of the Services, Air Amazonia shall:

Exhibit B to the Quota Purchase Agreement

3.1.1	Provide the Services only during daytime hours (from Sunrise to 60 minutes before Sunset) as established by the Air Authority, and in accordance with the agreements reached by the Parties, seven (7) days a week during the Term of this Agreement. The Aircraft and materials used by Air Amazonia in the performance of the Services shall be of the qualities and quantities described in the technical specifications in Annex A hereof.

3.1.2	The workdays and working hours for all Air Amazonia air crew members shall not exceed those provided for by Law No. 7,183 of April 5, 1984.

3.2	Areas of Operation.

3.2.1	The Services shall be provided by Air Amazonia in HRT’s current operations bases located in the Northern region of Brazil or any other place in Brazil where HRT O&G starts to operate in the future (each an “Operations Base”).

3.2.2	Air tickets to the commercial airport with regularly scheduled airline service nearest to HRT O&G’s Operations Base shall be borne by Air Amazonia. Transportation from the nearest commercial airport to HRT O&G’s Operations Base shall be borne by HRT O&G.

3.2.3	Transportation cost of the equipment, tools, and materials from Manaus, AM, to the Operations Base, and the return to Manaus, AM, shall be borne by HRT O&G provided that Air Amazonia use the same logistics operator used by HRT O&G.

4.	RATES

4.1	Rates. In exchange for the Services, HRT O&G agrees to pay Air Amazonia the Monthly Fixed Rates for each Aircraft and the Flight Hour Rates for all Flight Hours flown (except as otherwise provided in Section 4.1.3), exclusive of the ICMS tax.

4.1.1	HRT O&G shall pay Air Amazonia the Monthly Fixed Rate regardless of the number of Flight Hours flown during each month.

4.1.2	HRT O&G shall pay the Flight Hour Rates for all repositioning and ferry time associated with repositioning or moving the Aircraft between and among HRT O&G’s Operations Bases.

4.1.3	HRT O&G shall not be charged the Flight Hour Rates with respect to pilots training, pilots’ check, and Aircraft transportation for maintenance purposes. Fuel used under these circumstances and provided by HRT O&G shall be reimbursed by Air Amazonia.

Exhibit B to the Quota Purchase Agreement

4.2	Costs, expenses and taxes. Air Amazonia states that the price established for implementation of this Agreement include all Taxes, costs, supplies and expenses (excluding those reimbursable when expressly provided herein), directly and indirectly, related to the Services under this Agreement. Air Amazonia shall not claim any increase in the price agreed under this Agreement.

4.3	Fuel. HRT O&G and Air Amazonia agree that all fuel and associated refueling costs for the operation of the Aircraft shall be borne by HRT O&G, except as provided in Section 4.1.3. Accordingly, HRT O&G agrees that Air Amazonia shall not be responsible for any fuel or fuel logistics costs relating to the operation of the Aircraft. HRT O&G acknowledges that the Rates are not inclusive of any Aircraft fuel costs.

5.	MINIMUM FEES; ANNUAL RECONCILIATION

5.1	Minimum Annual Fee. HRT O&G shall pay Air Amazonia the total minimum annual fees during the Term, if any, in BRL of the equivalent to USD $29,000,000, which shall be due and payable by HRT O&G, regardless of the number of Aircraft provided under this Agreement or the number of Flight Hours flown during the Term (“Minimum Annual Fee”).

5.2	Annual Reconciliation Amount. Within fifteen (15) days of the end of the Term the Parties shall reconcile the Total Annual Payment paid by HRT O&G in the previous Year against the Minimum Annual Fee (the result of such reconciliation the “Annual Reconciliation Amount”). For purposes of this reconciliation, the Total Annual Payment will be the total sum of all amounts paid by HRT O&G during the full twelve (12) month period of the Term, which shall be calculated in USD based on the Exchange Rate as of the date of each monthly invoice (before its conversion into BRL).

5.3	Annual Reconciliation.

5.3.1	In the event that the amount of the Total Annual Payment is less than the Minimum Annual Fee, the Annual Reconciliation Amount shall equal (A) the Minimum Annual Fee (B) minus the Total Annual Payment. HRT O&G shall pay Air Amazonia the Annual Reconciliation Amount in accordance with Section 6.3 below; and

5.3.2	In the event that the amount of the Total Annual Payment meets or exceeds the Minimum Annual Fee, the Annual Reconciliation Amount shall equal zero and HRT O&G shall have no payment obligation under Section 6.3.

Exhibit B to the Quota Purchase Agreement

6.	INVOICING AND PAYMENT

6.1	Measurement Report. Air Amazonia shall measure the Services from the first to the last calendar day of each month, gathering the results found in a Measurement Report (Relatório de Medição—RM), and deliver it to HRT O&G by the second (2nd) business day of the month following the measurement for the purpose of the invoicing documents. Following the delivery of the RM from Air Amazonia to HRT O&G, HRT O&G may offer its objections or considerations as it deems necessary, which shall be submitted to Air Amazonia within two (2) business days of Air Amazonia’s delivery of the RM.

6.2	Monthly Invoice. After the end of each calendar month and based on that month’s RM, Air Amazonia shall prepare an invoice which includes amounts due for the prior calendar month taking into account the Monthly Fixed Rates for each Aircraft and the total Flight Hours flown by all Aircraft offset by Unavailability credit, if any. The amounts (in USD) shall be converted and expressed in the invoice as the amounts equivalent in BRL, determined at the Exchange Rate on the day immediately preceding the date of invoice (the “Invoice”). Air Amazonia’s Invoice shall be provided to HRT O&G within ten (10) days from the last day of the preceding calendar month.

6.3	Reconciliation Invoices. Within thirty (30) days of the end of the previous Year, Air Amazonia shall prepare and provide an invoice which includes the total Annual Reconciliation Amount, which shall be expressed in the amount equivalent to USD in BRL, determined at the Exchange Rate on the day immediately preceding the date of invoice.

6.4	Payment Date. HRT O&G shall pay all amounts due under this Agreement within thirty (30) days from its receipt of the invoice.

6.5	Payment Instructions. The payment of any and all amounts under this Agreement by HRT O&G to Air Amazonia shall be made in BRL and by wire transfer of immediately available funds, to the bank account set forth below:

[Bank]

Swift Code:         [*]

Bank Address:

Account #:         [*]

Account Name: [*]1

[1]	AA shall provide bank account information by Closing Date.

Exhibit B to the Quota Purchase Agreement

6.6	Undisputed Amounts. In the event there is a dispute between the parties regarding amounts due and owing under this Agreement, HRT O&G shall pay all undisputed amounts on the respective due date and the parties shall resolve the dispute in accordance with Section 20.5. If HRT O&G fails to pay such undisputed amounts on its respective due date, HRT O&G shall pay Air Amazonia interest and penalties as described in Section 6.8 on such amounts.

6.7	Credits. In the event HRT O&G incurs landing fees, navigation fees, IOF tax or similar fees or charges on Air Amazonia’s behalf, HRT O&G shall provide Air Amazonia with proper documentation of such charges and upon review of such documentation, Air Amazonia shall deduct such amounts from the next monthly Invoice. Any additional applicable credits due to HRT O&G as provided in Clause 7.4 and Clause 8.6 shall also be deducted from the next monthly Invoice.

6.8	Overdue Payments. If, after receiving a notice from Air Amazonia, HRT O&G fails to pay any amount due pursuant to this Agreement within (5) five calendar days from the date of receipt of such a notice (an “Overdue Amount”), (i) HRT O&G shall be obligated to immediately pay an amount equal to two percent (2%) of the Overdue Amount (which such payment shall be deemed a penalty and not a credit against HRT O&G’s obligation to pay the Overdue Amount) and (ii) until and including the date such Overdue Amount is paid in full, HRT O&G shall pay interest on such Overdue Amount at a monthly rate equal to one percent (1%) of the Overdue Amount.

6.9	Set Off Rights for Breach of the Agreement. Notwithstanding anything to the contrary contained in this Agreement and subject to the provisions of Section 12.1, in the event that at least five (5) days prior to any date on which a monthly payment would otherwise be due and payable under this Agreement, HRT O&G claims an Estimated Loss Amount, HRT O&G shall have the right to withhold and set off against the amount due pursuant to such monthly payment, on a dollar-for-dollar basis, the amount of any then current Estimated Loss Amount, in accordance with the following provisions:

6.9.1	At least five (5) days prior to the due date of the applicable payment, HRT O&G shall deliver to Air Amazonia, in accordance with Section 20.3, a certificate executed by a duly authorized officer of HRT O&G certifying as to the amount of the applicable Estimated Loss Amount and a reasonable description of the basis therefor.

6.9.2	On or prior to the due date of the applicable payment, HRT O&G shall pay an amount (to the extent such amount is a positive number) equal to the amount due pursuant to the applicable monthly payment minus the then current Estimated Loss Amount (such payment, the “Adjusted Payment”). Subject to Section 6.9.3 below, such Adjusted Payment shall for all purposes hereunder be deemed payment in full of the amount due pursuant to the applicable monthly payment.

Exhibit B to the Quota Purchase Agreement

6.9.3	To the extent that following the payment of an Adjusted Payment pursuant to this Section 6.9.3, (a) a final determination as to the actual amount of Loss(es) that is the basis of the applicable Estimated Loss Amount is made (by agreement of the applicable parties, non-appealable court or arbitral decision or otherwise) pursuant to the terms and conditions of this Agreement and (b) such amount of Loss(es) is less than the difference obtained when the amount of the Adjusted Payment is subtracted from the original amount due pursuant to the applicable monthly (such difference, the “Payment Difference”), then within thirty (30) days following the date of such final determination HRT O&G shall pay to Air Amazonia, in immediately available funds by wire transfer to the account or accounts designated by Air Amazonia, an amount equal to the Payment Difference minus the amount of actual determined Loss(es).

7.	AVAILABILITY; UNAVAILABILITY; MAINTENANCE

7.1	Availability.

7.1.1	Air Amazonia shall ensure that each Aircraft maintained under this Agreement maintains a minimum level of monthly availability of [*] during the Term.

7.1.2	Availability Day: Each Aircraft shall be considered “available” on each day that the Aircraft and crew is available and ready to perform the Services for the lesser of: (i) nine (9) duty hours; or six (6) Flight Hours (each an “Availability Day”).

7.2	Unavailability.

7.2.1	Unavailability Day: An Aircraft shall be considered “unavailable” on any day (or portion thereof) in which an Aircraft and crew are not available to provide either: (i) nine (9) duty hours; and (ii) six (6) Flight Hours as a result of maintenance issues or other delays within Air Amazonia’s control, but not including delays attributable to weather or safety conditions (“Unavailable”).

7.2.2	If an Aircraft is unable to fly due to (i) inclement weather or other natural conditions; (ii) risks outside of Air Amazonia’s control; or (iii) any other situation that, according to the pilot in command’s opinion, involves an unreasonable risk of injury to any person or damage to any property, the Aircraft shall not be considered Unavailable for purposes of the maintenance day allowances and penalties below. If the Aircraft is unable to fly due to bad technical conditions resulting from Air Amazonia’s failure to properly maintain the Aircraft, the Aircraft shall be considered Unavailable for purposes of the maintenance day allowances and penalties described below.

Exhibit B to the Quota Purchase Agreement

7.3	Maintenance Allowance. In order to maintain the minimum levels of monthly availability, Air Amazonia shall be entitled to a maintenance allowance for each Aircraft as described below:

7.3.1	During the Term, Air Amazonia shall be entitled to up to [*] maintenance days per month, per Aircraft (which represents [*] of each month).

7.3.2	A maximum of two (2) unused maintenance days per S-61 or equivalent model Aircraft shall carry over to the next calendar month, but shall expire if not used in that subsequent month.

7.3.3	The election to declare a maintenance day shall be at the sole discretion of Air Amazonia’s crew chiefs. Upon Air Amazonia’s decision to use a maintenance day, Air Amazonia shall promptly notify HRT of Aircraft Unavailability.

7.4	Unavailability Credit. If any Aircraft is Unavailable for more days than the maintenance days allowance described in Section 7.3, Air Amazonia shall credit HRT O&G for each day (or ratable portion thereof) that an Aircraft is Unavailable in a given month in accordance with the following schedule:

Unavailability Credit	Model Type
$[*] USD per day	S-61 or equivalent
$[*] USD per day	Bell 212 or equivalent
$[*] USD per day	AS-350 or equivalent

7.5	Notwithstanding anything to the contrary in this Agreement (but except as otherwise provided in Section 4.1), HRT O&G shall pay for any and all Flight Hours actually flown under this Agreement, regardless of any daily Unavailability penalties that may be assessed.

8.	AIRCRAFT CHANGES

8.1	Air Amazonia shall provide the Services and HRT O&G shall accept the Services for each of the Aircraft listed on ANNEX A. The parties understand and agree that HRT O&G may, from time to time, request changes to the number and mix of Aircraft maintained under this Agreement. HRT O&G may request such changes in accordance with the Change Order process described in Sections 8.2 to 8.6 below, or in accordance with Section 8.7 below.

Exhibit B to the Quota Purchase Agreement

8.2	No more than two (2) times during the Term, HRT O&G may reduce or increase the number of each existing model of Aircraft provided under this Agreement, provided, however, that HRT O&G must follow the procedures described below (“Change Orders”):

8.2.1	In each Change Order, HRT O&G may reduce the number of each model of Aircraft by no more than one (1) Aircraft per model, provided, however, that any reduction in the number of Aircraft serviced under this Agreement shall not reduce or otherwise modify HRT O&G’s obligation to pay the Minimum Annual Fee in accordance with Section 5.1; and

8.2.2	In each Change Order, HRT O&G may increase the number of each model of Aircraft by no more than one (1) Aircraft per model, provided, however, that HRT O&G shall pay any necessary and extraordinary one-time costs associated with servicing an additional Aircraft (but excluding de-mobilization costs). If such extraordinary costs exist, Air Amazonia shall first inform HRT of the costs and confirm that HRT O&G wishes to proceed with the addition of the Aircraft.

8.3	For Change Orders as described in Section 8.2 above, HRT O&G shall provide Air Amazonia with written notice which shall include the details of the requested additions and/or deletions of Aircraft to ANNEX A (each a “Change Request”), according to the following schedule:

a.	S-61 or equivalent: No less than 180 days notice.

b.	Bell 212 or equivalent: No less than 120 days notice.

c.	AS-350 or equivalent: No less than 90 days notice.

8.4	The Parties shall execute a signed amendment to this Agreement evidencing the effective date of such changes (“Change Effective Date”).

8.5	Beginning on the Change Effective Date: (i) HRT O&G shall pay the applicable Monthly Fixed Rates (or ratable portion thereof) and Flight Hour Rates for each additional Aircraft; and (ii) HRT O&G’s monthly payments shall be reduced by the applicable Monthly Fixed Rates (or ratable portion thereof) for each removed Aircraft.

8.6	In the event Air Amazonia is unable to deliver an additional Aircraft on the schedule described in Section 8.3 above, Air Amazonia shall provide HRT O&G with a credit equal to the ratable portion of the Aircraft’s Monthly Fixed Fee for each day of delay.

8.7

During the Term, in the event HRT O&G requires additional Services to support its onshore oil and gas operations in the Amazon basin, Solimões, HRT O&G shall provide Air Amazonia with a written summary describing the scope, duration and proposed pricing of the additional requested Services, provided that such pricing reflects the best aerial services market conditions (the “Offer Notice”). Upon

Exhibit B to the Quota Purchase Agreement

receipt of the Offer Notice, Air Amazonia shall have 7 calendar days to elect to provide the additional Services to HRT O&G on the same material terms set forth in the Offer Notice by delivering a written notice of acceptance to HRT O&G (an “Acceptance Notice”). In the event that Air Amazonia delivers an Acceptance Notice, HRT O&G and Air Amazonia shall take action as may be necessary to enter into a definitive agreement within 30 calendar days of receipt of the Acceptance Notice. If Air Amazonia does not deliver an Acceptance Notice or rejects the opportunity, HRT O&G may then engage other service providers, on substantially similar terms and conditions.

9.	AIR AMAZONIA OBLIGATIONS

Air Amazonia hereby agrees with HRT O&G that during the Term, it shall, at its own expense, provide the maintenance, technical control, crewing, crew training, flight planning, and all other services necessary for the operation of Aircraft and provision of the Services, and Air Amazonia agrees that it shall:

9.1	General obligations:

9.1.1	Endeavor its best efforts to ensure that none of its employees, by act or omission, hide, join the concealment or tolerates the concealment of a work accident that has occurred as a result of the Services set forth in this Agreement.

9.1.2	Issue Communication Work Accident (Comunicação de Acidente do Trabalho, “CAT”), in legal terms and conditions, in case of accidents at work occurred with employees who work on the premises of HRT O&G and other operating locations, presenting the CAT to HRT O&G.

9.1.3	Report within twenty-four (24) hours to HRT O&G the occurrence of work accidents with its employees or employees of its subcontractors or assignees, that work in HRT O&G’s premises.

9.1.3.1	HRT O&G reserves the right to monitor compliance with the obligation set forth in Section 9.1.2, and may require Air Amazonia the proof that it has issued the CAT under the conditions and within the legal deadlines.

9.1.4	Take all measures to guarantee the safety of the operations.

9.1.5	Report to HRT O&G within 24 hours and keep HRT O&G updated as to any information and investigation regarding any aircraft accident involving the Aircraft.

Exhibit B to the Quota Purchase Agreement

9.2	Regarding the implementation of the Services and technical responsibility:

9.2.1	Render the Services agreed herein, in accordance with Section 3 of this Agreement, the terms and conditions set forth herein in order to ensure the quality of the Services.

9.2.2	Facilitate the Inspection providing information or providing access to documentation and the Services and promptly complying with commercially reasonable under best industry standards requirements and demands presented by HRT O&G.

9.2.3	Develop and maintain on-site, a Report of Occurrences (RO), in a proper Air Amazonia form, with records of work orders, notes of all irregularities found and occurrences relating to the implementation of this Agreement, which shall be elaborated in intervals defined by the HRT O&G’s Inspection, in 2 (two) copies, the first being for the use of HRT O&G and the second for Air Amazonia, and should be jointly signed by the representative of Air Amazonia and HRT O&G’s Inspection.

9.2.4	Obtain and maintain in order all operating permits, licenses and registrations with the aeronautical authorities responsible for the Services addressed herein as applicable.

9.2.5	Ensure the high quality execution and quality of the services provided, including, the labor, material and methods employed, even if, for some reason, hired by Air Amazonia from third parties.

9.2.6	All aircraft movements shall be performed exclusively by employees of Air Amazonia, and the companies contracted by Air Amazonia.

9.2.7	Monitor and track on the ground the Aircraft missions, regarding the weather and logistical aspects, including flight planning.

9.3	Regarding the crew and support teams:

9.3.1	Be responsible for the supervision and technical and administrative direction of the crew and support staff available to carry out the object of this Agreement.

9.3.2	Refrain from using in all activities related to the implementation of this Agreement child labor, pursuant to paragraph XXXIII of art. 7 of the Brazilian Constitution, or use slave labor, and require that such measures be adopted in the Agreements with the suppliers of their inputs and/or service under penalty of termination of this Agreement, without prejudice to the adoption of other measures.

Exhibit B to the Quota Purchase Agreement

9.3.3	Present on a monthly basis to HRT O&G a nominal list of all employees who will operate the Aircraft as well as communicate in writing any change in this list.

9.3.4	Require the use by its employees, employees of its subcontractors or their assignees, ID badge, for activities related to this Agreement.

9.3.5	Keep at the Operations Bases personnel and equipment for weighing and handling of cargo and luggage, to fully serve the purpose of this Agreement.

9.3.6	Provide monthly and/or when requested, documentation relating to the due performance of its labor and social security obligations.

9.3.7	Be responsible for the payment of all labor rights, social security and “FGTS” deposits of its employees, under the risk of being retained by HRT O&G the payments due under this Agreement, as per section 15.3, until the presentation of the documentary evidence.

9.3.8	Keep a team trained in the technical maintenance of the Aircraft.

9.3.9	Make available to HRT O&G a crew trained, skilled and qualified to operate the Aircraft.

9.3.10	Keep sufficient loadmasters in HRT’s Operations Bases who are duly trained in accordance with the applicable rules.

9.3.11	Meet the Crew Training Programs and conduct training in simulators for pilots of aircraft Bell 212 and S61 or equivalent aircraft.

9.4	Regarding materials, equipment, machinery, vehicles, tools and facilities:

9.4.1	Provide materials, supplies, equipment, tools, lubricants, other consumables, and etc., necessary for the implementation of the Services.

9.4.2	Provide the fuel to be used in the training of pilots, check of pilots and transportation of the aircraft for maintenance.

9.4.3	Provide meals and/or lodging for the crew of Air Amazonia, except those to be provided in the Operations Bases of HRT O&G (as provided in Section 10.5 below).

9.4.4	Provide airfare for the transport of passengers to the nearest commercial airport with regularly scheduled airline service to the Operations Bases.

Exhibit B to the Quota Purchase Agreement

9.4.5	Be responsible for the proper use, storage and safekeeping of materials, equipment, tools, machinery, vehicles and facilities provided by HRT O&G, to the extent used by Air Amazonia.

9.5	Regarding the industrial safety, hygiene and occupational medics:

9.5.1	Comply and have its staff comply with the procedures contained in the HRT O&G SMS Policy for Industrial Safety, Environmental Protection and Occupational Health (“SMS”).

9.5.2	Keep its employees uniformed, identified by the name or logo of Air Amazonia stamped in the uniform and using personal protective equipment listed in HRT O&G’s SMS Policy.

9.5.3	Ensure employees covered by this Agreement, medical, hospital and dental care, providing at minimum level, reference or insurance health care, pursuant to Articles 10 and 16, VII, “c” Law No. 9.656/98 and article 2 of CONSU Resolution No. 10, of November 3, 1998, with coverage for procedures related to workplace accidents and their consequences, occupational diseases, as well as other procedures related to occupational health, extended to the spouse/partner and children up to 21 years old.

9.5.3.1	Fully pay the Health Insurance/Plan mentioned in Section 9.5.3.

9.5.3.2	Present to the Inspection, whenever requested, proof of maintenance of the Health Insurance/Plan to its employees, pursuant to Section 9.5.3 of this Agreement.

9.6	Man, operate and maintain the Aircraft in accordance with the Safe Aircraft Management Guidelines of the International Association of Oil and Gas Producers and the Aeronautical Regulations.

9.7	Appoint and maintain, throughout the Term, all the professional, technical, administrative, and supervisory personnel necessary for the correct provision of the Services in accordance with the Law and Aeronautical Regulations.

9.8	Carry out the technical and administrative supervision of the Services in order to ensure the correct performance thereof.

9.9	Inspect, maintain, service, repair, overhaul, test and make such alterations and modifications in and additions to the Aircraft:

9.9.1

so as to maintain the Aircraft in accordance with the requirements of the Air Authority, and the Maintenance Program, airworthiness standards, recommended and mandatory service bulletins and recommended

Exhibit B to the Quota Purchase Agreement

inspections, modifications and repairs of the Manufacturer, the Engine Manufacturer and any Other Manufacturer applicable to aircraft and engines of the same type as the Aircraft and the Engines and maintain the Aircraft in accordance with the Manufacturer’s Maintenance Manual, as amended and supplemented by the Manufacturer from time to time (the “Maintenance Program”);

9.9.2	so as to keep the Aircraft duly certified as airworthy under the laws of the Air Authority and of any other jurisdiction to which it may become subject;

9.9.3	so as to comply with any airworthiness directives applicable to the Aircraft and the Engines, as well as all licensing with respect thereto which may be required by the Air Authority or other Government Entity having jurisdiction; and

9.9.4	all inspections, repairs, modifications, maintenance, directives and overhaul work to be made or accomplished by Air Amazonia with respect to the Aircraft shall be performed at the Air Amazonia’s sole expense by properly trained personnel duly licensed and certified to perform such work by the Air Authority and shall be in accordance with the standards required by the Air Authority, the Manufacturer, the Engine Manufacturer or any Other Manufacturer and any other applicable Laws for similar aircraft.

9.10	Provide spares, equipments, lubricants, tools, materials and support equipment for maintenance of the Aircraft and, in general, shall ensure that the Aircraft shall always be in conformity with and ready to provide service under this Agreement.

9.11	Be responsible for the correct usage and storage of any materials used for its operations and maintenance of the Aircraft.

9.12	Take responsibility, at its own cost and risk, for the transportation and disposal of any used chemical substance or any hazardous waste resulting directly or indirectly from the Services under this Agreement, if any.

9.13	Comply with Brazilian sanitary, environmental and safety laws.

9.14	Immediately notify HRT O&G of the occurrence of any malfunction of any nature that is related to the Aircraft which provides the Services.

9.15	Provide HRT O&G with a maintenance schedule for the Aircraft, as required by the manufacturer.

Exhibit B to the Quota Purchase Agreement

9.16	Prior to commencing the Services, present the following documents to HRT O&G for their review:

9.16.1	Crew and Aircraft Certifications;

9.16.2	Maintenance Schedules;

9.16.3	Organization Charts;

9.16.4	Insurance Policies for the Aircraft;

9.16.5	ANAC RBAC 145 certificates; and

9.16.6	Crew Training Program schedule including ground school and flight training and simulators certificates when applicable;

9.17	Keep HRT O&G informed of any material occurrences that may affect the Services and the Aircraft.

9.18	Maintain all permits, licenses, and certificates of airworthiness in force for the Aircraft.

9.19	Maintain all records, logs and other materials required by the Air Authority and any other applicable jurisdiction to be maintained in respect of the Aircraft in the Portuguese language.

9.20	Submit the following reports to HRT O&G according to a format to be supplied by HRT O&G:

9.20.1	Daily flight time report

9.20.2	Monthly flight time report for invoicing, and prior to issuing any Invoice whatsoever

9.20.3	Daily flight time report for each pilot

9.20.4	Daily maintenance reports

9.20.5	Monthly maintenance report

9.20.6	Monthly crew and technical personnel assignment report

9.20.7	Monthly safety report

9.20.8	Monthly technical and operating personnel training report

9.21	Give safety briefings regarding applicable aviation regulations as necessary.

Exhibit B to the Quota Purchase Agreement

9.22	Be responsible for all costs associated with its personnel provided, and for the costs associated with wages, benefits, social security, insurance, medical benefits and worker’s compensation coverage for its personnel.

9.23	Agree to allow HRT O&G to audit when so required to verify the state of the Aircraft and Air Amazonia’s procedures, upon reasonable prior written notice from HRT O&G.

9.24	Maintain all technical data, manuals (including maintenance manuals of the Manufacturer, the Engine Manufacturer and any Other Manufacturer), logbooks and other records pertaining to the Aircraft in accordance with the laws of the country of Registration of the Aircraft and all other applicable Laws.

9.25	Be ultimately responsible for all flight and ground operations and activities of the Aircraft.

9.26	Not cause or permit the Aircraft to be operated in any manner contrary to the operating limitations set forth in the Aircraft’s Flight Manual or any part thereof or any recommendation or regulation of the applicable aviation authorities.

9.27	Comply with the legal requirements of the Brazilian aviation authorities.

9.28	Comply with HRT O&G’s internal policies, especially, but not limited to, those in connection with the environment, health and safety.

9.29	Maintain an adequate insurance for its activities, as provided in Section 11.

10.	HRT O&G OBLIGATIONS

HRT O&G hereby agrees with Air Amazonia that during the Term, it shall:

10.1	Ensure adequate access and designated areas for use in Air Amazonia’s performance of the Services.

10.2	Assume the cost of the transportation of Air Amazonia’s personnel from the nearest commercial airport with regularly scheduled airline service to HRT O&G’s Operations Bases (as further described in Section 3.2.1).

10.3	Assume the costs for transporting Air Amazonia’s equipment, tools and materials from Manaus to the Operations Bases.

10.4	Provide all fuel and fueling logistics for Air Amazonia’s performance of the Services, except as provided in Section 4.1.3.

10.5	Provide all the housing, dining, meals and potable drinking water, and other facilities and installations necessary to guarantee an adequate stay for all Air Amazonia crew working at HRT Operations Bases, which shall include double accommodations.

Exhibit B to the Quota Purchase Agreement

10.6	Provide all security for Air Amazonia’s crew at all HRT O&G’s Operations Base.

10.7	Ensure proper landing zone areas at any Operations Base to which the Aircraft will fly in accordance with Air Authority regulations.

10.8	Allow Air Amazonia and Air Amazonia’s security consultants, to have access to the facilities and camps in which the Services are performed, upon five (5) days prior notice of the visit.

10.9	Cooperate with Air Amazonia and Air Amazonia’s security consultants in implementing reasonable safety measures to ensure the safety of its personnel and Aircraft.

10.10	Take responsibility, at its own cost and risk, for the transportation and disposal of any used chemical substance or any hazardous waste resulting directly or indirectly from the Services under this Agreement, on HRT O&G’s Operations Bases, if any.

10.11	Not cause or permit the Aircraft to be operated in any manner contrary to the operating limitations set forth in the Aircraft’s flight manual or any part thereof or contrary to any recommendation or regulation of the Air Authority.

10.12	Comply with the requirements of the Brazilian air authorities which may be applicable to the operations under this Agreement.

10.13	Not permit the Aircraft to be operated by persons other than the pilots approved by Air Amazonia, and not interfere in any way with such persons in the performance of their responsibilities, including without limitation operating and maintaining the Aircraft and maintaining accurate and complete records and reports in accordance with Air Amazonia’s policies and Air Authority requirements and procedures.

10.14	Allow none but Air Amazonia to service, repair, maintain, overhaul, test or cause the same to be done to the Aircraft in accordance with the Approved Maintenance Program. HRT O&G shall not interfere in any way with Air Amazonia service, repair, maintenance, overhaul, test personnel in the performance of their responsibilities.

10.15	Take all the necessary steps to cooperate with and assist Air Amazonia to assure that each Aircraft is properly secured when parked or stored in a hangar to prevent damage, wear, vandalism or theft.

Exhibit B to the Quota Purchase Agreement

11.	INSURANCE

11.1	Air Amazonia shall maintain in force the insurance set out in this Article 11 throughout the Term of this Agreement. All such insurance shall be placed with reputable and substantial insurers. The insurance required to be maintained by Air Amazonia are (collectively, the “Insurance”):

11.1.1	Workmen’s Compensation (according to what is required by local laws where services will be rendered and only if applicable);

11.1.2	Life Insurance: to Air Amazonia employees allocated in the execution of this Agreement, including death from any cause (MNA), especial compensation for accidental death (IEA), total or partial permanent disability by accident (IPA), and permanent disability due to disease (IPD), or Personal Accident Insurance for its employees or third party employees, covering death and/or permanent disability due to accident during the period in which they are allocated in the execution of this Agreement.

11.1.3	Automobile Liability, if applicable – Air Amazonia shall have Automobile Liability Insurance including coverage for all owned, non-owned or hired vehicles with a limit not less than seven hundred thousand Reais (R$ 700.000,00), per occurrence, combined for bodily injury or death and loss of or damage to property, and in compliance with all local laws.

11.1.4	RETA Insurance—for all Aircraft allocated to the Services provided under this Agreement;

11.1.5	Aviation Insurance—for all Aircraft allocated to the Services provided under this Agreement; including enough coverage for loss or damage to the hull; warranty for parts and spares, coverage for War, and coverage for Air Amazonia’s Legal Liability in respect of Third Parties (Bodily Injury / Property Damage), including Bodily Injury to Passengers (luggage / passengers and crew personal belongings) and Cargo Legal Liability/Pouch, with minimum limit of USD 100,000,000.00 (one hundred million Dollars).

11.1.6	Provisions Applicable to All Policies.

11.1.6.1	Each of required policies, where applicable, shall specifically name HRT O&G as additional insured to the extent of the liability assumed by Air Amazonia in this Agreement.

11.1.6.2	Air Amazonia agrees to waive and agrees to have each of the required policies endorsed to provide that the respective carrier waives all rights of subrogation, against any HRT’s group companies to the extent of the liability assumed by Air Amazonia in this Agreement.

Exhibit B to the Quota Purchase Agreement

11.1.6.3	All Insurance deductible amounts shall be for the sole account of Air Amazonia.

11.1.6.4	Air Amazonia must give thirty (30) days prior written notice of cancellation or in respect of any material change to any Insurance policy. Such changes shall be subject to HRT O&G’s previous approval if they represent reduction in the terms and/or conditions set forth herein.

11.2	The Parties agree that the insurance provisions hereunder set forth the minimum coverage and limits of liability required, and are not to be construed in any way as a limitation or restriction on Air Amazonia’s liability or indemnity obligations as agreed in Section 12.1 (except to the extent expressly mandated by applicable law and except as otherwise provided in this Agreement). In case that the Insurance is insufficient, Air Amazonia shall be fully responsible and bear for all liability or indemnity obligations it has agreed to assume in Section 12.1.

11.3	Air Amazonia’s insurance policies maintained in accordance with this Agreement are to be considered primary in all cases with respect to the obligations and liabilities of Air Amazonia as provided in this Agreement.

11.4	Additional Obligations.

11.4.1	Upon HRT O&G’s request, Air Amazonia shall cause its underwriters or insurance broker to furnish HRT O&G with certificates of insurance, evidencing compliance with these insurance requirements. No Services shall be commenced or monies paid, unless such requested certificate has been so furnished. Notwithstanding the foregoing, HRT O&G’s acceptance of an incomplete or improper certificate or commencement of Services or payment for any Service rendered shall not relieve Air Amazonia from the obligation to maintain all insurance required by this Agreement. In the event of Air Amazonia’s failure to furnish such certificate or failure to carry out any of the provisions of this Article 11, HRT O&G shall have the right to cancel and terminate this Agreement immediately by written notice to Air Amazonia, provided, however, that HRT O&G shall immediately pay all amounts due for Services rendered up to the date of termination.

11.4.2	Air Amazonia will ensure that each and every subcontractor employed by Air Amazonia shall carry and pay for insurance in minimum amounts deemed necessary by Air Amazonia to cover the service of the particular subcontractor. When requested by HRT O&G, Air Amazonia shall furnish or cause to be furnished to HRT O&G, certificates of insurance for each subcontractor.

Exhibit B to the Quota Purchase Agreement

11.4.3	Failure to procure or maintain the Insurance shall in no way relieve Air Amazonia of its obligations hereunder, and Air Amazonia shall stand in place and stead of any such insurers as if such coverage had been obtained. Air Amazonia covenants and agrees that its obligations, duties and liabilities to HRT O&G relative to the insurance requirements set out in this Article 11 shall in no way limit the indemnification obligations owed to HRT O&G as provided in Section 12.1 of this Agreement.

11.4.4	In the event of accidents arising from willful misconduct of Air Amazonia, and for this reason its insurers deny coverage, Air Amazonia shall keep HRT O&G free and safe from any and all claims for indemnity or damages of any kind as provided in Section 12.1 of this Agreement.

12.	INDEMNIFICATION

12.1	Air Amazonia’s Indemnity.

12.1.1	General Indemnification. Air Amazonia shall indemnify, defend and hold harmless HRT O&G, its successors and permitted assigns, and any of HRT O&G’s Affiliates, officers, directors, employees, agents and subcontractors from and against all liability, loss, damage, cost and expense (including reasonable attorneys’ fees) (“Losses”) caused by, arising out of or resulting from (i) any breach of any of the representations, warranties, covenants or agreements made by Air Amazonia under this Agreement; or (ii) any negligent acts or omissions or willful misconduct of Air Amazonia, its directors, officers, employees, agents, contractors, subsidiaries, parents, affiliates or those acting under any of them.

12.1.2	Employment Claim Indemnification. In the event HRT O&G is sued by any of Air Amazonia’s personnel assigned to provide the Services under this Agreement and such claim is related to Air Amazonia’s alleged breach of labor, social, social security, civil or tax obligations originated on or after the Closing Date, Air Amazonia shall request the exclusion of HRT O&G from the claim, assuming its position as the sole defendant. In the event that HRT O&G is not removed from the lawsuit, the provisions below shall apply:

a.	HRT O&G may accept being represented by lawyers appointed by Air Amazonia, bearing Air Amazonia with any and all amounts necessary for the defense of HRT O&G in court, including but not limited to, the legal costs and expenses, professional fees, deposits converted into payment to employee or any other amounts that cannot be recovered by HRT O&G, among other expenses.

Exhibit B to the Quota Purchase Agreement

b.	If HRT O&G does not agree to be represented by lawyers appointed by Air Amazonia, HRT O&G may promote its own defense by hiring and paying its own lawyers, provided, however, such legal fees shall at all times be reasonable in form and amount and HRT O&G shall provide Air Amazonia with fourteen (14) days written notice informing it of HRT O&G’s decision to assume the defense of the claim. Once the judgment has become final, Air Amazonia shall reimburse HRT O&G, within 30 (thirty) days from date of request, any costs (including reasonable legal fees) that HRT O&G incurs as a result of its participation in the proceedings and/or possible conviction, issued by the judiciary, by Arbitration Court or by the administrative authorities, with regard to the breach of labor obligations, commercial, social, social security, civil and tax in relation to labor directly or indirectly employed in the performance of the Services.

c.	The obligations in this Section 12.1.2 shall survive for a period of five (5) years following the termination or expiration of this Agreement.

12.1.3	Limitation on Liability. To the fullest extent permitted by law, and not withstanding any other provision of this Agreement, the total liability, in the aggregate, of Air Amazonia and Air Amazonia’s officers, directors, partners, employees and consultants, and any of them, to HRT O&G and anyone claiming by or through HRT O&G, for any and all claims, losses, costs or damages, including reasonable attorneys’ fees and costs and expert-witness fees and costs of any nature whatsoever or claims expenses resulting from or in any way related to this Agreement from any cause or causes, whether there has been negligence involved or not, shall not exceed the equivalent to fifty per cent (50%) of the total amounts paid by HRT O&G under this Agreement. It is intended that this limitation applies to any and all liability or cause of action however alleged or arising, unless otherwise prohibited by law.

12.2

HRT O&G’s Indemnity. HRT O&G shall indemnify, defend and hold harmless Air Amazonia, its successors and permitted assigns, and any of Air Amazonia’s Affiliates, officers, directors, employees, agents and subcontractors from and against all Losses caused by, arising out of or resulting from (i) any breach of any of the representations, warranties, covenants or agreements made by HRT O&G

Exhibit B to the Quota Purchase Agreement

under this Agreement; (ii) any loss of or damage to cargo or to the delivery site, caused by the negligent or inadequate preparation or calculation of the load by HRT O&G, or caused by any pre-existing condition of the delivery site; or (iii) any negligent acts or omissions or willful misconduct of HRT O&G, its directors, officers, employees, agents, contractors, subsidiaries, parents, affiliates or those acting under any of them.

12.3	A party intending to make a claim for indemnification (“Indemnified Party”) other than in respect of a Third Party Claim (as defined in Section 12.4 below) shall provide the other party (“Indemnifying Party”) with written notice of the claim (the “Claim”). The Indemnifying Party shall have 30 days to investigate the Claim. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim. If the Indemnified Party and the Indemnifying Party agree within the 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), the parties shall submit the dispute to an arbitrator for resolution.

12.4	The Indemnified Party shall notify the Indemnifying Party in writing as soon as is reasonably practicable after being informed in writing that facts exist which may result in a claim, where a right of indemnification may apply, that originates from a person other than the Indemnified Party (“Third Party Claim”). Such notice shall be accompanied by a statement of all material details and circumstances relating to the Third Party Claim within the knowledge of the Indemnified Party.

13.	INSPECTION

Air Amazonia agrees and allows HRT O&G’s and HRT O&G’s agents, subcontractors and auditors experienced and qualified in maintenance and other technical services to perform technical audits in order to assure that Air Amazonia complies with Brazilian aviation regulation RBH 145, provided, however, that HRT O&G gives Air Amazonia a 14-day previous written notice.

14.	PENALTIES

14.1	Upon a written notice and without prejudice to the right to terminate this Agreement, HRT O&G may apply to Air Amazonia the following penalties for Air Amazonia’s non-compliance with a contractual requirement (each a “Non-Compliance Event”):

14.1.1	For the late compliance with an inspection request as provided in Clause 13: the amount equivalent in BRL to USD $4,500 per day, determined at the Exchange Rate on the date of payment.

Exhibit B to the Quota Purchase Agreement

14.1.2	For late compliance with a contractual requirement under Section 9.1.7 of this Agreement: the amount equivalent in BRL to USD $4,500 per day, determined at the Exchange Rate on the date of payment.

14.1.3	For a delay by Air Amazonia in complying with Section 9.3 of this Agreement: the amount equivalent in BRL to USD $9,000 per day, determined at the Exchange Rate on the date of payment.

14.1.4	For breach of Section 9.5.3 of this Agreement by notice in writing: the amount equivalent in BRL to USD $4,500 per day, determined at the Exchange Rate on the date of payment.

14.1.5	For not informing HRT O&G of the occurrence of accidents at work with its employees linked to the performance of the Services: the amount equivalent in BRL to USD $4,500 per day, determined at the Exchange Rate on the date of payment.

14.1.6	By not issuing the Statement of Work Accident (Comunicação de Acidente do Trabalho, “CAT”), the conditions and in legal terms, in case of accidents at work occurred with its employees linked to the performance of the Services: the amount equivalent in BRL to USD $9,000 per day, determined at the Exchange Rate on the date of payment.

14.2	The penalties established in this Section shall exclude and shall be in lieu of any other penalties provided by law or this Agreement in relation to the issues governed by Sections 14.1.1 thru 14.1.6, but shall not exclude the liability of Air Amazonia for damages it causes to HRT O&G as a result of breach of any Section or provision of this Agreement.

14.3	HRT O&G shall provide Air Amazonia with written notice detailing the nature of any Non-Compliance Event and the proposed penalty. Air Amazonia shall have ten (10) days to cure the Non-Compliance Event or submit a written protest to the proposed penalty. In the event Air Amazonia submits this written protest, Air Amazonia shall be provided with an opportunity to dispute the penalty with HRT O&G’s General Counsel, provided that final decision on the penalty is made by HRT O&G. The penalties provided herein shall be deducted from the monthly payments due to Air Amazonia by HRT O&G.

15.	TAX IMPLICATIONS

15.1	Taxes (taxes, fees, and quasi-tax contributions) which are due directly or indirectly as a result of this Agreement or its execution, shall be the sole responsibility of Air Amazonia, with the exception of the ICMS tax, in the event that it is considered to be the taxpayer by the relevant legislation, without rights to any reimbursement from HRT O&G.

Exhibit B to the Quota Purchase Agreement

15.2	If after the Closing Date a supervening, extraordinary, unavoidable and unforeseen fact or a change in any of the fiscal burdens incurred by any of the parties after the date hereof occurs changing the balance of the original economic-financial framework of this Agreement, excessively burdening one of the parties, the parties shall renegotiate in good faith mutually agreed conditions in order to re-establish the original balance. Evidence to support this imbalance or of the excessive burden shall be provided by the affected party.

15.3	It is expressly agreed that if HRT O&G receives intimation of res judicata in a judicial decisions or administrative decision, as well as arbitration, condemning it due to a non-compliance in time of any obligation of this Agreement attributable to Air Amazonia, or their subcontractors, especially obligations related to tax/fiscal, labor, or social security, upon providing Air Amazonia with notice as provided in Section 20.3, which shall include proof of the judicial or administrative decision described herein, HRT O&G may withhold up to the limit of the amount involved in the assessment or condemnation, the payments due under this Agreement or any other agreement entered into with Air Amazonia until HRT O&G is released from the burden of any tax assessment or condemnation.

15.4	If all payments and amounts due to Air Amazonia have already been released by HRT O&G, or if this Agreement has been fully terminated or completed, and not leaving any possibility of satisfactory compensation under this Agreement or any other that it has with Air Amazonia, HRT O&G, in its sole discretion (but only upon providing Air Amazonia with notice as provided in Section 20.3, which shall include proof of the judicial or administrative decision described in Clause 15.3 hereof), shall have the right to claim judicially such obligations from Air Amazonia, being this instrument an extrajudicial execution instrument, pursuant to Article 585, subsection II of the Code of Civil Procedure.

15.5	HRT O&G, in its condition as a substitute taxpayer, according to Law No. 8.212/91 (regulated by Decree No. 3.048/99—Social Security Regulation), when appropriate, shall retain and collect on behalf of the company contracted, the National Institute of Social Security (INSS), 11% (eleven percent) of the value of the portion relating to aircrew and support staff and extra crew, highlighted in the invoice in accordance with applicable law, without prejudice to other possible deductions established by other tax administrations.

15.6	Air Amazonia shall issue an invoice/receipt to HRT O&G with respect to aircrew, support staff and extra crew until the 4th (fourth) day of the month following the period for measuring the Services, and HRT O&G shall retain and pay to the National Institute of Social Security (INSS), and/or any other tax administration that requires such an obligation, the amount that is due, considering the deductions provided for in the legislation, if any, and submit to Air Amazonia evidence of such payments by the 10th (tenth) day each month.

Exhibit B to the Quota Purchase Agreement

16.	FOREIGN TRADE

16.1	Use of Material. Air Amazonia cannot use the equipment and any other goods imported in services other than those of this Agreement, neither the transfer, lend or rent, except with the prior consent of HRT O&G and the competent authorities, as applicable, given in writing. In the case of sale or transfer of goods for use in purposes or for users other than those specified in this Agreement and if this operation, under the legislation in force at the time, is liable to all Taxes, Air Amazonia will be obliged to the prior payment to the relevant governmental authorities of all Taxes that impinge on import.

16.2	Costs of Imports. Air Amazonia will absorb any and all costs arising from the import and return abroad for repair or ultimately, of all materials, equipment and other property necessary for the implementation of this Agreement, whose provision is Air Amazonia’s responsibility as set forth herein.

16.3	Import/Export Licensing. Air Amazonia agrees to assume full responsibility for the administrative measures necessary to permit export/import, the Secretariat of Foreign Trade, Ministry of Industry, Commerce and Tourism (MICT/SECEX) and/or other consenting bodies regarding the materials, equipment and any other goods or Foreign Trade operations necessary for the accomplishment of this Agreement, absorbing all liens arising out of such measures.

16.4	Customs Clearance. Air Amazonia agrees to assume before the Brazilian relevant governmental authority, according to the law and other applicable rules, in force in the country, total and irrevocable responsibility for customs clearance of materials, equipment and other imported goods intended for implementation of this Agreement, the supply and cost are its responsibility, absorbing any liens arising out of this transaction, including the relevant Taxes, Freight Surcharge for Merchant Marine Renovation (AFRMM), the Additional Tariff Port (ATP), Port fees (storage, agents and other), and expenses with dispatchers, and others that may be applicable.

16.5	Suspension of Import Duties. It is Air Amazonia’s responsibility to request in a timely manner, to the competent tax authority, in accordance with current legislation in the country, the suspension of import duties on materials, equipment and other property, whose supply and costs are its responsibility, for the implementation of this Agreement. Air Amazonia shall assume the responsibility for all liens arising from its failure to comply with this Section 16.5.

Exhibit B to the Quota Purchase Agreement

16.6	Control. Air Amazonia agrees to maintain the general and permanent control of the materials, equipment and any other goods imported under the Temporary Admission Scheme and in accordance with the legislation in force at the time, for the implementation of this Agreement, bearing the burden of storage, to enable, “in loco”, the oversight of the relevant Brazilian governmental authority and HRT O&G, justifying their use or application.

16.7	Temporary Admission. Observed the interest of HRT O&G regarding the need of material and duration of this Agreement, Air Amazonia may opt for the import of materials needed for the implementation of this Agreement, under the Regime of Temporary Admission, according to the Law in force at the time.

16.8	Periods of Permanence. Air Amazonia is obligated to meet the deadlines established in the legislation relating to the permanence in the country of the materials, equipment and any other goods imported under its responsibility, necessary to this Agreement and admitted under the Temporary Admission regime, responding directly for any infractions it commits, including the lack of return to its origin of the goods, within the statutory period.

16.9	Nationalization. Observed the interest of HRT O&G on the need of material and duration of the Agreement, Air Amazonia may opt to keep in the country exclusively for equipment and tools, these non-consumable or rapid wear, imported under the scheme of Temporary Admission for compliance with this Agreement, provided that Air Amazonia bear all costs arising from this nationalization.

16.10	Relief of the Responsibility Declaration. Air Amazonia must comply with the relevant legislation in particular for Relief of the Responsibility Declaration of goods admitted through the Special Customs Regime of Temporary Admission, providing all the information necessary for the issuance of Technical Report to HRT O&G, within 10 (ten) days from the date on which the partial or total destruction of property occurred.

16.11	Transport. Air Amazonia will be responsible for any and all transport costs of materials, equipment and any other goods whose supply and cost are its responsibility, for the implementation of this Agreement, from the port/airport of the discharge in Brazil to the bases of its operations and to the port/airport of departure abroad, upon its return to the respective country of origin, or for repair.

17.	TERMINATION FOR DEFAULT

17.1	Neither Party may terminate this Agreement without cause.

17.2	This Agreement may be terminated at any time:

(a)	by mutual written agreement of the Parties;

Exhibit B to the Quota Purchase Agreement

(b) by either Air Amazonia or HRT O&G, by written notice, if the other Party is in default of this Agreement, which shall include if it:

i.	ceases to do business as a going concern;

ii.	is the subject of a petition under bankruptcy proceeding (or any amendment thereto), including a petition for a reorganization (recuperação judicial) or an arrangement;

iii.	attempts to assign or transfer any of its rights or obligations under this Agreement in violation of Article 14 hereof (including any attempted assignment for the benefit of that Party’s creditors); or

iv.	materially breaches this Agreement and does not cure any such material breach within fifteen (15) days’ written notice from a non-breaching Party. A Party’s failure to make a payment or provide a credit required under this Agreement shall be deemed to be a material breach of this Agreement.

18.	ASSIGNMENT

18.1	This Agreement shall bind the Parties and their respective successors hereto. Except for the right of the either Party to assign the Agreement or its rights and obligations to any of its Affiliates, neither Party hereto may assign this Agreement or its rights and obligations hereunder, in whole or in part, without the prior written consent of the other Party.

19.	LOCAL CONTENT

(“Conteúdo Local”)

19.1	Air Amazonia hereby represents that it is aware of the obligations required by ANP from HRT O&G related to Local Content provisions, pursuant to applicable ANP regulation as well as to the Concession Agreements No 48610.009147/2005-26 (BT-SOL-4) and 48610.009147/2005-26 (BT-SOL-4A), in the tender protocol of the Seventh Round of ANP Bid, and the applicable legal provisions, undertaking to fully comply with Local Content obligations equivalent to 95% (ninety-five percent) of local content, whenever applicable and legally possible, as a result of the performance of the Services, including to cause subcontractors to comply with such obligation with respect to goods and services provided by them, pursuant to the provisions of this Agreement.

19.2

Air Amazonia agrees to, on a timely manner, (i) to maintain HRT O&G previously informed of the obligations relating to Local Content under the Services Agreement(ii) to complete, sign and deliver worksheets and certificates of Local Content of Goods and Services, and (iii) to issue a declaration/certificate

Exhibit B to the Quota Purchase Agreement

indicating to HRT O&G the work done and payments and/or amounts outstanding to be presented as evidence to the ANP or other governmental bodies due to the activities performed by the Air Amazonia, in view of the Local Content provisions.

19.3	Air Amazonia represents that the Local Content Certification, as required by ANP, will be obtained through certification companies duly accredited by ANP, according to certain standards and requirements of relevant Concession Agreements and other ANP and governing authorities’ rules. The Parties agree that any costs related to Local Content Certification shall be borne by Air Amazonia.

19.4	Air Amazonia shall maintain in its files, for a minimum term of 10 (ten) years from the date of execution of this Agreement, all records, including contracts, invoices, books, papers and records relating to HRT O&G’s obligations of Local Content, assigned to Air Amazonia, under this agreement. Notwithstanding the above, Air Amazonia shall not destroy any documents related to Local Content, without the express consent of HRT O&G.

19.5	Air Amazonia undertakes to inform in each invoice relevant percentage of Local Content related to the services rendered in a given period or goods supplied, in addition to any obligation to issue a Certificate of Local Content for that specific service.

19.6	On its turn, HRT O&G shall deliver to Air Amazonia all relevant Local Content files and documentation existing since the execution of the relevant agreement between Air Amazonia and HRT O&G up to the date hereof, including, but not limited to all records, including contracts, invoices, books, papers and records relating to HRT O&G’s obligations of Local Content under the existed Services Agreement.

19.7	HRT O&G agrees to, on a timely manner, to provide Air Amazonia with, whenever requested by relevant authorities in relation to(i) information related to the obligations relating to Local Content required by ANP, (ii) complete, sign and deliver worksheets and certificates of Local Content of Goods and Services of Air Amazonia for the period in which Air Amazonia was under the control of HRT O&G, and (iii) issue a declaration/certificate indicating the work done and payments and/or amounts outstanding to be presented as evidence to the ANP or other governmental bodies due to the activities performed by the Air Amazonia, prior to and up to Closing, in view of the Local Content provisions.

20.	MISCELLANEOUS

20.1	If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any Law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Exhibit B to the Quota Purchase Agreement

20.2	Disclaimer. Each Party shall not have any liability or obligation for loss of use, delay or loss of business, revenue or profit (lucros cessantes) with respect to the Services provided or contemplated under this Agreement. Each Party will not be liable to the other Party under any cause of action, whether in contract, tort, or otherwise, for any indirect, special, incidental, consequential, or punitive damages, even if the Party has been advised of the possibility of such damages.

20.3	Notice. All notices and consents required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by telecopier (facsimile machine), reputable international express delivery service (e.g. DHL, Federal Express), electronic mail or first-class airmail, postage prepaid, to the party to which they are directed at the following address for such party:

HRT O&G:

Tel: + 55 21 2105 9700

Facsimile: + 55 21 2105 9713

Email: nilo@hrt.com.br

Address: Avenida Atlântica, 1130, 10o andar – parte, Rio de Janeiro, RJ, CEP 22021-000

Attention: Mr. Nilo Chagas de Azambuja Filho

With copy to:

Tel: + 55 21 2105 9700

Facsimile: + 55 21 2105 9713

Email: rdourado@hrt.com.br

Address: Avenida Atlântica, 1130, 10o andar – parte, Rio de Janeiro, RJ, CEP 22021-000

Attention: Mr. Ricardo Bottas Dourado

Air Amazonia:

Tel: + 55 11 3040 4040

Facsimile: + 55 11 3040 4041

Email: joaodeluca@ddsalaw.com.br / anaderenusson@ddsalaw.com.br

Address: Rua Fidêncio Ramos, 195, 10o andar, CEP 04551-010, São Paulo / SP

Attentionto: Mr. João Claudio de Luca Junior / Mrs. Ana Luisa Castro Cunha Derenusson

Exhibit B to the Quota Purchase Agreement

With copy to:

Fax: +1 (503) 473-8540

Tel: +1 (503) 505-5800

Email: erizzuti@ericksonaircrane.com

Address: 5550 S.W. Macadam Avenue, Suite 200

                             Portland, Oregon 97239 USA

Attention to: Mr. Edward Rizzuti, Vice President, General Counsel & Corporate Secretary

or at such other address as either party may hereafter notify the other in the manner described in this Section. Such notices shall be deemed given (i) on the date of transmission, in the case of notices sent by telecopier or electronic mail, (ii) on the date of recorded delivery by an independent delivery service or postal agency, or (iii) five business days after mailing, in the case of first class airmail.

20.4	Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of Brazil.

20.5	Settlement of Disputes. Any controversies, disputes, actions, causes of action, or other claims arising out of or in connection with the provisions of this Agreement which cannot be settled by mutual agreement shall be finally settled according to the following provisions:

20.5.1	This Agreement shall be governed and interpreted in accordance with the Laws of Brazil.

20.5.2	All disputes arising out of or in connection with this Agreement shall be definitely settled by arbitration under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “Chamber”) in force at the time of submission of the request for arbitration. The Chamber shall administrate the arbitral proceedings.

20.5.3	The seat of the arbitration shall be Rio de Janeiro, Brazil, and the language of the arbitration shall be both Portuguese and English.

20.5.4	The existence of the arbitral proceedings and any document or information disclosed within the same shall remain confidential.

20.5.5	The Arbitral Tribunal will be composed by three (3) arbitrators to be appointed according to the Rules of Arbitration.

20.5.6	The Arbitral Tribunal shall determine, in the final arbitral award, the arbitration costs, condemning the losing Party to bear such costs in full, including, inter alia, the administrative expenses, the arbitrators’ fees and all expenses incurred with the Parties’ defenses (e.g., attorney’s fees, expert-witnesses fees, travelling expenses, etc).

Exhibit B to the Quota Purchase Agreement

20.5.7	The Parties agree to voluntarily comply with the decision contained in the award to be rendered by the Arbitral Tribunal. Should any Party fail to voluntarily comply with the award within thirty (30) days of its execution, the defaulting Party shall incur in the following penalties, cumulatively:

a.	if the award provides for a condemnation to pay a given sum in cash, the amount fixed in the award shall be accrued of 10%, without prejudice to the application of delay interests and of money value readjustment until payment is effected; and

b.	if the award provides for a condemnation to an affirmative or a negative injunction, the award shall also provide for a liquidated damages clause, which the condemned Party shall incur, if it fails to voluntarily comply with the award within thirty (30) consecutive days.

20.5.8	If there are two or more disputes between the Parties in connection with this Agreement that are substantially equal or connected by facts or common points (“Related Disputes”) that should be submitted to arbitration in case the Terms of Reference have not yet been signed, the Parties agree that the Related Disputes shall be consolidated into one single arbitral proceeding and the Parties hereby agree to take all reasonable measures (including the execution of consolidation agreements or of addenda to this Agreement) that are necessary to give effect to the consolidation hereby agreed. If a Related Dispute is submitted to arbitration after the signature of the Terms of Reference, the new Related Dispute shall be heard and resolved by the same arbitrators who were appointed in the first Related Dispute, if possible.

20.5.9	Notwithstanding the previous provisions, any of the Parties may also recur to any courts with jurisdiction over the matter exclusively in the cases listed below, without such conduct being regarded as an act of resignation to arbitration as the sole means of dispute resolution chosen by the Parties:

a.	ensure the institution of the arbitration;

b.	grant any preliminary injunctive relief;

Exhibit B to the Quota Purchase Agreement

c.	require the performance of any obligation to deliver, or any positive or negative covenants included in this Agreement, that may be required in the specific form of the obligation owed by the Party pursuant to articles 461, 461-A, 621 and 632 of the Brazilian Civil Procedure Code. Any objections to the application for specific performance or any requests for damages resulting from noncompliance with such obligations shall be submitted to arbitration as provided for in this Section;

d.	enforce any decision from the Arbitral Tribunal, including, but not limited to, the arbitral award; and

e.	file a request to set aside the arbitral award, as allowed by Law.

20.5.10	The Parties agree that the submission of a request for arbitration, according to the Rules of Arbitration, shall be considered tantamount to the filing of a main lawsuit for the purposes of article 806 of the Brazilian Civil Procedure Code. Should the Parties resort to State Courts, according to this Section, the Parties hereby chose the Judiciary District of Rio de Janeiro, State of Rio de Janeiro as the only one with jurisdiction to hear and decide such questions, except in case of preliminary injunctions, which may be filed before any Court with jurisdiction over the matter, including the Central Court of Rio de Janeiro.

20.5.11	In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.

20.5.12	The Parties declares hereby that it is fully aware of the terms provided in the present Section 20 and agrees to submit to arbitration according to the terms herein, whenever necessary.

20.6

Confidentiality. During the Term of this Agreement, each Party (“Receiving Party”) and its directors, officers, employees, agents and advisors (collectively, “Representatives”) shall maintain the secrecy and confidentiality of all confidential information of the other Party (“Disclosing Party”) which at any time before or during the term of this Agreement has been or hereafter is disclosed to the Receiving Party or its Representatives or which it has obtained or hereafter obtains in connection with this Agreement or the performance of any services by the Disclosing Party under this Agreement (“Confidential Information”). The Receiving Party and its Representatives shall not (i) divulge, furnish or make accessible to anyone or in any way use, for its own benefit or for the benefit of any other person or entity (other than in the ordinary course of the Disclosing Party’s business in connection with this Agreement), any Confidential Information without the Disclosing Party’s prior written consent; or (ii) take or permit any action to be taken which would reduce the value of the Confidential Information to the Disclosing Party. The term “Confidential Information” includes, without limitations: (i) business, financial and other

Exhibit B to the Quota Purchase Agreement

information; (ii) the terms of this Agreement; and (iii) the Disclosing Party’s business plans, technology, innovations, designs, compilations, programs, devices, lists, methods, concepts, techniques and processes. The definition of “Confidential Information” is intended to have the broadest meaning as permitted by law. Notwithstanding anything herein to the contrary, the obligations of secrecy and confidentiality set forth herein will not apply to any information which is now generally publicly known or which subsequently becomes generally publicly known other than as a direct or indirect result of the breach of this Agreement by the Receiving Party. Notwithstanding anything to the contrary herein, the Receiving Party shall not be prohibited from making disclosure to the extent required by a valid court order, subpoena or other judicial action required disclosure of Confidential Information, provided that disclosure is limited to what is legally required and the Receiving Party gives reasonable advance notice of such requirement to the Disclosing Party. All books, documents, lists, and records pertaining to the Disclosing Party’s business (collectively, “Records”), whether written typed, printed, contained or microfilm, contained on computer disc, contained on tape, or set forth in some other medium of expression and all Confidential Information are the Disclosing Party’s sole and exclusive property. Finally, the obligations of secrecy and confidentiality set forth herein shall not apply to any information disclosed by HRT O&G to HRT O&G partners and financial advisors under Joint Operating Agreements, provided that HRT O&G shall enter into confidentiality agreements with such partners and financial advisors prior to sharing any Confidential Information with such parties.

20.7	Entire Agreement. This Agreement, including all appendices and schedules attached hereto, is the sole and entire agreement between Air Amazonia and HRT O&G in relation to the leasing of the Aircraft. This Agreement may not be amended except by an instrument signed by both parties.

20.8	Force Majeure.

20.8.1	No Party shall be liable for any failures, delays, or defaults in performing its obligations hereunder (except for an obligation to pay another Party) due to circumstances or acts beyond that Party’s reasonable control including, without limitation, acts of any governmental authority (including delay or failure to act), war (declared or undeclared), riot, revolution, fires, strikes, unforeseen third-party labor disputes, floods, sabotage, freight embargoes, unusually severe weather, the total or constructive loss of an Aircraft (regardless of the cause of that loss), delays in passing the Aircraft or a person through customs, delays in obtaining necessary work visas or permits, and the like.

Exhibit B to the Quota Purchase Agreement

20.8.2	Notwithstanding anything set forth herein, the following events shall not be considered force majeure events: issues related to a Party’s computer systems; increases in the prices charged to a Party by its suppliers and/or vendors; shortages of materials, supplies, equipment, and/or labor; and a Party’s inability or difficulty in obtaining credit or financing.

20.8.3	A Party claiming force majeure shall: (1) immediately notify the other Party of any such force majeure event and provide an estimate of the duration thereof; and (2) immediately notify the other Party of the cessation of the force majeure event.

20.8.4	In the event the force majeure event continues for sixty (60) days or more, either Party may terminate this Agreement upon written notice.

20.9	Safety. Air Amazonia, or any of the pilots operating the Aircraft, shall have the right to refuse or suspend operations in the interest of reasonable safety, whether the hazard be weather or other natural conditions, mechanical problems, risks created by third parties, and/or any other situation that, in Air Amazonia’s opinion, involves an unreasonable risk of injury to any person or damage to any property. This shall in no way result in any breach of contract by Air Amazonia under this Agreement.

20.10	Best Commercial Efforts. Each Party shall use its best commercial effort to cooperate with the other Party in order to facilitate the performance and billing of the Services. The required cooperation shall include, but not be limited to, cooperation regarding the exchange of any records and/or data necessary for the timely performance and billing of the Services.

20.11	Language. This Agreement is in English and Portuguese, and the Portuguese language shall prevail. All communications, both written and oral, shall be in Portuguese.

20.12	Counterparts. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in any number of counterparts (or upon separate signature pages bound together into one or more counterparts), each of which when so executed shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

Signature Page Follows

Exhibit B to the Quota Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Maintenance and Other Services Agreement the day and year first herein written above.

AIR AMAZONIA SERVIÇOS AERONÁUTICOS LTDA.

By:
Name: Title:

HRT O&G EXPLORAÇÃO E PRODUÇÃO DE PETRÓLEO LTDA.

By:
Name: Title:

Witnesses:

1.	2.
Name:	Name:
ID:	ID:

Exhibit B to the Quota Purchase Agreement

ANNEX A

TO THE

MAINTENANCE AND OTHER SERVICES AGREEMENT

The aircraft described below and the related aircraft documentation, all as more fully defined as the “Aircraft”.

	MODEL	MANUFACTURER	REGISTRATION	SERIAL #	YEAR
1.	Bel 212	Bell Helicopters	PR-HRK	35064	1993
2.	Bel 212	Bell Helicopters	PR-HRW	30730	1975
3.	S61N	Sikorsky	PR-HRS	61488	1971
4.	AS350 B2	Helibrás	PR-HDR	3576	2002
5.	AS350 B2	Helibrás	PP-MJG	3620	2003
6.	AS350 B2	Eurocopter	N814EH	2461	1992
7.	AS350 B2	Eurocopter	N353EV	2444	1991

Exhibit B to the Quota Purchase Agreement

ANNEX B

TO THE

MAINTENANCE AND OTHER SERVICES AGREEMENT

RATES2

1.	Monthly Fixed Rates. For each Aircraft provided under this Agreement, HRT O&G shall pay Air Amazonia the Monthly Fixed Rates in accordance with the following schedule:

Monthly Fixed Rates	Model Type
$[*] USD	S-61 or equivalent
$[*] USD	Bell 212 or equivalent
$[*] USD	AS-350 or equivalent

2.	Flight Hour Rates. For all Flight Hours flown by each type of Aircraft under this Agreement, HRT O&G shall pay Air Amazonia the Flight Hour Rates in accordance with the following schedule:

Flight Hour Rates	Model Type
$[*] USD	S-61 or equivalent
$[*] USD	Bell 212 or equivalent
$[*] USD	AS-350 or equivalent

[2]	Note to Draft: The parties shall reduce the Monthly Fixed Rates before the Closing Date to reflect the rates payable by HRT under the Dry Lease.